    As filed with the Securities and Exchange Commission on March 10, 2000.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -----------------------
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -----------------------
                               MANZANO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEW MEXICO                  6749                  85-0468296
  (STATE OR OTHER JURISDICTION  (PRIMARY STANDARD         (I.R.S. EMPLOYER
  OF INCORPORATION OR          INDUSTRIAL CLASSIFICATION  IDENTIFICATION NO.)
      ORGANIZATION)                CODE NUMBER)
                            -----------------------
                                 Alvarado Square
                          Albuquerque, New Mexico 87158
                                 (505) 241-2700
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            -----------------------
                                   M.H. Maerki
                Senior Vice President and Chief Financial Officer
                               Manzano Corporation
                                 Alvarado Square
                          Albuquerque, New Mexico 87158
                                 (505) 241-2700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:

      CHARLES L. MOORE, ESQ.                     TIMOTHY M. TOY, ESQ.
      KELEHER & MCLEOD, P.A..             WINTHROP, STIMSON, PUTNAM & ROBERTS
     201 THIRD NW, 12TH FLOOR                   ONE BATTERY PARK PLAZA
   ALBUQUERQUE, NEW MEXICO 87102             NEW YORK, NEW YORK 10004-1490
           (505)346-4646                            (212) 858-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            -----------------------
       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
________

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______
                            -----------------------
                         CALCULATION OF REGISTRATION FEE

---------------------------------- --------------------- ----------------------- ----------------------- ---------------------
     TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
           SECURITIES                     AMOUNT           OFFERING PRICE PER          AGGREGATE              AMOUNT OF
        TO BE REGISTERED           TO BE REGISTERED(1)          UNIT(2)            OFFERING PRICE(2)       REGISTRATION FEE
---------------------------------- --------------------- ----------------------- ----------------------- ---------------------
Common Stock,
no par value.....................       39,700,000               $15.59               $618,923,000             $163,396
---------------------------------- --------------------- ----------------------- ----------------------- ---------------------

 (1) The number of shares of Common Stock of Manzano Corporation ("Manzano") to be issued in the share exchange described herein (the "Share Exchange") cannot be precisely determined at the time this Registration Statement becomes effective because shares of common stock of Public Service Company of New Mexico ("PNM") may be repurchased thereafter and prior to the effective time of the Share Exchange pursuant to PNM's common stock repurchase program. This Registration Statement covers a number of shares of common stock of Manzano which is estimated to be at least as large as the number of shares of common stock of PNM that is expected to be outstanding at the effective time of the Share Exchange.
 (2) Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, based upon the per share market value of the shares of common stock of PNM to be exchanged in the Share Exchange, which is the average of the reported high and low sales prices of a share of common stock of PNM on the New York Stock Exchange, Inc. Composite Tape on March 7, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                                                          [LOGO]

Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, JUNE 6, 2000
                    9:30 A.M., MOUNTAIN DAYLIGHT SAVINGS TIME

                         SOUTH BROADWAY CULTURAL CENTER
                               1025 BROADWAY S.E.
                             ALBUQUERQUE, NEW MEXICO

                                                                  April 24, 2000

Dear Shareholder:

         You are cordially invited to attend the 2000 Public Service Company of New Mexico Annual Meeting of Shareholders to:

         - Consider and vote upon an agreement and plan of share exchange under which Public Service Company of NewMexico, or PNM, will reorganize into a holding company structure. If approved, Manzano Corporation, a New Mexico corporation formed by PNM, will become the parent company of PNM and will trade on the New York Stock Exchange under the symbol "MZO."

         -    Elect three directors.

         - Consider and vote upon the Manzano Corporation Omnibus Performance Equity Plan, which will only become effective if the share exchange is consummated.

         - Approve the appointment of Arthur Andersen LLP as independent public accountants for 2000.

         -    Conduct other business properly brought up at the meeting.

         Shareholders of record at the close of business on April 17, 2000 are entitled to notice of, and may vote at, the annual meeting.

         Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

         This proxy statement/prospectus and proxy card are being distributed on or about April 24, 2000. I look forward to seeing you at the meeting.

                                    Sincerely,

                                    Benjamin F. Montoya
                                    Chairman of the Board of Directors and
                                    Chief Executive Officer

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED MARCH 10, 2000

                                 PROXY STATEMENT

                                       OF

                      PUBLIC SERVICE COMPANY OF NEW MEXICO

                        ---------------------------------

                                   PROSPECTUS

                                       OF

                               MANZANO CORPORATION

                        ---------------------------------

         This proxy statement/prospectus combines a proxy statement for the 2000 annual meeting of shareholders of Public Service Company of New Mexico, or PNM, with a prospectus of Manzano Corporation, or Manzano. The proxy which accompanies this proxy statement/prospectus is being solicited by PNM's Board of Directors. The 2000 annual meeting of shareholders will be held at 9:30 a.m., Mountain Daylight Savings Time, on June 6, 2000 at the South Broadway Cultural Center, 1025 Broadway S.E., Albuquerque, New Mexico.

         The Board of Directors proposes to reorganize PNM into a holding company structure as a means of achieving the corporate and asset separations required by New Mexico's Electric Utility Industry Restructuring Act of 1999, or the Restructuring Act. Under the terms of the agreement and plan of share exchange, all of the outstanding shares of PNM common stock will be exchanged on a share-for-share basis for shares of Manzano common stock. Thus, when the share exchange is completed, each person who owned PNM common stock immediately prior to the share exchange will own the same number of shares (and percentage) of Manzano common stock after the share exchange. Manzano will own all of the outstanding shares of PNM common stock. For your convenience, we have attached a copy of the legal document which creates the holding company structure to this proxy statement/prospectus as Exhibit A.

         Prior to completion of the proposed share exchange, PNM will form another wholly-owned subsidiary, referred to in this proxy statement/prospectus as "UtilityCo," which, after completion of the proposed share exchange and related transactions, will be a wholly-owned subsidiary of Manzano and a sister company to PNM. After completion of the proposed share exchange and related transactions, UtilityCo will acquire the name "Public Service Company of New Mexico" and the existing PNM will be renamed Manzano Energy Corporation. For purposes of this proxy statement/prospectus, the term "PNM" refers to the current integrated utility, Public Service Company of New Mexico. In addition, the term "Energy" refers to the subsidiary (currently
PNM) that will own PNM's existing electric generation and related assets and the term "UtilityCo" refers to the future Public Service Company of New Mexico which will own PNM's existing electric and gas transmission and distribution assets. You will own, through your ownership of Manzano, all of the common stock of Energy and UtilityCo.

         After completion of the proposed share exchange and receipt of all necessary regulatory and other approvals, to comply with the Restructuring Act, all of PNM's electric and gas distribution and transmission assets will be transferred to UtilityCo. This proxy statement/prospectus is not soliciting your vote for this asset transfer to UtilityCo since shareholder approval is not required.

         In the event the shareholders of PNM approve the proposed reorganization into a holding company structure, Manzano will issue up to
39.7 million shares of its common stock in exchange for shares of PNM common stock. Manzano's common stock is not currently listed on any stock exchange. However, we anticipate that shares of Manzano common stock will be listed on the New York Stock Exchange, or the New York Stock Exchange, following completion of the proposed reorganization and that it will be traded under the symbol "MZO."

         If the share exchange is implemented, you will not be required to surrender your PNM common stock certificates. Instead, your PNM common stock certificates will automatically represent the same number of shares of Manzano common stock.

         Holders of PNM common stock of record at the close of business on April 17, 2000 are entitled to notice of, and may vote at, the annual meeting. Holders of PNM common stock may be entitled to assert dissenters' rights under Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act, or the BCA, in connection with the share exchange. This proxy statement/prospectus contains a summary of the dissenters' rights provisions of the BCA (see "Proposal No. 1--The Agreement and Plan of Share Exchange--Rights of Dissenting Shareholders") and a copy of Sections 53-15-3 and 53-15-4 of the BCA (Exhibit E).

         SEE "RISK FACTORS" ON PAGES 7 TO 11 OF THIS PROXY
STATEMENT/PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT IN DETERMINING WHETHER OR NOT TO VOTE FOR THE SHARE EXCHANGE.

         In addition, at the annual meeting, the shareholders of PNM will be asked to elect three persons to PNM's Board of Directors, each to serve a term of three years. If elected and the share exchange becomes effective, two of these directors, Robert G. Armstrong and Theodore F. Patlovich, will also be directors of Manzano, and the third, Paul F. Roth, will be a director of UtilityCo.

         Also, at the annual meeting, the shareholders of PNM will be asked to approve the Manzano Corporation Omnibus Performance Equity Plan, or the Omnibus Plan. If approved by the shareholders, this plan will only become effective immediately if the share exchange is consummated.

         Lastly, at the annual meeting, the shareholders of PNM will be asked to approve the appointment of Arthur Andersen LLP as independent public accountants for 2000.

         The principal executive offices of both PNM and Manzano are located at Alvarado Square, Albuquerque, New Mexico 87158, telephone number (505) 241-2700.

         PNM will mail this proxy statement/prospectus, together with the accompanying proxy solicited by the Board of Directors, to PNM's shareholders on or about April 24, 2000. The date of this proxy statement/prospectus is April 24, 2000.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE SHARE EXCHANGE OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PNM THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. PLEASE SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR MORE INFORMATION REGARDING WHAT DOCUMENTS HAVE BEEN INCORPORATED AND HOW YOU CAN OBTAIN COPIES OF THOSE DOCUMENTS.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
SUMMARY...........................................................................................................1

RISK FACTORS......................................................................................................7

INFORMATION ABOUT THE 2000 ANNUAL MEETING........................................................................12

PUBLIC SERVICE COMPANY OF NEW MEXICO.............................................................................13

WHERE YOU CAN FIND MORE INFORMATION..............................................................................14

FORWARD LOOKING STATEMENTS.......................................................................................15

PROPOSAL 1:  THE AGREEMENT AND PLAN OF SHARE EXCHANGE............................................................17

PROPOSAL 2:  ELECTION OF DIRECTORS...............................................................................42

PROPOSAL 3:  APPROVAL OF OMNIBUS PERFORMANCE EQUITY PLAN.........................................................58

PROPOSAL 4:  APPROVAL OF INDEPENDENT ACCOUNTANTS.................................................................63

VALIDITY OF MANZANO COMMON STOCK.................................................................................63

EXPERTS..........................................................................................................63

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................................................64

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING...................................................64

EXHIBITS

Exhibit A - Agreement and Plan of Share Exchange
Exhibit B - Articles of Incorporation of Manzano Corporation
Exhibit C - Bylaws of Manzano Corporation
Exhibit D - Manzano Corporation Omnibus Performance Equity Plan
Exhibit E - New Mexico Business Corporation Act Provisions - Rights of
            Dissenting Shareholders

                                     SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION ON THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING, WHICH WILL BE HELD AT 9:30 A.M., MOUNTAIN DAYLIGHT SAVINGS TIME, ON JUNE 6, 2000 AT THE SOUTH BROADWAY CULTURAL CENTER, 1025 BROADWAY S.E., ALBUQUERQUE, NEW MEXICO. HOLDERS OF PNM COMMON STOCK OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 17, 2000 ARE ENTITLED TO NOTICE OF, AND MAY VOTE AT, THE ANNUAL MEETING. FOR A MORE COMPLETE DISCUSSION OF PNM AND THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, THE ATTACHED EXHIBITS AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE.

              PROPOSAL 1: THE AGREEMENT AND PLAN OF SHARE EXCHANGE

1. WHAT IS THE AGREEMENT AND PLAN OF SHARE EXCHANGE? The agreement and plan of share exchange is the legal document that creates the holding company structure. It provides that each share of PNM common stock will be exchanged for one share of Manzano common stock. As a result of the share exchange, you will own Manzano common stock and Manzano will own all of the outstanding shares of PNM common stock. In connection with the share exchange, PNM will distribute the outstanding shares of common stock of UtilityCo to Manzano by way of a dividend so that UtilityCo will also be a wholly-owned subsidiary of Manzano. PNM, or Manzano Energy Corporation, as it will be referred to after completion of the share exchange, will continue to own all of the outstanding shares of common stock of its other existing subsidiaries, including Avistar, Inc., or Avistar, an unregulated subsidiary of PNM engaged in providing energy and utility-related services. Although our organizational structure will change, Manzano will continue to conduct PNM's current businesses through UtilityCo, the future PNM, Energy and Avistar, and Manzano shareholders will continue to have the same rights and proportionate ownership inherent in PNM common stock.

2. WHY IS THE HOLDING COMPANY STRUCTURE BEING PROPOSED? Primarily as a result of federal and state regulatory reforms, the electric generation industry is undergoing a fundamental transformation into a competitive marketplace. The Restructuring Act enacted in New Mexico in April 1999 begins to open the state's electric generation market to customer choice in 2001. The Restructuring Act also requires that assets and activities subject to the jurisdiction of the New Mexico Public Regulation Commission, or the PRC, and the Federal Energy Regulatory Commission, or the FERC, primarily electric and gas distribution and transmission assets and activities, be separated from competitive, deregulated businesses, primarily electric generation assets and service and other energy services. This separation is required by the Restructuring Act to be accomplished through the use of at least two separate corporations.

         PNM has decided to accomplish this mandated separation by the formation of a holding company and the transfer of the regulated business to UtilityCo, subject to various regulatory and other approvals. Under a holding company structure, PNM's regulated business (that is, electric and gas transmission and distribution service and other non-competitive ancillary services, including metering and billing) and its competitive, deregulated businesses (that is, electric generation, energy supply and ancillary supply services) would each be grouped under separate companies. This structure will limit the amount of direct regulation to which the holding company is subject and permit it to establish and fund new competitive businesses without regulatory approval and the delay and complexity inherent in that approval process. This will increase financial and regulatory flexibility, enhance Manzano's ability to take advantage of new business opportunities in a timely manner, and broaden the range of financing techniques available to Manzano. As a result, Manzano will be in a better position to adapt to the rapidly changing energy marketplace and to meet and take advantage of future challenges and opportunities while continuing to operate its regulated business through UtilityCo.

3. WILL I HAVE TO EXCHANGE MY PNM COMMON STOCK CERTIFICATES FOR NEW MANZANO COMMON STOCK CERTIFICATES? No. The agreement and plan of share exchange provides that your PNM common stock certificates will automatically represent Manzano common stock instead of PNM common stock.

4. WILL MY DIVIDENDS BE AFFECTED? There is currently no reason to expect that dividends to common shareholders will be affected by the reorganization. The ability of Manzano to pay dividends will depend initially on the dividends and other distributions that UtilityCo and Energy pay to Manzano and the capital requirements of Manzano and its direct and indirect subsidiaries. It is anticipated that the dividends paid to Manzano by UtilityCo and Energy will be sufficient to enable Manzano to pay dividends on its common stock initially at the same rate and on the same schedule that PNM currently pays dividends. However, the ability of UtilityCo and Energy to pay dividends to Manzano will depend on a number of factors, including the extent to which cash flows will support dividends, the availability of retained earnings, the financial circumstances and performance of UtilityCo and Energy, the PRC's decisions on PNM's various regulatory cases currently pending and market and economic conditions generally. The most recent quarterly dividend declared on PNM common stock was $0.20 per share, paid on February 18, 2000. See "Risk Factors--Dividends on Manzano Common Stock Will Depend Initially on Common Stock Dividends Paid by UtilityCo and Energy."

5. WILL THE VALUE OF MY SHARES BE AFFECTED BY THE SHARE EXCHANGE? The value of a company's stock is affected by a number of factors including market and economic conditions. Consequently, no prediction can be made as to what the value of the Manzano common stock will be after the share exchange.

         The future performance of Manzano common stock will depend, in part, on the results of operations of UtilityCo, Energy and Energy's subsidiaries, currently existing or created in the future. PNM believes that Manzano common stock should initially perform as if it were the common stock of an integrated domestic public utility. Over time, to the extent that Manzano's investments increase (for example, by expanding existing businesses, acquiring new assets or adding new businesses, particularly in competitive markets), the investment performance of Manzano's common stock will be affected increasingly by the results of operations of these businesses.

6. WHEN WILL THE SHARE EXCHANGE BE CONSUMMATED? Consummation of the share exchange is subject to the satisfaction of certain conditions, including the receipt of certain regulatory approvals and the listing of Manzano common stock on the New York Stock Exchange. Following satisfaction of these conditions, the share exchange will become effective upon filing (or at a specified time thereafter) with the Corporations Bureau of the PRC the Articles of Exchange relating to the share exchange. PNM expects that the share exchange will be consummated as soon as practicable following approval of the share exchange by the holders of PNM's common stock and receipt of the necessary regulatory approvals, which consummation is assumed to occur on or about August 1, 2000.

         Even if the shareholders approve the agreement and plan of share exchange, the Board of Directors of PNM may terminate the agreement and plan of share exchange at any time prior to its effectiveness if the Board of Directors of PNM determines, in its sole judgment, that consummation of the share exchange would for any reason be inadvisable or not in the best interests of PNM or its shareholders. In addition, the Boards of Directors of PNM and Manzano, acting together, may amend the agreement and plan of share exchange at any time prior to its effectiveness. Once the shareholders have approved the agreement and plan of share exchange, however, the Boards may not amend the agreement and plan of share exchange if the amendment, in the sole judgment of the Board of Directors of PNM, would materially and adversely affect the rights of the shareholders of PNM.

7. WHO MUST APPROVE THE FORMATION OF THE HOLDING COMPANY STRUCTURE AND THE SHARE EXCHANGE? Approval of the proposed holding company structure and the share exchange is required from the PRC, the FERC, and the Nuclear Regulatory Commission, or the NRC. PNM received an order from the PRC in February 2000 authorizing it to form Manzano and UtilityCo as wholly-owned shell subsidiaries of PNM. Applications for approval of the proposed holding company structure and the share exchange have been or will be filed with each commission, including an additional application with the PRC to approve the share exchange and the separation of PNM's regulated business and competitive, deregulated businesses into two separate corporations. Also, the agreement and plan of share exchange requires a two-thirds favorable vote from PNM's common shareholders. The separation of assets requires additional approvals. See "Risk Factors--Necessary Regulatory Approvals of Proposed Separation Plan May Not Be Obtained."

8. HOW WILL MY RIGHTS AS A SHAREHOLDER BE AFFECTED? Following consummation of the share exchange, the former holders of PNM common stock will automatically become holders of Manzano common stock and their rights will be governed by Manzano's Articles of Incorporation and Bylaws (the forms of which are included as Exhibits B and C, respectively, to this proxy statement/prospectus) rather than those of PNM.

         Manzano's Articles of Incorporation provide Manzano with broad corporate powers to engage in any lawful act or activity for which a corporation may be formed under New Mexico law. Manzano's Articles of Incorporation and Bylaws will be similar to PNM's Restated Articles of Incorporation and Bylaws in several respects. See "Proposal 1: The Agreement and Plan of Share Exchange--Comparison of PNM Common Stock and Manzano Common Stock" for a comparison of PNM's and Manzano's Articles of Incorporation and Bylaws.

9. WILL PNM'S EXISTING INDEBTEDNESS OR PREFERRED STOCK BE EXCHANGED? The share exchange itself will not result in any change in the outstanding indebtedness of PNM. In addition, PNM's preferred stock will remain an equity security of Energy after the share exchange unless an exchange offer for the preferred stock is made by UtilityCo and accepted by all the holders or the preferred stock is redeemed. See "Proposal 1: The Agreement and Plan of Share Exchange--Treatment of PNM Existing Indebtedness and Preferred Stock."

10. HOW WILL MY PARTICIPATION IN THE PNM DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN BE AFFECTED? All shares of PNM common stock held under the dividend reinvestment and stock purchase plan, or PNM Direct, will be automatically exchanged for the same number of shares of Manzano common stock. Manzano will become the sponsor of the dividend reinvestment and stock purchase plan and will continue the plan with Manzano common stock after the share exchange.

11. HOW WILL THE PNM PERFORMANCE STOCK PLAN AND THE PNM DIRECTOR RETAINER PLAN BE AFFECTED? The PNM Performance Stock Plan and the PNM Director Retainer Plan will be amended to provide for ownership of common stock of Manzano instead of PNM and Manzano rather than PNM will become the sponsor of these plans. All existing shares of PNM common stock held in these plans, or subject to plan options, will automatically become an equal number of shares of common stock or stock options of Manzano, and Manzano will be the issuer of future stock options. If shareholders approve the Omnibus Plan at the annual meeting and the share exchange is approved and consummated, no new option grants will be made under the PNM Performance Stock Plan but instead will be made under the Omnibus Plan.

12. WHAT DO I NEED TO DO NOW? Just mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares of PNM common stock may be represented at the annual meeting.

13. ARE THERE RIGHTS OF DISSENTING SHAREHOLDERS? Holders of shares of PNM common stock who do not vote their shares in favor of the share exchange and who meet all of the requisite statutory requirements contained in Sections 53-15-3 and 53-15-4 of the BCA, the full text of which is reproduced as Exhibit E to this proxy statement/prospectus, are entitled to demand in writing that PNM pay to that shareholder the fair value of the shares of PNM common stock held by that shareholder. Any shareholder entitled to dissenters' rights who wishes to make a demand for appraisal is urged to review carefully the information set forth under "Proposal 1: The Agreement and Plan of Share Exchange - Rights of Dissenting Shareholders" and the provisions of Sections 53-15-3 and 53-15-4 of the BCA, particularly the provisions setting forth the procedural steps required to perfect these rights. Dissenters' rights will be lost if the procedural requirements are not fully satisfied. ANY SHAREHOLDER ENTITLED TO DISSENTERS' RIGHTS WHO DESIRES TO EXERCISE THESE RIGHTS SHOULD CAREFULLY REVIEW THE BCA AND IS ADVISED TO CONSULT LEGAL COUNSEL BEFORE EXERCISING OR ATTEMPTING TO EXERCISE THESE RIGHTS.

14. WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE SHARE EXCHANGE? You will not recognize any gain or loss for United States federal income tax purposes if you exchange your PNM common stock for Manzano common stock. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU OF EXERCISING YOUR DISSENTERS' RIGHTS.

15. WHERE WILL MY MANZANO COMMON STOCK BE TRADED? We expect the Manzano common stock to be listed on the New York Stock Exchange and, after the share exchange, to trade under the stock symbol "MZO." PNM common stock is currently listed and traded on the New York Stock Exchange. The reported closing price of PNM common stock on March 7, 2000 was $15.625.

16. WHO WILL MANAGE MANZANO? The initial Board of Directors of Manzano will consist of seven of the nine directors of the Board of Directors of PNM (including two of the directors standing for election at the annual meeting). The initial term of each of the directors of Manzano will be until the first election of Manzano directors at its annual meeting of shareholders in 2001. There will be minimal overlap between the Manzano Board of Directors and the UtilityCo Board of Directors and between the Manzano Board of Directors and the Energy Board of Directors. There will be no overlap between the Boards of UtilityCo and Energy or its subsidiaries that are involved in a competitive business. However, we anticipate that Manzano, Energy and UtilityCo may have some common officers. The existence of common directors and officers among Manzano, Energy and UtilityCo will comply with the PRC Code of Conduct and PNM's Statement of Policy and Procedure after they become effective.

                           -------------------------

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE SHARES OF PNM COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE AGREEMENT AND PLAN OF SHARE EXCHANGE.

                        PROPOSAL 2: ELECTION OF DIRECTORS

         Three persons have been nominated for election as directors of PNM to serve a term of three years expiring in 2003. If elected and the share exchange becomes effective, two of these directors, Robert G. Armstrong and Theodore F. Patlovich, will also be directors of Manzano, and the third, Paul
F. Roth, will be a director of UtilityCo.

                        ----------------------------

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF PNM COMMON STOCK PRESENT, IN PERSON OR BY PROXY, AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO ELECT DIRECTORS TO THE PNM BOARD.

                      PROPOSAL 3: APPROVAL OF OMNIBUS PLAN

         At the annual meeting, the shareholders will be asked to consider and vote on the creation of the Omnibus Plan. The Omnibus Plan, if approved by the requisite shareholder vote, will only become effective if the share exchange is approved and consummated.

                         --------------------------

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF PNM COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE OMNIBUS PLAN.

                 PROPOSAL 4: APPROVAL OF INDEPENDENT ACCOUNTANTS

         At the annual meeting, the shareholders will be asked to approve the selection by the Audit Committee of PNM's Board of Directors of Arthur Andersen LLP as the independent public accountants to audit the consolidated financial statements of PNM and its subsidiaries for 2000. If the share exchange is approved and consummated, Arthur Andersen LLP will also become, and be approved as, the independent public accountants of Manzano and its subsidiaries for 2000.

                            ------------------------

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF PNM COMMON STOCK PRESENT, IN PERSON OR BY PROXY, AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY
STATEMENT/PROSPECTUS, OR INCORPORATED BY REFERENCE, INCLUDING THE ELEMENTS OF PNM'S PROPOSED SEPARATION PLAN PURSUANT TO THE RESTRUCTURING ACT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING WHETHER OR NOT TO VOTE FOR THE SHARE EXCHANGE.

FUTURE PERFORMANCE OF MANZANO COMMON STOCK IS DIFFICULT TO PREDICT

         The purpose of the share exchange is to establish a holding company structure that will comply with the requirements of the Restructuring Act and will enhance the ability of PNM to take advantage of competitive business opportunities beyond its present regulated business that, after the share exchange and corporate separation are consummated, will be conducted by UtilityCo. PNM's Board of Directors believes that the share exchange and the holding company structure are in the best interests of PNM, its shareholders and its customers. Nevertheless, the success of Manzano in realizing its goals and the future performance of Manzano common stock are difficult to predict with certainty.

DIVIDENDS ON MANZANO COMMON STOCK WILL DEPEND INITIALLY ON COMMON STOCK DIVIDENDS PAID BY UTILITYCO AND ENERGY

         The ability of Manzano to pay dividends will depend initially on the dividends and other distributions that UtilityCo and Energy pay to Manzano and the capital requirements of Manzano and its direct and indirect subsidiaries. It is anticipated that the dividends paid to Manzano by UtilityCo and Energy will be sufficient to enable Manzano to pay dividends on its common stock initially at the same rate and on the same schedule that PNM currently pays dividends. However, the ability of UtilityCo and Energy to pay dividends to Manzano will depend on a number of factors, including the extent to which cash flows will support dividends, the availability of retained earnings, the financial circumstances and performance of UtilityCo and Energy, the PRC's decisions on PNM's various regulatory cases currently pending, the effect of deregulating generation markets, and market and economic conditions generally.

         Because UtilityCo will remain subject to regulation by the PRC after the share exchange and corporate separation are consummated, the amount of its earnings and the ability to pay dividends will be affected by the manner in which the PRC regulates UtilityCo. The amount of Energy's earnings and dividends will be affected by the manner in which Energy and its subsidiaries operate in the competitive, deregulated businesses that they will be engaged in after the completion of the share exchange and corporate separation. The ability to recover stranded costs in deregulation, future growth plans and the related capital requirements and standard business considerations will also affect UtilityCo's and Energy's ability to pay dividends to Manzano and meet ongoing operating costs. See "--Competition Will Increase Under Deregulation and May Involve More Risk".

         The ability of UtilityCo and Energy to pay dividends on their respective common stock will be subject to the preferential dividend rights of the holders of any preferred stock of UtilityCo that may be issued in connection with an exchange offer for the currently outstanding

PNM preferred stock or any PNM preferred stock that will continue to be an equity security of Energy after the share exchange. In addition, it is possible that Manzano, UtilityCo and Energy may need to issue preferred stock in the future to meet their capital requirements. If additional preferred stock is issued in the future, it will also have preferential dividend rights.

         Current PNM debt instruments and the PNM Articles of Incorporation have dividend payment restrictions. It is likely that future financings on behalf of UtilityCo or Energy would have similar restrictions that could affect future dividend payments by UtilityCo or Energy to Manzano.

         Accordingly, there can be no guarantee of the amount of the initial quarterly dividend on Manzano common stock or of the payment of future dividends on Manzano common stock.

SHARE EXCHANGE MAY HAVE CERTAIN ANTI-TAKEOVER EFFECTS

         Certain provisions of Manzano's Articles of Incorporation and Bylaws that will be in effect when the proposed share exchange becomes effective could discourage certain types of transactions that may involve an actual or threatened change of control of Manzano. These provisions include the ability to classify the Manzano Board of Directors at its option if the number of directors on the Manzano Board of Directors is at least nine (the initial number is seven), although directors may be removed without cause by shareholders at a meeting expressly called for that purpose, increased amounts of authorized shares of capital stock over currently issued and outstanding amounts and super majority voting requirements to amend Manzano's Articles of Incorporation and for certain other matters. For a detailed description of these provisions, please read the information under the caption "Proposal 1: The Agreement and Plan of Share Exchange--Possible Anti-Takeover Effect of Certain Provisions of Manzano's Articles and Bylaws."

         While these provisions are designed to improve the ability of the Manzano Board of Directors to prevent transactions that, in the Board's opinion, do not have the effect of maximizing long-term shareholder value or are otherwise not in the best interests of Manzano's shareholders, they may, individually or in the aggregate, delay, discourage or prevent an unsolicited takeover attempt that a shareholder might believe to be in the shareholders' interest, including those attempts that might result in a premium over the market price for Manzano common stock. These provisions may also adversely affect the market price for Manzano common stock.

ENERGY MAY NOT MEET NRC FINANCIAL ASSURANCE REQUIREMENTS

         Pursuant to NRC rules on financial assurance requirements for the decommissioning of nuclear power plants, PNM has a program for funding its share of decommissioning costs for Palo Verde Nuclear Generating Station through a sinking fund mechanism. The NRC rules on financial assurance provide that a licensee may use an external sinking fund as the exclusive financial assurance mechanism if the licensee recovers amounts equal to the estimated total decommissioning costs through cost of service rates or a "non-bypassable charge". Other mechanisms are prescribed, such as prepayment, surety methods, insurance and other guarantees, to the extent that the requirements for exclusive reliance on the fund mechanism are not met.

         The Restructuring Act allows for the recoverability of at least 50% and up to 100% of stranded costs including decommissioning costs (See "Proposal 1: The Agreement and Plan of Share Exchange--Significant Factors Affecting PNM's Present Businesses--Recovery of Stranded Costs"). To the extent that Energy is unable to meet the requirements of the NRC rules permitting the use of an external sinking fund because it is unable to recover its estimated decommissioning costs through a non-bypassable charge, Energy may have to pre-fund or find some other, perhaps capital intensive, means to meet the NRC rules. There can be no assurance that such an event will not negatively affect the funding of growth plans of Energy.

         In addition, as part of the determination and quantification of the stranded costs related to the decommissioning, PNM will have to estimate future decommissioning costs. These costs will be collected by UtilityCo as Energy's agent and paid to the decommissioning trusts. If PNM's estimate proves to be less than the actual costs of decommissioning, any cost in excess of the amount allowed through stranded cost recovery may not be recoverable. Such excess costs, if any, will also be subject to potential pre-funding requirements as discussed above.

NECESSARY REGULATORY APPROVALS OF PROPOSED SEPARATION PLAN MAY NOT BE OBTAINED

         PNM is filing its transition plan with the PRC pursuant to the Restructuring Act in three parts. In November 1999, PNM filed the first two parts of the transition plan with the PRC. Part one, which has been approved, requested approval to create Manzano and UtilityCo as wholly-owned shell subsidiaries of PNM. Part two of the transition plan requested by June 1, 2000 all PRC approvals necessary for PNM to implement the formation of the holding company structure and the share exchange and its separation plan pursuant to the Restructuring Act. However, the part two hearing was scheduled for May 15, 2000 which will make a June 1, 2000 approval unlikely. Therefore, the Company has assumed a July 1, 2000 approval date with an August 1, 2000 separation date. However, there can be no assurance that the August 1, 2000 separation date can be achieved. PRC staff and the New Mexico Attorney General, or AG, filed a motion in February 2000 to delay the May 15, 2000 hearing date. PNM filed a response in opposition in February 2000. The motion is pending before the PRC hearing examiner. As discussed, this separation plan involves the transfer of the regulated business of PNM (generally, electric and gas distribution and transmission assets) to UtilityCo so that Energy will maintain ownership of the competitive, deregulated businesses (generally, electric generation and related assets). Part three of PNM's transition plan, which is currently planned to be filed by PNM in March 2000, will address transition costs, stranded costs, UtilityCo's cost of service and other issues required to be considered under the Restructuring Act. On January 18, 2000, the PRC extended the March 1 deadline for the transition plan filing for all New Mexico utilities by three months to June 1, 2000.

         This proxy statement/prospectus is soliciting your vote for the share exchange. If the shareholders of PNM approve the share exchange at the annual meeting, and the other necessary regulatory approvals are obtained, PNM expects to consummate the share exchange as soon as practicable thereafter, currently assumed to be on or about August 1, 2000. If shareholder approval of the share exchange is obtained, PNM will still need to receive separate approval from the PRC of its separation plan to comply with the Restructuring Act, as well as other approvals. This proxy statement/prospectus is not soliciting your vote for this separation plan since shareholder approval is not required. As discussed above, PNM has submitted its separation plan to the PRC for approval as part two of the transition plan required by the Restructuring Act.

         If the separation plan as proposed by PNM is not approved by the PRC, PNM cannot predict the form that the separation of its regulated activities and its competitive, deregulated activities would take pursuant to the Restructuring Act. Significant changes to the proposed capital structure of UtilityCo and Energy would affect the debt ratings of each proposed company and could result in increased transactional costs and capital costs for each. Likewise, changes or modifications to the proposed asset and liability transfers among UtilityCo, Energy and Manzano could require that material supply contracts and leases be renegotiated and could result in increased operating costs for UtilityCo or Energy. In addition, such changes may impact Energy's ability to compete in non-regulated markets. Therefore, PNM believes that modifications to its proposed separation plan could materially affect the financial results and position of Manzano and its subsidiaries if the share exchange is consummated.

         The Restructuring Act does not require, nor does it permit the PRC to require, PNM to divest itself of any of its assets.

COMPETITION WILL INCREASE UNDER DEREGULATION AND MAY INVOLVE MORE RISK

         PNM is not in any direct retail competition with any other regulated electric and gas utility. Nevertheless, PNM is subject to varying degrees of competition in certain territories adjacent to or within areas it serves that are also currently served by other utilities in its region as well as cooperatives, municipalities, electric districts and similar types of government organizations.

         The Restructuring Act opens the New Mexico electric power market to customer choice for certain customers beginning in 2001 and the balance of customers in 2002, although these dates could be delayed up to a year by the PRC. As a result, after the completion of the share exchange and corporate separation, Energy may face competition from companies with greater financial and other resources. Accordingly, there can be no assurance that Energy will not face competition in the future that would adversely affect its results.

         It is the current intention to have Manzano's competitive, deregulated subsidiaries, Energy and its subsidiaries including Avistar, engage primarily in energy-related businesses that will not be regulated by state or federal agencies as traditionally regulated public utilities (other than the FERC and the NRC). These competitive, deregulated businesses, including the generation business that will be engaged in by Energy after the completion of the share exchange and corporate separation, will encounter competitive and other factors not previously experienced by PNM, and may have different, and perhaps greater, investment risks than those involved in the regulated business that will be engaged in by UtilityCo after completion of the share exchange and corporate separation.

         Specifically, the passage of the Restructuring Act and deregulation in the electric utility industry generally is likely to have an impact on the price and margins for electric generation and, thus, the return on the investment in electric generation assets. In response to competition and the need to gain economies of scale, electricity producers will need to continue to control costs to maintain margins, profitability and cash flow that will be adequate to support investments in new technology and infrastructure. Energy will have to compete directly with independent power producers, many of whom will be larger in scale, thus creating a competitive advantage for such producers due to scale efficiencies. Energy's current five year business plan includes a 300% increase in sales by doubling the construction or acquisition of additional power generation assets in its surrounding region of operations. Such growth will be dependent upon Manzano's ability to generate $400 to $600 million to fund Energy's expansion. There can be no assurance that these competitive, deregulated businesses, particularly the generation business, will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on Manzano.

PNM DEPENDS ON CERTAIN KEY EXECUTIVE OFFICERS AND MANAGERS

         PNM is dependent on the management experience and continued services of its executive officers and key managers. The loss of the services of these officers or managers could have a material adverse effect on PNM's results of operations and financial condition. In addition, PNM's continued growth and the success of the proposed holding company structure and separation of assets (which will result in three corporate entities) depends on the ability of Manzano, UtilityCo and Energy to attract and retain experienced key employees. Competition for qualified employees is intense, and the loss of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could have a material adverse effect on the results of operations and financial condition and prospects of Manzano, UtilityCo and Energy. There can be no assurance that Manzano, Energy or UtilityCo will be able to retain its existing personnel or attract and retain additional qualified employees. Furthermore, the proposed PRC Code of Conduct and PNM's proposed Statement of Policy and Procedure require minimal overlap of directors and officers among Manzano, UtilityCo and Energy.

         Benjamin F. Montoya, Chief Executive Officer and Chairman of the Board has announced his decision to retire sometime within the next 18 months. In January 2000, Jeffry E. Sterba was hired to succeed Mr. Montoya. Mr. Sterba assumed the duties of President in March 2000. He will assume the duties of Chief Executive Officer in June 2000 and become Chairman of the Board upon Mr. Montoya's retirement. Mr. Sterba was appointed to the PNM Board of Directors in March 2000 and has also been selected to serve on the first Manzano Board of Directors.

                    INFORMATION ABOUT THE 2000 ANNUAL MEETING

ANNUAL REPORT

         PNM has mailed a copy of its annual report for the year ended December 31, 1999, which includes consolidated financial statements, to all of its shareholders of record.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The close of business on April 17, 2000 has been fixed as the record date for determining the holders of PNM common stock entitled to vote at the
2000 annual meeting. As of April 17, 2000, PNM had outstanding       shares of
common stock. Shareholders of record are entitled to one vote per share on each matter to be considered at the 2000 annual meeting. No other class of securities, including PNM's currently outstanding preferred stock, is entitled to vote at the 2000 annual meeting.

VOTING METHODS

         You can vote on matters to come before the meeting in two ways:

         -        You can come to the annual meeting and cast your vote there;
                  or

         -        You can vote by signing and returning the enclosed proxy card.
                  If you do so, your shares will be voted in the manner you indicate. In the absence of any specific instructions on the proxy card, proxies will be voted by those named in the proxy FOR approval of the agreement and plan of share exchange, FOR the election of directors nominated, FOR the approval of the Omnibus Plan, FOR the approval of the selection of Arthur Andersen LLP as independent public accountants for 2000, and on all other matters in accordance with their best judgment.

         If you beneficially own shares which your broker holds in street name on your behalf, you will be provided with a form of proxy instructing the broker how to vote for you. If you do not provide voting instructions to your broker, your broker may, in accordance with the rules of the New York Stock Exchange, vote your shares in his or her discretion in the election of directors or the approval of the selection of independent public accountants. However, your broker may not vote your shares in his or her discretion on the proposed agreement and plan of share exchange or the approval of the Omnibus Plan. Therefore, to vote your shares in favor of the agreement and plan of share exchange or the Omnibus Plan, you must so instruct your broker on the form of proxy.

QUORUM AND VOTE NECESSARY FOR ACTION

         A quorum of shareholders is necessary to hold a valid meeting. If at least a majority of the outstanding PNM common stock is represented at the annual meeting, in person or by proxy, a quorum will exist. A quorum and the affirmative vote of the holders of two-thirds of the shares of PNM common stock entitled to vote at the annual meeting are required to approve the agreement and plan of share exchange. A quorum and the affirmative vote of the holders of a majority of the shares of PNM common stock entitled to vote at the annual meeting are required to approve the Omnibus Plan. Abstentions and "broker non-votes" will have the effect of a vote against these matters. A quorum and the affirmative vote of the holders of a majority of the shares of PNM common stock present, in person or by proxy, and entitled to vote at the annual meeting are required to elect directors, approve the selection of independent public accountants and to approve other actions. Abstentions will have the effect of a vote against these matters while "broker non-votes" will not be counted in calculating voting results on these matters.

REVOCATION OF PROXIES

         You may revoke your proxy by attending the annual meeting and voting your shares in person or by providing a written revocation or a later executed proxy to the Secretary of PNM. Attendance at the annual meeting, in and of itself, will not constitute revocation of a proxy.

ADJOURNMENT OF ANNUAL MEETING

         PNM reserves the right to adjourn the annual meeting one or more times, and to continue to solicit proxies, if insufficient affirmative votes are present, in person or by proxy, to adopt the agreement and plan of share exchange or the other matters being considered at the annual meeting.

COST OF SOLICITATION

         The accompanying proxy is being solicited on behalf of PNM's Board of Directors. PNM will pay the costs of this solicitation, including reimbursing brokerage firms and others for their expenses in forwarding proxy material to beneficial owners of PNM's common stock. Directors, officers and employees of PNM may solicit proxies by telephone, other electronic means or in person without additional compensation. In addition, PNM has retained ChaseMellon Shareholder Services to assist in soliciting proxies at an anticipated fee of approximately $8,000, plus out-of-pocket expenses.

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY
STATEMENT/PROSPECTUS

         We do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement/prospectus. If any other matter is presented, proxy holders will vote on the matter in their discretion.

                      PUBLIC SERVICE COMPANY OF NEW MEXICO

         PNM was organized under the laws of the State of New Mexico in 1917. PNM is an integrated public utility primarily engaged in the generation, transmission, distribution and sale of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. Avistar, a wholly-owned, unregulated subsidiary of PNM, operates the City of Santa Fe's water system under a contract that will expire on July 1, 2000, and is not expected to be renewed.

         The total population of the area served by one or more of PNM's utility services is estimated to be approximately 1.35 million, of which 52.2% live in the greater Albuquerque area. For the year ended December 31, 1999, 78.8% of PNM's operating revenues were derived from electric operations, 20.4% from natural gas operations and 0.8% from unregulated businesses. As of December 31, 1999, PNM employed 2,667 persons.

                       WHERE YOU CAN FIND MORE INFORMATION

         PNM is subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act. PNM files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, in accordance with the Exchange Act. You may read and copy any of these reports, proxy statements and other information at the SEC's public reference facilities in New York and Chicago as well as in the SEC's Public Reference Room located at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet web site at www.sec.gov that contains reports, proxy statements and other information regarding reporting companies like PNM. You may also read and copy any of these reports, proxy statements and other information concerning PNM at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The SEC allows PNM to "incorporate by reference" certain information into this proxy statement/prospectus. This means that PNM can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus unless it is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference PNM's annual report on Form 10-K for the year ended December 31, 1999 that has been filed with the SEC. The annual report contains important information about PNM and its operations and financial condition.

         PNM is also incorporating by reference any additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the termination of the offering made by this proxy statement/prospectus. Manzano has filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933. The primary purpose of the registration statement is to register the shares of Manzano common stock that it will issue under the proposed share exchange. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all of the information set forth in the registration statement.

         PNM will provide you without charge, upon written or oral request, a copy of any documents that have been or may be incorporated by reference into this proxy statement/prospectus, other than certain lengthy exhibits to the documents. Written or telephone requests for such materials should be directed to Barbara L. Barsky, Senior Vice President, Planning and Investor Services, Public Service Company of New Mexico, Alvarado Square, Albuquerque, New Mexico 87158, telephone number (505) 241-2700. Please make your request no later than May 30, 2000 in order to ensure timely delivery.

         The Board of Directors has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of Manzano common stock by any person in any jurisdiction or in any circumstance in which such offer or solicitation would be unlawful.

         Neither the delivery of this proxy statement/prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of PNM or Manzano since the date of this proxy statement/prospectus.

         Manzano is applying to have its common stock listed on the New York Stock Exchange. It is expected that such listing will become effective when the share exchange becomes effective. Once listed, Manzano's stock will be registered under, and Manzano will be subject to the continuous reporting requirements of, the Exchange Act. Following consummation of the share exchange, PNM common stock will no longer trade, will be delisted from the New York Stock Exchange and will no longer be registered.

                           FORWARD LOOKING STATEMENTS

         This proxy statement/prospectus contains statements which are not historical fact and which can be classified as forward looking. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Words such as "estimates," "expects," "anticipates," "plans," "believes," "projects," and similar expressions identify forward-looking statements. For example, such forward-looking statements may include, without limitation, statements in connection with the future payment of dividends, statements as to the pursuit of business in new markets, statements in connection with the regulatory approval process or future regulation of Manzano and its subsidiaries, statements in connection with future businesses or management of Manzano and its subsidiaries, and statements in connection with the effects or benefits of a holding company structure.

         In addition to the assumptions and other factors referred to specifically in connection with such statements, Manzano and PNM hereby identify the following important factors which could cause our actual financial results to differ materially from any such results that might be projected, forecasted, estimated or budgeted by Manzano and PNM in forward-looking statements including, among others:

         -        adverse actions of utility regulatory commissions;

         -        utility industry restructuring;

         -        failure to recover stranded costs;

         -        failure to recover transition costs;

         - our inability to successfully compete outside our traditional regulated market;

         - the success of our expansion strategies, particularly as it relates to Energy;

         - regional economic conditions, which could affect customer growth;

         -        adverse impacts resulting from environmental regulations;

         - loss of favorable fuel supply contracts or inability to negotiate favorable new fuel arrangements;

         -        failure to obtain water rights and rights-of-way;

         -        operational and environmental problems at generating stations;

         -        the cost of debt and equity capital;

         -        weather conditions;

         - the ability of Manzano to manage profitably its new competitive, deregulated operations, including the management of Energy's competitive businesses;

         -        technical developments in the utility industry; and

         - other considerations that may be disclosed from time to time in the publicly disseminated documents or filings of PNM or Manzano and its subsidiaries.

         Manzano and PNM undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

              PROPOSAL 1: THE AGREEMENT AND PLAN OF SHARE EXCHANGE
                         (PROPOSAL 1 ON YOUR PROXY CARD)

TERMS

         PNM proposes to reorganize its operations by forming a holding company structure as a means of achieving the corporate and asset separations required by the Restructuring Act. Under the terms of the agreement and plan of share exchange, all of the outstanding shares of PNM common stock will be exchanged on a share-for-share basis for shares of Manzano common stock. Thus, when the share exchange is completed, each person who owned PNM common stock immediately prior to the share exchange will own the same number of shares (and percentage) of Manzano common stock. Likewise, Manzano will own all of the outstanding shares of PNM common stock. If the share exchange is implemented, shareholders will not be required to surrender their existing PNM stock certificates for stock certificates of Manzano.

         The Board of Directors of PNM has approved the agreement and plan of share exchange because it believes the share exchange is in the best interests of the shareholders, PNM and its customers and, furthermore, because it complies with the requirements of the Restructuring Act. If the shareholders approve the agreement and plan of share exchange, and if the applicable regulatory approvals are obtained and other conditions are satisfied, the share exchange will become effective upon the filing of the Articles of Exchange relating to the share exchange with the Corporations Bureau of the PRC. PNM is assuming that the consummation of the share exchange will occur on or about August 1, 2000. The share exchange proposal requires the affirmative vote of the holders of two-thirds of the shares of PNM common stock entitled to vote at the annual meeting.

         Shareholder approval of the agreement and plan of share exchange will also result in the approval of several amendments to the PNM Performance Stock Plan and the PNM Director Retainer Plan. These amendments provide for the future use of Manzano common stock instead of PNM common stock under these common stock plans. Moreover, after the share exchange is completed, Manzano will become the sponsor of these common stock plans instead of PNM.

         After the share exchange, Manzano common shareholders will have the right to vote on corporate action concerning Manzano (but not PNM) in accordance with Section 53-11-33 of the BCA.

         If PNM receives all necessary regulatory and other approvals, pursuant to the Restructuring Act, all of PNM's electric and gas distribution and transmission assets will be transferred to UtilityCo after completion of the share exchange. After this asset transfer, UtilityCo will acquire the name "Public Service Company of New Mexico" and the existing PNM will be renamed Manzano Energy Corporation. Energy will continue to own PNM's existing electric generation and related assets after completion of the transfer of the regulated business to UtilityCo. Your approval is not required, and is therefore not being solicited, for this asset and liability transfer to UtilityCo, which will occur after the completion of the share exchange if PNM receives all necessary approvals. After the asset and liability transfer,

UtilityCo is expected to have approximately $1.2 billion of assets, $0.3 billion of liabilities and $0.9 billion of capital, $540 million of debt and $360 million of equity.

         The share exchange itself will not result in any change in the outstanding indebtedness of PNM. In addition, PNM's preferred stock will remain an equity security of Energy after the share exchange unless an exchange offer for the preferred stock is made by UtilityCo and accepted by all the holders or the preferred stock is redeemed by PNM. See "--Treatment of PNM Existing Indebtedness and Preferred Stock."

         Even if the shareholders approve the agreement and plan of share exchange, the Board of Directors of PNM may terminate the agreement and plan of share exchange at any time prior to its effectiveness if the Board of Directors of PNM determines, in its sole judgment, that consummation of the share exchange would for any reason be inadvisable or not in the best interests of PNM or its shareholders. In addition, the Boards of Directors of PNM and Manzano, acting together, may amend the agreement and plan of share exchange at any time prior to its effectiveness. Once the shareholders have approved the agreement and plan of share exchange, however, the Boards may not amend the agreement and plan of share exchange if the amendment, in the sole judgment of the Board of Directors of PNM, would materially and adversely affect the rights of the shareholders of PNM.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors has unanimously approved the agreement and plan of share exchange and unanimously recommends that shareholders vote FOR the agreement and plan of share exchange. In making its decision to recommend the agreement and plan of share exchange, the Board of Directors has considered the following material factors:

         The energy industry is evolving at an accelerated pace and undergoing a fundamental transformation into a competitive marketplace. This is primarily a result of state and federal regulatory developments, including the passage of the Federal Energy Policy Act of 1992, or the Energy Policy Act, and the Restructuring Act, and escalating competitive pressures. To respond effectively to the increased competition and restructured regulatory environment mandated by the Restructuring Act, the Board of Directors has determined that PNM must position itself to take advantage of potential business opportunities outside of its present markets and legally separate its regulatory assets.

         In the opinion of the Board of Directors, it is desirable in the long run for PNM and its shareholders to pursue the new business opportunities created by the Restructuring Act through a holding company structure. The structure is a well-established form of organization for companies engaging in multiple lines of business, is expressly authorized by the Restructuring Act and is increasingly prevalent in the utility industry. Under a holding company structure, Manzano would not be subject to PRC regulation and, therefore, would be able to pursue non-utility business opportunities in a timely manner and without the delay associated with a regulated business. The proposed holding company structure also would permit the use of financing techniques and strategies that are better suited to the particular requirements, characteristics and risks of non-utility operations without affecting the capital structure or creditworthiness of UtilityCo. This may increase Manzano's financial flexibility by allowing it to establish different debt-to-equity ratios and appropriate leverage levels for each individual line of business.

         The Board of Directors considered the financial cost to PNM of implementing the agreement and plan of share exchange and concluded that the benefits of implementing the holding company structure outweighed these costs. These costs include (1) expenses associated with obtaining the required regulatory and other approvals to implement the structure and the related separation of businesses, (2) expenses incurred in connection with registering the Manzano common stock with the SEC and (3) other transaction related expenses, including professional fees. The present value of these costs is estimated to be in excess of $50 million. It is expected that transition costs will be recoverable through a separate wires charge. See "--Significant Factors Affecting PNM's Present Business--Transition Cost Recovery".

PRESENT BUSINESSES

         PNM was organized under the laws of the State of New Mexico in 1917. PNM is an integrated public utility primarily engaged in the generation, transmission, distribution and sale of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. For the year ended December 31, 1999, 78.8% of its operating revenues were derived from electric operations, 20.4% from natural gas operations and 0.8% from unregulated businesses. PNM's service area has a population of approximately
1.35 million of which 52.2% live in the greater Albuquerque area.

         PNM is currently subject to the jurisdiction of the PRC with respect to its retail electric and gas rates, service, accounting, issuance of securities, construction of major new generation and transmission facilities and other matters. The FERC has jurisdiction over rates and other matters related to transmission service and wholesale electric sales. As a co-licensee with respect to three nuclear generating units, PNM is also subject to the authority of the NRC.

SIGNIFICANT FACTORS AFFECTING PNM'S PRESENT BUSINESSES

         The following are significant factors affecting PNM's present businesses irrespective of the occurrence of the share exchange and proposed separation of assets pursuant to the Restructuring Act.

         TRANSITION COST RECOVERY. Pursuant to the Restructuring Act, utilities will be allowed to recover in full any prudent and reasonable costs incurred in implementing full open access ("transition costs"). The transition costs may be recovered through 2007 by means of a separate wires charge. PNM estimates that the present value of these costs will be in excess of $50 million. Transition costs include, but are not limited to, costs of this solicitation, professional fees, financing costs including underwriting fees, consents relating to the transfer of assets, management information system changes including billing system changes and public and customer education and communications. Recoverable transition costs are currently being capitalized and will be amortized over the recovery period to match related revenues. Recovery of any transition costs which are not deemed recoverable by the PRC may be vigorously pursued through all remedies available to PNM with the ultimate outcome uncertain. Costs not recoverable will be expensed when incurred unless these costs are otherwise permitted to be capitalized under current and future accounting rules. If the amount of nonrecoverable transition costs is material, the resulting charge to earnings may have a material impact on the consolidated financial results and position of Manzano in the period of the change.

         RECOVERY OF STRANDED COSTS. The Restructuring Act recognizes that electric utilities should be permitted a reasonable opportunity to recover an appropriate amount of the costs incurred previously in providing electric service ("stranded costs"). Examples of stranded costs include plant decommissioning costs, regulatory assets, lease and lease-related costs recognized under cost-of-service regulation. Utilities operating in New Mexico will be allowed to recover no less than 50% of such costs through a non-bypassable charge on all customer bills for five years after implementation of customer choice. The PRC could authorize a utility to recover up to 100% of its stranded costs if the PRC finds that recovery of more than 50%: (1) is in the public interest; (2) is necessary to maintain the financial integrity of the public utility; (3) is necessary to continue adequate and reliable service; and (4) will not cause an increase in rates to residential or small business customers during the transition period. While recoverable stranded costs will be collected as part of the regulated business by UtilityCo, such collections would be paid to Energy and be part of the revenues available to the competitive businesses subsequent to restructuring. However, no determination and quantification of stranded cost recovery has yet been made by the PRC. Such determination will have a material impact on Manzano and its subsidiaries.

         EFFECTS OF PNM'S DEPENDENCE ON FUEL, WATER AND GAS. PNM's generation mix for 1999 was 69.0% coal, 30.0% nuclear and 1.0% gas and oil. Due to locally available natural gas and oil supplies, the utilization of locally available coal deposits and the generally abundant supply of nuclear fuel, PNM believes that adequate sources of fuel are available for its generating stations.

         Water for the Four Corners Power Plant, or Four Corners, and San Juan Generating Station, or SJGS, is obtained from the San Juan River. BHP Minerals International, Inc. holds rights to San Juan River water and committed a portion of such rights to Four Corners through the life of the project. PNM and Tucson Electric Power Company have a contract with the United States Bureau of Reclamation, or USBR, for consumption of 16,200 acre feet of water per year for the SJGS, which contract expires in 2005, and in addition, PNM was granted the authority to consume 8,000 acre feet of water per year under a state permit that is held by BHP Minerals International, Inc. PNM is of the opinion that sufficient water is under contract for the SJGS through 2005. Currently, PNM is in discussions with the Jicarilla Apache Tribe for a twenty-seven year contract, beginning in 2006, for a replacement of the current USBR contract for 16,200 AF of water. PNM cannot predict the outcome of the discussions but expects to obtain a replacement water supply for the USBR contract that expires in 2005. Various environmental approvals will likely be required for a replacement water supply. PNM is actively involved in the San Juan River Recovery Implementation Program to mitigate any concerns with the taking of the negotiated water supply from a river that contains endangered species and critical habitat. As a result, PNM believes that adequate sources of water are available for its generating stations.

         Public Service Company of New Mexico Gas Services, or PNMGS, obtains its supply of natural gas primarily from sources within New Mexico pursuant to contracts with producers and marketers. These contracts are generally sufficient to meet PNMGS' peak-day demand. PNMGS serves certain cities which depend on El Paso Natural Gas or Transwestern Pipeline Company for transportation of gas supplies. Because these cities are not directly connected to PNMGS transmission facilities, gas transported by these companies is the sole supply source for those cities. PNM believes that adequate sources of gas are available for its distribution systems.

         COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS. PNM's operations are subject to various federal, state, local and tribal environmental laws and regulations, including, but not limited to, those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances or wastes, and the health and safety of employees particularly as it relates to PNM's coal, gas and nuclear based electric generation assets. These assets will be assets of Energy upon completion of PNM's proposed corporate separation under the Restructuring Act. Compliance with environmental laws, stricter interpretations of or amendments to these laws, or changes in enforcement policies by regulatory agencies may require material expenditures by PNM. The nature of PNM's current and former operations and the history of industrial uses at some of its facilities result in exposure to the risk of liabilities or claims with respect to environmental and worker health and safety matters. In addition, under certain environmental laws, a current or previous owner or operator of property may be jointly and severally liable for the costs of investigation, removal or remediation of certain substances on, under, or in such property, without regard to negligence or fault. The presence of, or failure to remediate properly, such substances may adversely affect the ability to sell or rent the property or to borrow using the property as collateral. In addition, persons who generate, arrange for the disposal or treatment of, or dispose of, hazardous substances may be jointly and severally liable for the costs of investigation, remediation or removal of the hazardous substances at or from the disposal or treatment facility, regardless of whether the facility is owned or operated by such person. Responsible parties also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

         REQUIRED COLLECTIVE BARGAINING NEGOTIATIONS WITH ELECTRICAL WORKERS. PNM and the International Brotherhood of Electrical Workers, Local Union 611 will enter into negotiations during the latter part of the first quarter of 2000. The current collective bargaining agreement, which covers the 654 bargaining unit employees in PNM's regulated and competitive, deregulated operations, expires on May 1, 2000. PNM's negotiating team is currently preparing for the upcoming negotiations. While PNM believes that its relations with its employees are satisfactory, a dispute between PNM and its employees' representative could have a material adverse effect on PNM.

         EFFECTS OF CERTAIN PENDING EVENTS ON FUTURE REVENUES. PNM's contract with San Diego Gas and Electric Company, or SDG&E, to provide electricity will expire in April 2001. SDG&E has notified PNM that it will not renew its contract. PNM currently estimates that the net revenue reduction resulting from the expiration of the SDG&E contract will be approximately $20 million annually. In addition, there is currently ongoing litigation at the FERC between PNM and SDG&E regarding prior years' contract pricing.

         On October 4, 1999, the Western Area Power Administration, or Western, filed a petition at the FERC requesting the FERC to consider, on an expedited basis, ordering PNM to provide network transmission service to Western under PNM's Open Access Transmission Tariff on behalf of the United States Department of Energy as contracting agent for Kirtland Air Force Base. PNM intends to litigate this matter vigorously. The net revenue reduction to PNM if PNM is replaced as the power supplier to Kirtland Air Force Base is estimated to be approximately $7.0 million annually.

         A MORE DETAILED DISCUSSION OF MATTERS AFFECTING PNM'S PRESENT BUSINESSES CAN BE FOUND IN PNM'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCORPORATED BY REFERENCE IN THIS PROXY
STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION."

PNM'S CORPORATE STRUCTURE

         PUBLIC SERVICE COMPANY OF NEW MEXICO. PNM's corporate structure (including the planned formation of UtilityCo) prior to the completion of the share exchange is as follows:

                              --------------------
                                       PNM
                              --------------------

      -----------------------  --------------------   ----------------
             MANZANO                UTILITYCO              AVISTAR

                                 (to be formed)
      -----------------------  --------------------   ----------------

         The above chart does not show any of PNM's other existing subsidiaries since these subsidiaries are either inactive or immaterial to PNM.

         MANZANO CORPORATION. Manzano, a New Mexico corporation, was organized in March 2000 for the purpose of carrying out the reorganization of PNM into a holding company structure. Manzano is currently a direct, wholly-owned shell subsidiary of PNM. Upon the consummation of the share exchange, Manzano will become the parent of PNM. As part of the reorganization, PNM will distribute the outstanding shares of common stock of UtilityCo to Manzano by way of a dividend so that UtilityCo will also be a wholly-owned subsidiary of Manzano after the consummation of the share exchange. Manzano is not expected to be an operating company. Thus, all the business and operations conducted by PNM and its subsidiaries immediately before the share exchange will continue to be conducted by UtilityCo and Energy (the former PNM) immediately after the share exchange.

         Similarly, the consolidated assets and liabilities of PNM and its subsidiaries immediately before the share exchange will be the same as the consolidated assets and liabilities of Manzano and its subsidiaries (UtilityCo (the future PNM) and Energy (the former PNM)) immediately after the share exchange. Although Manzano is not expected to be an operating company, Manzano will engage in those activities that are necessary for it to meet its fiduciary and financial obligations as a publicly-traded company. These activities include financial risk management, cash management, compliance, credit management, trust and corporate investments, planning and capital management, financial accounting and reporting, budgeting, tax planning and strategy, audit, general counsel services, corporate governance, strategic planning and analysis, shareholder records and alliance, investor relations and government relations. In addition, Manzano will have a division that will provide its subsidiaries with various finance and accounting services, information services (including telecommunications), human resources, certain legal services, document control and records center, building and property management, environmental services and corporate governance support. To establish this division, PNM will transfer the relevant assets to Manzano at the time the share exchange is consummated.

         UTILITYCO. PNM expects to form a new wholly-owned shell subsidiary, UtilityCo, as a New Mexico corporation prior to consummation of the share exchange. To comply with the Restructuring Act, UtilityCo will be formed so that PNM can transfer all of its electric and gas distribution and transmission assets to UtilityCo after the consummation of the share exchange. In addition, the names "PNM" and "Public Service Company of New Mexico" will be transferred to UtilityCo. As discussed, as a result of a dividend by PNM of all of the outstanding shares of UtilityCo common stock, after the consummation of the share exchange, UtilityCo will be a wholly-owned subsidiary of Manzano. After completion of the share exchange and the separation of PNM's regulated business and competitive, deregulated businesses, the PRC will retain the authority to regulate the distribution rates and services of UtilityCo and FERC will have jurisdiction over transmission rates and services. This separation, as discussed, will not occur until the necessary regulatory and other approvals are obtained.

         MANZANO ENERGY CORPORATION. Upon consummation of the share exchange, the former PNM will be renamed Manzano Energy Corporation and will be a direct, wholly-owned subsidiary of Manzano. After the transfer of the regulated business to UtilityCo, assuming the receipt of all necessary regulatory and other approvals, Energy will be a generation, power supply and energy-related services company that ultimately will provide these services pursuant to the Restructuring Act on a competitive, deregulated basis. The competitive, deregulated businesses that will be retained by Energy include PNM's interests in the Palo Verde Nuclear Generating Station, Four Corners and SJGS as well as less significant generation assets. Avistar will continue to be a wholly-owned subsidiary of Energy as will the other existing subsidiaries of PNM that are currently either inactive or immaterial. In the future, as business conditions warrant, Energy may form new subsidiaries to take advantage of competitive, deregulated business opportunities.

         AVISTAR INC. PNM's wholly-owned subsidiary, Avistar, was formed in August 1999 as a New Mexico corporation and is currently engaged in certain non-utility businesses, including energy and utility-related services previously operated by PNM. In February 2000, Avistar invested $3 million in AMDAX.com, a start-up company which will provide an on-line auction service to bring together electricity buyers and sellers in the deregulated electric power market. In addition, Avistar operates and manages the City of Santa Fe's water system under a contract due to expire on July 1, 2000. That contract is not expected to be renewed. Pursuant to PRC authority, PNM could invest up to $50 million in equity in Avistar and entered into a reciprocal loan agreement with Avistar for up to $30 million. PNM has currently invested $25 million in Avistar and has no amounts outstanding under the reciprocal loan agreement.

         PNM expects the reorganized corporate structure of Manzano immediately after the share exchange and corporate separation to be as follows:

                                --------------
                                    MANZANO
                                --------------

              ----------------              -------------------
                   ENERGY                       UTILITYCO
              (the former PNM)               (renamed Public
                                             Service Company
                                              of New Mexico)
              ----------------              -------------------

              ----------------
                  AVISTAR
              ----------------



         The above chart does not show any of PNM's other existing subsidiaries since these subsidiaries are either inactive or immaterial to PNM. Manzano may also establish other subsidiaries in the future to engage in competitive or other businesses.

REASONS FOR THE HOLDING COMPANY STRUCTURE AND THE SHARE EXCHANGE

         The primary purpose of the formation of a holding company structure is to establish a corporate structure that will respond to increased competition in the electric and natural gas utility industries and to comply with the recently adopted Restructuring Act.

         In recent years, federal and state initiatives have promoted the development of competition in the sale of electricity and gas. In general, these initiatives have sought to unbundle the integrated services that electric and gas utilities have traditionally provided and to enable customers to purchase electricity and gas directly from suppliers other than their local utilities while continuing to have this electricity and gas delivered by their local utilities.

         FEDERAL ELECTRIC INITIATIVES. Beginning with the passage of the Public Utility Regulatory Policies Act of 1978 and, subsequently, the Energy Policy Act, there has been a significant increase in the level of competition in the market for the generation and sale of electricity. The Energy Policy Act reduced barriers to market entry for companies wishing to build, own and operate electric generating facilities, and it also promoted competition by authorizing the FERC to require transmission service for wholesale power transactions. In this regard, in 1996, the FERC issued Order 888 which, among other things, required electric utilities controlling transmission facilities to file open access transmission tariffs that would make the utility transmission systems available to wholesale sellers and buyers of electric energy on a non-discriminatory basis. PNM filed its open access transmission tariffs with the FERC in April 1996.

         Order 888 encouraged utilities to investigate the formation of independent system operators, or ISOs, to operate transmission assets and provided criteria under which the formation, operation and governance of ISOs would be reviewed. The FERC issued an order relating to regional transmission organizations, or RTOs establishing timelines for transmission asset-owning entities to join an RTO and defined the minimum characteristics and functions that an RTO must satisfy.

         Since early 1997 PNM has been informally discussing the formation of an ISO in the southwestern United States. In January 1998, PNM entered into a development agreement with other transmission service providers and users to form an ISO in the Southwest. The development agreement called for the development of the ISO to be separated into two phases. The first phase defined the operating, pricing, planning and legal parameters of the ISO. The second phase, which is still underway, was to develop the by-laws, articles of incorporation and various tariffs and agreements required to operate the ISO.

         Desert STAR, Inc., was incorporated as a non-profit organization in the State of Arizona on September 21, 1999. Desert STAR is being developed to satisfy the FERC's characteristics and functions as defined in Order 2000. PNM is unable to predict the ultimate timing of the formation or the ultimate outcome of the proposed Desert STAR RTO.

         THE RESTRUCTURING ACT. At the retail level, the Restructuring Act in New Mexico was enacted into law on April 8, 1999, opening the state's electric power market to certain customers beginning in 2001 and the remainder in 2002. The law requires the competitive unregulated activities of a public utility to be separated from its regulated activities through the creation of at least two separate corporations. The law also requires that public utilities be allowed to recover at least half of their stranded costs through a non-bypassable wires charge on all customer bills for five years after the implementation of customer choice. The PRC could authorize a public utility to recover up to 100% of its stranded costs if certain criteria specified in the law are met. Public utilities will also be allowed to recover in full prudent and reasonable costs incurred in implementing full open access or transition costs. These transition costs may be recovered through 2007 by means of a separate wires charge. PNM was initially required to file a transition plan with the PRC by March 1, 2000, for approval on or before December 1, 2000, which plan had to include, among other things, proposals for separating regulated and competitive business activities and proposed charges for the recovery of stranded costs and transition costs. The PRC has the authority under the Restructuring Act to extend the deadline for filing a transition plan and the commencement date for customer choice by up to one year.

         On January 18, 2000, the PRC extended the deadline for the transition plan filing for all New Mexico utilities by three months to June 1, 2000. The PRC also asked for written comments within 60 days about extending the open access starting dates but no extensions or changes have been made thus far.

         PNM is filing its transition plan with the PRC pursuant to the Restructuring Act in three parts. In November 1999, PNM filed the first two parts of the transition plan with the PRC. Part one requested approval by February 1, 2000 to create Manzano and UtilityCo as wholly-owned shell subsidiaries of PNM. In response to this request, PNM received an order from the PRC on February 15, 2000 authorizing it to form Manzano and UtilityCo as wholly-owned shell subsidiaries of PNM. Part two of the transition plan requested by June 1, 2000 all PRC approvals necessary for PNM to implement the formation of the holding company structure and the share exchange and its separation plan pursuant to the Restructuring Act. However, the part two hearing was scheduled for May 15, 2000 which will make a June 1, 2000 approval unlikely. Therefore, PNM has assumed a July 1, 2000 approval date with an August 1, 2000 separation date. However, there can be no assurance that the August 1, 2000 separation date can be achieved. PRC staff and the AG filed a motion in February 2000 to delay the May 15, 2000 hearing date. PNM filed a response in opposition in February 2000. The motion is pending before the PRC hearing examiner. As discussed, this separation plan involves the transfer of the regulated business of PNM (generally, electric and gas distribution and transmission assets) to UtilityCo so that PNM or Manzano Energy as it will be called after the transfer, will maintain ownership of the competitive, deregulated businesses (generally, electric generation and related assets). This transfer is expected to take place after the consummation of the share exchange assuming the receipt of all necessary regulatory and other approvals. Part three of PNM's transition plan, which is currently planned to be filed by PNM in March 2000 will address transition costs, stranded costs, UtilityCo's cost of service, standard offer service and other issues required to be considered under the Restructuring Act.

         INCREASED FLEXIBILITY OF A HOLDING COMPANY STRUCTURE. Currently, PNM is subject to the regulation of the PRC with respect to almost all aspects of its business, including the making of investments and the issuance of securities. Under a holding company structure, Manzano would not be subject to PRC regulation and, therefore, would be able to pursue non-utility business opportunities in a timely manner and without the delay associated with a regulated business. The proposed holding company structure also would permit the use of financing techniques and strategies that are better suited to the particular requirements, characteristics and risks of non-utility operations without affecting the capital structure or creditworthiness of UtilityCo. This would increase Manzano's financial flexibility by allowing it to establish different debt-to-equity ratios and appropriate leverage levels for each individual line of business. In addition, the holding company structure is expressly authorized by the Restructuring Act as complying with the Restructuring Act's requirements to separate regulated businesses from competitive deregulated businesses.

REGULATORY APPROVALS

         Approval of the proposed holding company structure and the share exchange is required from the PRC, the FERC and the NRC.

         As discussed above, PNM received an order from the PRC on February 15, 2000 authorizing it to form Manzano and UtilityCo as wholly-owned shell subsidiaries of PNM. PNM filed an application with the PRC in November 1999 that is still pending seeking by June 1, 2000 all PRC approvals necessary for PNM to implement the formation of the holding company structure and the share exchange and its separation plan, including necessary financing transactions, pursuant to the Restructuring Act. However, the part two hearing was scheduled for May 15, 2000 which will make a June 1, 2000 approval unlikely. Therefore, PNM has assumed a July 1, 2000 approval date with an August 1, 2000 separation date. The PRC staff and the AG filed a motion in February 2000 to delay the May 15, 2000 hearing date. PNM filed a response in opposition in February 2000. The motion is pending before the PRC hearing examiner.

         The FERC has held that transfer of control of a public utility company from its existing shareholders to shareholders of a holding company constitutes a transfer of the "ownership and control" of facilities subject to its jurisdiction under the Federal Power Act. Such an exchange must therefore be reviewed and approved by the FERC under Section 203 of the Federal Power Act. PNM currently plans to file an application with the FERC requesting this approval in March 2000.

         As a co-licensee with respect to three nuclear generating units, PNM is subject to the authority of the NRC. The formation of a holding company and the separation of PNM's competitive, deregulated and regulated businesses will involve two matters requiring NRC approval: (1) consent to the indirect transfer of control of PNM's NRC license for its minority interests in Palo Verde Nuclear Generating Station Units 1, 2 and 3 to a holding company and
(2) approval of amendments to the operating licenses for Palo Verde Nuclear Generating Station Units 1, 2 and 3 to reflect the change in PNM's name. PNM filed an application with the NRC requesting this approval in March 2000. The application is currently pending with the NRC.

         In addition to the regulatory approvals described above that are necessary to implement the formation of the holding company structure and the share exchange, PNM must obtain the approval of the SEC under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, or the 1935 Act, the approval of the FCC and certain financial consents to effect the separation of the regulated business and the competitive, deregulated businesses. Receipt of these approvals which are required for separation will not be a condition to the implementation of the share exchange.

CONDITIONS TO THE SHARE EXCHANGE

         The agreement and plan of share exchange is subject to the satisfaction of the following conditions (in addition to approval of the agreement and plan of share exchange by the holders of PNM common stock as described in this proxy statement/prospectus):

         - all necessary orders, authorizations, approvals or waivers from the PRC, FERC, NRC and any other jurisdictional regulatory bodies, boards or agencies, or other parties, have been received, remain in full force and effect, and do not include, in the sole judgment of PNM's Board of Directors, unacceptable conditions;

         - shares of the Manzano common stock to be issued in connection with the share exchange have been listed, subject to official notice of issuance, on the New York Stock Exchange;

         - a registration statement is effective under the Securities Act relating to the shares of Manzano common stock to be issued in connection with the share exchange and is not subject to any stop order thereunder;

         - the receipt of an opinion of counsel or an opinion from PNM's independent public accountants, in form and substance satisfactory to PNM's and Manzano's Boards of Directors, as to the United States federal income tax consequences of the share exchange; and

         - the receipt of an opinion, in form and substance satisfactory to PNM's Board of Directors, from Keleher & McLeod, P.A., counsel to PNM, as to the legality of Manzano common stock to be issued by Manzano in connection with the share exchange.

         Following satisfaction of these conditions, the share exchange will become effective upon filing (or at a specified time thereafter) with the Corporations Bureau of the PRC the Articles of Exchange relating to the share exchange. PNM cannot predict when all conditions will be satisfied but has assumed that the share exchange will become effective on or about August 1, 2000.

CONSEQUENCES OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL OF THE SHARE EXCHANGE

         The holding company structure being proposed is PNM's response to the transformation of the energy generation industry into a competitive marketplace. As required by the Restructuring Act, PNM must separate its regulated businesses from its competitive businesses through the use of at least two separate corporations. PNM believes that its proposed holding company structure achieves the mandate of the Restructuring Act while enhancing its ability to compete in deregulated markets. The holding company structure limits the amount of direct regulation to which the holding company is subject and permits it to establish and fund new competitive businesses without regulatory approval.

         If the holding company structure is not approved by shareholders, PNM's competitive businesses would be materially affected. Developing and implementing an alternative form to meet the requirements of the Restructuring Act and position PNM to grow its competitive businesses would be costly and protracted. PNM would experience a significant delay in creating a new form of organization to take advantage of new business opportunities in a timely manner. In addition, any alternative form of separation could materially affect both the competitive, deregulated businesses as well as the regulated business (see "Risk Factors--Necessary Regulatory Approvals of Proposed Separation Plan May Not Be Obtained"). If PNM is unable to implement the proposed holding company structure, its growth plans for its competitive, deregulated businesses may be negatively affected.

REGULATION OF MANZANO AND ITS SUBSIDIARIES AFTER THE SHARE EXCHANGE AND CORPORATE SEPARATION

         Upon consummation of the share exchange and corporate separation, Manzano, as the owner of all the outstanding UtilityCo and Energy common stock, will be a "holding company" under the 1935 Act. Manzano will claim an exemption under Section 3(a)(1) of the 1935 Act on the basis that Manzano, UtilityCo and Energy are each organized and carry on their businesses substantially in the State of New Mexico. This exemption is available only so long as the utility businesses of UtilityCo and Energy, and of any other public utility subsidiary from which

Manzano derives a material portion of its income, remain predominantly within New Mexico. The exemption would exempt Manzano from all provisions of the 1935 Act except Section 9(a)(2), which requires SEC approval for any person to acquire any security of a public utility company if the person owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of the utility and of any other public utility or holding company, or will by virtue of the acquisition, own, control or hold with the power to vote 5% or more of the outstanding voting securities of the utility. To maintain this exemption, Manzano must file an exemption statement each year prior to March 1 with the SEC. The exemption may be revoked by the SEC if a substantial question of law or fact exists as to whether Manzano is within the parameters of the exemption, or if it appears that the exemption may be detrimental to the public interest or the interest of investors or consumers.

         Manzano will not be subject to regulation by the PRC, the FERC or the NRC, except to the extent that the statutes and rules and orders of these agencies impose restrictions on Manzano's relationships with UtilityCo or Energy, or UtilityCo's or Energy's relationships with any future subsidiaries of Manzano, or potential transactions involving Manzano and other public utilities or holding companies that own public utilities subject to Federal Power Act jurisdiction.

         One of the purposes of the Restructuring Act and PNM's separation plan is to functionally separate the regulated business from the competitive, deregulated businesses. However, since implementation of customer choice in New Mexico under the Restructuring Act will not be complete until at least January 1, 2002, there will be an interim period during which UtilityCo will function as PNM traditionally has functioned--as a public utility offering fully bundled electric generation, transmission and distribution service--even though it will not own electric generation assets after PNM's regulated and competitive, deregulated businesses have been separated. UtilityCo intends to provide fully bundled service with the same level of reliability PNM has traditionally provided and at rates in accordance with the rate freeze approved by the PRC. These rates will remain in effect for each class of customer until customer choice is available for each class, or until 2003, whichever occurs first. UtilityCo will be able to continue to provide fully bundled electric service because it will enter into power purchase and other ancillary agreements with Energy allowing it to procure the same resources traditionally available to PNM for providing fully bundled service. These agreements will terminate on the date of full open access.

         During the interim period between the implementation of PNM's separation plan, and the implementation of customer choice for medium, large commercial and industrial customers on January 1, 2002, or a later date determined by the PRC, Energy will provide electric supply to UtilityCo as described above. Otherwise, Energy will continue to provide wholesale electric service as it has in the past and currently does, and will also function as a competitive, deregulated firm offering and providing retail electric supply and energy-related services after it receives its license from the PRC.

         After the implementation of the share exchange and PNM's proposed separation plan, aside from the indirect regulatory oversight occasioned by the interim period prior to complete customer choice as described above, UtilityCo will continue to be subject to the regulation of the PRC and the FERC, and Energy will generally not be subject to the regulation of the PRC, although it will be required to obtain a competitive power supplier license in order to sell retail power in New Mexico and comply with customer protection rules adopted by the PRC in accordance with the Restructuring Act. Energy will continue to be subject to the regulation of the NRC, as a co-licensee with respect to three nuclear generating units, and the FERC.

TREATMENT OF PNM EXISTING INDEBTEDNESS AND PREFERRED STOCK

         The share exchange itself will not result in any change in the consolidated outstanding indebtedness of PNM. In connection with the transfer of the regulated business by PNM to UtilityCo and the permanent debt financing for the assets to be transferred, subject to the receipt of the necessary regulatory and other approvals, UtilityCo may make an offer to holders of PNM's public senior unsecured notes ($403 million outstanding as of December 31, 1999) to exchange these notes for newly-issued senior unsecured notes of UtilityCo with substantially the same terms as the existing PNM notes. Alternatively, some or all of these notes could continue to be debt of Energy depending on the results of any exchange offer or if it is more appropriate to capitalize UtilityCo with newly issued debt and use the proceeds from this debt issue to purchase a portion of the assets to be transferred to UtilityCo from Energy. It is currently planned that $586 million of currently outstanding pollution control revenue bonds (secured by senior unsecured notes and first mortgage bonds) will remain as debt instruments of Energy after the share exchange and corporate separation since these bonds were issued to finance the ownership and operation of electric generation assets.

         PNM's preferred stock ($12.8 million outstanding as of December 31, 1999) will remain an equity security of Energy after the share exchange unless an exchange offer is made by UtilityCo and accepted by all the holders or the preferred stock is redeemed by PNM. Depending on the results of any exchange offer for PNM's preferred stock, some or all of this preferred stock could remain an equity security of Energy or become a new equity security of UtilityCo.

DIVIDEND POLICY

         There is currently no reason to expect that dividends to common shareholders will be affected by the reorganization. The ability of Manzano to pay dividends will depend initially on the dividends and other distributions that UtilityCo and Energy pay to Manzano and the capital requirements of Manzano and its direct and indirect subsidiaries. It is anticipated that the dividends paid to Manzano by UtilityCo and Energy will be sufficient to enable Manzano to pay dividends on its common stock initially at the same rate and on the same schedule that PNM currently pays dividends. However, the ability of UtilityCo and Energy to pay dividends to Manzano will depend on a number of factors, including the extent to which cash flows will support dividends, the availability of retained earnings, the financial circumstances and performance of UtilityCo and Energy, the PRC's decisions on PNM's various regulatory cases currently pending and market and economic conditions generally. See "Risk Factors--Dividends on Manzano Common Stock Will Depend Initially on Common Stock Dividends Paid by UtilityCo and Energy."

RIGHTS OF DISSENTING SHAREHOLDERS

         THE FOLLOWING SUMMARY OF THE AVAILABILITY OF DISSENTERS' RIGHTS AND STATUTORY PROCEDURES TO BE FOLLOWED BY A HOLDER OF PNM COMMON STOCK IN ORDER TO PERFECT DISSENTERS' RIGHTS UNDER NEW MEXICO LAW IS NECESSARILY INCOMPLETE AND SELECTIVE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 53-15-3 AND 53-15-4 OF THE BCA THE TEXT OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT E.

         The BCA gives holders of PNM common stock the right to dissent from certain corporate actions, including share exchanges to which PNM is a party. The BCA sets forth the procedure whereby a shareholder who desires to dissent from any such proposed action must file with the corporation, a written objection to the action prior to or at the meeting of shareholders at which the proposed action is submitted to a vote. A shareholder need not vote against the proposed action to perfect his or her dissenters' rights, which may be done only by a written notice of objection to PNM. PNM intends to take the position that voting in person or by proxy against the proposed action will not constitute the written objection required.

         If the action is consummated and a shareholder who has given written notice of objection has not voted in favor of the action, the shareholder may, within ten days after the date on which the vote was taken, make written demand on PNM for payment of the fair value of his or her shares of PNM stock. Within twenty days after demanding payment, each holder of shares represented by certificates demanding payment must submit the certificates for notation that such demand has been made. Failure to do so, at the option of PNM, terminates the shareholder's dissenters' rights unless a court of competent jurisdiction, for good and sufficient cause shown, decides otherwise.

         Within ten days after the corporate action is effected, the corporation is required to give written notice of the action to each dissenting shareholder who has made demand and to make a written offer to each such shareholder to pay for their shares at a specified price deemed by the corporation to be their fair value. If the corporation and the shareholder can agree upon the fair value of the shares, that value will be paid and all rights of the dissenting shareholder will cease. If agreement as to the fair value cannot be reached, the corporation, within the time limits prescribed by Section 53-15-4 of the BCA, is to file suit in any court of competent jurisdiction in the county in which the registered office of the company is located, asking for a finding and determination of the fair value of the shares. If the corporation fails to institute the proceeding, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders of the corporation, wherever they reside, must be made parties to the proceeding. The fair value of the shares, as determined by the court, is payable immediately to the holders of uncertificated shares and, to the holders of shares represented by certificates, only upon and concurrently with the surrender to the corporation of the certificates representing the shares. Upon payment of the fair value, the dissenting shareholder will cease to have any interest in the shares. The costs and expenses of any such proceeding will be determined by the court and assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. The fair value of the shares will be their value as of the day before the vote was taken authorizing the corporate action, excluding any appreciation or depreciation in anticipation of the action.

         IT IS SUGGESTED THAT SHAREHOLDERS CONSIDERING EXERCISING STATUTORY DISSENTERS' RIGHTS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ACTION.

PNM DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         Shares of PNM common stock held in its dividend reinvestment and stock purchase plan, known as the PNM Direct Plan (including uncertificated whole and fractional shares), will automatically become a like number of shares of Manzano common stock at the consummation of the share exchange. As of the consummation of the share exchange, Manzano will succeed to this plan as sponsor as in effect immediately prior to the consummation of the share exchange, and shares of Manzano common stock will be issued under this plan after the consummation of the share exchange. Manzano will file a post-effective amendment to PNM's registration statement on Form S-3 for this plan shortly after the share exchange is consummated.

PNM PERFORMANCE STOCK PLAN AND PNM DIRECTOR RETAINER PLAN

         The agreement and plan of share exchange provides that the PNM Performance Stock Plan and the PNM Director Retainer Plan will be amended to provide that upon consummation of the share exchange, Manzano will become the sponsor of these plans. If the share exchange is consummated, shares of PNM common stock then held under the PNM Director Retainer Plan will automatically become a like number of shares of Manzano common stock.

         Upon consummation of the share exchange, all outstanding options under the Performance Stock Plan and the Director Retainer Plan will be converted into options to acquire, on the same terms and conditions as were applicable under these stock options immediately prior to the consummation of the share exchange, such number of shares of Manzano common stock as the holders of these options would have been entitled to receive pursuant to the share exchange had these holders exercised these stock options in full immediately prior to the share exchange, at a price per share of Manzano common stock equal to the per share option price of PNM common stock. Also, a vote in favor of the agreement and plan of share exchange will also constitute approval, under these plans, as amended, for shares of Manzano common stock, instead of PNM common stock, to be issued and delivered in the future under these plans. Except as otherwise described below, Manzano may issue future options on its common stock under these plans. Manzano will file post-effective amendments to PNM's registration statements on Form S-8 for these amended plans shortly after the consummation of the share exchange.

         During the seven years that the Performance Stock Plan has been in existence, of the 5,000,000 million options available to be granted, PNM has granted 3,961,835 options to members of management. As of February 25, 2000, employees held 2,510,505 options that have not been exercised. These options have the potential to be dilutive. However, to date, PNM has used market purchases to satisfy the exercise of options by employees and, therefore, no share dilution has occurred. PNM and Manzano currently intend to continue to satisfy the exercise of options with market purchases.

         If shareholders approve the Omnibus Plan at the annual meeting and the share exchange is consummated, no new option grants will be made under the Performance Stock Plan and instead will be made under the Omnibus Plan. In any event, no new options will be awarded under the Performance Stock Plan after December 31, 2000, in accordance with the terms of the plan.

LISTING OF MANZANO COMMON STOCK

         We expect the Manzano common stock to be approved for listing on the New York Stock Exchange and to trade under the stock symbol "MZO." At the time of the listing of Manzano common stock, we will de-list the PNM common stock.

TRANSFER AGENT AND REGISTRAR

         Manzano will act as transfer agent and registrar for its common stock. The address for the transfer agent and registrar will be Manzano Corporation Shareholder Records Department, Alvarado Square - MS 1104, Albuquerque, New Mexico 87158.

MARKET PRICE OF PNM COMMON STOCK

         PNM's common stock is currently listed and traded on the New York Stock Exchange. On October 5, 1999, the day before PNM filed a press release announcing its intention to form a holding company, the high and low sales prices of PNM's common stock were $18.375 and $17.8125, respectively. The reported closing price of PNM common stock on March 7, 2000 was $15.625.

DIRECTORS AND EXECUTIVE OFFICERS

         The initial Board of Directors of Manzano will consist of seven of the nine directors of the Board of Directors of PNM (including two of the directors standing for election at the annual meeting). These directors are identified in Exhibit B hereto. The initial term of each of the directors of Manzano will be until the first election of Manzano directors at its annual meeting of shareholders in 2001. There will be minimal overlap between the Manzano Board of Directors and the UtilityCo Board of Directors and between the Manzano Board of Directors and the Energy Board of Directors. There will be no overlap between the Boards of UtilityCo and Energy, or its subsidiaries that are involved in a competitive business. However, we anticipate that Manzano, Energy and UtilityCo may have some common officers. The existence of common directors and officers among Manzano, Energy and UtilityCo will comply with the PRC Code of Conduct and PNM's Statement of Policy and Procedure after they become effective.

DESCRIPTION OF PNM CAPITAL STOCK

         GENERAL.  PNM is authorized to issue:

         - 80,000,000 shares of common stock having a par value of $5 each, of which 40,703,383 shares were issued and outstanding as of December 31, 1999; and

         - 10,000,000 shares of cumulative preferred stock without par value, of which 128,000 shares were issued and outstanding as of December 31, 1999.

         The outstanding preferred stock has preference over the outstanding common stock as to dividends and assets on liquidation.

         PREFERRED STOCK. The PNM Restated Articles of Incorporation, as amended, or the PNM Articles, provide that, to the extent permitted by the BCA, the PNM Board of Directors is authorized, at any time or from time to time, to establish and designate one or more series of preferred stock and to fix the number of shares and the relative rights, preferences and limitations of each series. However, certain of the characteristics of PNM preferred stock, such as voting rights, are fixed in the PNM Articles.

         DIVIDENDS. After giving effect to any prior rights of PNM preferred stock, if any are outstanding, PNM will pay dividends on its common stock as determined by its Board of Directors out of legally available funds. The PNM Articles contain certain restrictions on dividends so long as PNM preferred stock is outstanding.

         VOTING RIGHTS. The holders of PNM common stock are entitled to one vote for each share held by them on all matters submitted to the shareholders of PNM. Holders of PNM common stock do not have cumulative voting rights in the election of directors. The PNM Articles and Bylaws generally require the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote for shareholder action, including the election of directors. As a result of the application of certain provisions of the BCA, some corporate actions, including amending the PNM Articles and approving a plan of merger, consolidation or share exchange, require the affirmative vote of two-thirds of the outstanding shares entitled to vote.

         LIQUIDATION. In the event PNM is liquidated or dissolved, either voluntarily or involuntarily, the holders of any PNM preferred stock established by its Board of Directors would have priority (after PNM's creditors) with respect to the distribution of PNM's assets. After the holders of any such preferred stock are paid their aggregate liquidation preference, the holders of PNM common stock would be entitled, to the exclusion of the holders of any such preferred stock, to share ratably (according to the number of shares held by them) in all remaining assets of PNM available for distribution.

         PREEMPTIVE AND OTHER RIGHTS. The holders of PNM capital stock do not have any preemptive rights to purchase shares of PNM common or preferred stock (or their equivalents). The PNM common stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions.

DESCRIPTION OF MANZANO CAPITAL STOCK

         GENERAL.  Manzano is authorized to issue:

         - 120,000,000 shares of common stock, of which 100 shares are currently outstanding and issued to PNM; and

         - 50,000,000 shares of preferred stock, of which none are currently issued and outstanding.

         PREFERRED STOCK. Like the PNM Articles, the Manzano Articles of Incorporation, or the Manzano Articles, provide that, to the extent permitted by the BCA, the Manzano Board of Directors is authorized, at any time or from time to time, to establish and designate one or more series of preferred stock and to fix the number of shares and the relative rights, preferences and limitations of each such series. The Manzano Articles limit the Manzano Board of Directors to designating voting rights only when dividends on the preferred stock are not paid and when proposed changes to the Articles would adversely affect preferred shareholder rights.

         DIVIDENDS. After giving effect to any prior rights of Manzano preferred stock, if any should become outstanding, Manzano will pay dividends on its common stock as determined by its Board of Directors out of legally available funds.

         VOTING RIGHTS. The holders of Manzano common stock are entitled to one vote for each share held by them on all matters submitted to the shareholders of Manzano. Holders of Manzano common stock do not have cumulative voting rights in the election of directors. The Manzano Articles and Bylaws generally require the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote for shareholder action, including the election of directors. Under the Manzano Articles, some corporate actions, including amending the Manzano Articles and approving a plan of merger, consolidation or share exchange, require the affirmative vote of two-thirds of the outstanding shares entitled to vote.

         LIQUIDATION. In the event Manzano is liquidated or dissolved, either voluntarily or involuntarily, the holders of any Manzano preferred stock established by its Board of Directors would have priority (after Manzano's creditors) with respect to the distribution of Manzano's assets. After the holders of any such preferred stock are paid their aggregate liquidation preference, the holders of Manzano common stock would be entitled, to the exclusion of the holders of preferred stock, to share ratably (according to the number of shares held by them) in all remaining assets of Manzano available for distribution.

         PREEMPTIVE AND OTHER RIGHTS. The holders of Manzano capital stock do not automatically have any preemptive rights to purchase shares of Manzano common or preferred stock (or their equivalents). The Manzano common stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions. The shares of Manzano common stock to be issued to PNM common shareholders in connection with the share exchange will be fully paid and non-assessable once the share exchange is completed.

COMPARISON OF PNM COMMON STOCK AND MANZANO COMMON STOCK

         As New Mexico corporations, both PNM and Manzano are governed by the BCA. As a result of the share exchange, holders of PNM common stock, whose rights as shareholders are currently governed by the BCA and PNM's Articles and Bylaws, will become holders of Manzano common stock, whose rights as shareholders will be governed by the BCA and Manzano's Articles and Bylaws.

         The following table summarizes and compares the principal rights of Manzano shareholders and the principal rights of PNM shareholders under the BCA and the respective Articles and Bylaws of PNM and Manzano. It is qualified in its entirety, however, by reference to the full texts of the Manzano Articles and Bylaws and the PNM Articles and Bylaws. We have attached the Manzano Articles and Bylaws as Exhibits B and C to this proxy statement/prospectus for your convenience. The PNM Articles and Bylaws are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part.

               PNM                                                                   MANZANO
         COMMON SHAREHOLDERS                                                   COMMON SHAREHOLDERS
------------------------------------------------------------ --------------------------------------------------------
AUTHORIZED SHARES

80 million shares of common stock and 10 million shares of   120 million shares of common stock and 50 million
cumulative preferred stock                                   shares of preferred stock.

PREEMPTIVE RIGHTS

None.                                                        None, except as determined by the Board.

ADVANCE NOTICE OF BUSINESS TO BE BROUGHT BEFORE
SHAREHOLDER MEETINGS BY A SHAREHOLDER

None required.                                               90 days prior to the anniversary date of the previous
                                                             year's proxy statement mailing.

NUMBER OF DIRECTORS

Nine.                                                        Variable, between five and twelve, as determined by the
                                                             Manzano Board of Directors.  The initial Manzano Board
                                                             of Directors will have seven members.

               PNM                                                                   MANZANO
         COMMON SHAREHOLDERS                                                   COMMON SHAREHOLDERS
------------------------------------------------------------ --------------------------------------------------------
CHANGE IN NUMBER OF DIRECTORS

Amend the PNM Articles upon the affirmative vote of          The Manzano Board of Directors can increase or decrease
two-thirds of the outstanding shares entitled                the number of directors between five and twelve as
to vote.                                                     established in the Manzano Articles. Changing this range
                                                             would require an amendment to the Manzano Articles and,
                                                             therefore, would require the affirmative vote of two-thirds of the outstanding shares entitled to vote.

CLASSIFIED BOARD
Three classes of directors, with each class serving          If there are nine or more directors, the Manzano Board of
staggered three-year terms.                                  Directors, at its option, may classify itself to the
                                                             extent permitted under the  Manzano Articles and the BCA
                                                             into two or three classes with staggered terms.

CUMULATIVE VOTING FOR DIRECTORS

None.                                                        None.

REMOVAL OF DIRECTORS

With or without cause at a meeting of shareholders called    Same.
expressly for that purpose by the vote of a majority of
the shares then entitled to vote on the election of
directors.

ELECTION OF DIRECTORS TO FILL VACANCIES

By a majority of the remaining directors.                    Same.

SPECIAL MEETINGS OF SHAREHOLDERS

May be called by a majority of the Board of Directors, the   May be called by a majority of the Board of Directors,
Executive Committee, the Chairman of the Board, the          the Chairman of the Board, the President or the holders
President or the holders of not less than one-tenth of       of not less than one-tenth of all the shares entitled to vote
all the shares entitled to vote at the meeting.              at the meeting.

               PNM                                                                   MANZANO
         COMMON SHAREHOLDERS                                                   COMMON SHAREHOLDERS
------------------------------------------------------------ --------------------------------------------------------
SHAREHOLDER ACTION BY WRITTEN CONSENT

Only if the consent is signed by all shareholders entitled   Same.
to vote with respect to the subject matter at issue.

SUPER MAJORITY VOTING PROVISIONS

Two-thirds shareholder approval required for any plan of     Two-thirds shareholder approval required for any plan
merger, consolidation or share exchange or to amend the      of merger, consolidation or share exchange or to amend
PNM Articles.                                                the Manzano Articles.

SHAREHOLDER APPROVAL OF STOCK RIGHTS OR OPTIONS

The BCA requires shareholder approval of stock rights or     The Manzano Articles vest in the Manzano Board of Directors
options issued to directors, officers or employees and not   the authority to create and issue stock rights and options
to shareholders generally, unless otherwise provided in      without shareholder approval.
the articles of incorporation.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MANZANO'S ARTICLES AND BYLAWS

         The Board of Directors of Manzano does not believe that there are any provisions in the Manzano Articles or Bylaws that have potential anti-takeover effects other than the provisions described below. Although it is not the intention of the Manzano Board of Directors to discourage legitimate offers to enhance shareholder value, the overall effect of these provisions of the Manzano Articles may be to render more difficult or to discourage unsolicited attempts to acquire and take over Manzano. By discouraging potential takeover bids, these provisions might diminish the opportunity for Manzano's shareholders to sell their shares at a premium over then prevailing market prices. The PNM Board of Directors decided to include these provisions to ensure that the Manzano Board of Directors would have the ability to evaluate any proposed acquisition or change in control based on the interests of Manzano and all of its constituencies without undue pressure. The Manzano Board of Directors believes that these anti-takeover provisions will provide additional protection and potential stability for Manzano and its shareholders, thus increasing Manzano's ability to maximize shareholder value.

         CAPITALIZATION AND PREFERRED STOCK. The Manzano Board of Directors believes that the shares of Manzano preferred stock authorized to be issued from time to time with such rights, preferences and limitations as the Manzano Board of Directors shall determine will provide the

Manzano Board of Directors with desirable flexibility in structuring possible future financings and acquisitions and in meeting other possible future corporate needs.

         The Manzano preferred stock will be issuable from time to time in one or more series by the Manzano Board of Directors without further action by shareholders. The Manzano Board of Directors is authorized, subject to certain limitations, prior to the issuance of any shares of a particular series of preferred stock, to fix the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such rights, including, without limitation, the dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and liquidation rights of each series. In addition, the Manzano Board of Directors is authorized to determine the number of shares constituting each series of Manzano preferred stock. The ability of Manzano's Board of Directors to designate preferential rights of the Manzano preferred stock as to dividends or redemption or in connection with any liquidation, dissolution or winding-up of Manzano could diminish funds otherwise available to the holders of Manzano common stock.

         SUPER MAJORITY VOTING PROVISIONS. Absent a specific amendment to the PNM Articles, PNM is not subject to certain amendments, effective June 17, 1983, to the BCA that lowered the shareholder voting requirements on certain matters, including mergers, sales of assets, charter amendments and certain exchanges of stock, such as the share exchange, from two-thirds of the outstanding shares entitled to vote thereon to a majority of the outstanding shares entitled to vote thereon. Accordingly, under current New Mexico law applicable to PNM, the affirmative vote of the holders of two-thirds of the shares of PNM common stock entitled to vote is required to approve the agreement and plan of share exchange.

         Unlike PNM, Manzano is subject to the 1983 amendments to the BCA which, as indicated below, lowered the shareholder voting requirements in certain circumstances to a majority of the outstanding shares entitled to vote on a matter. Despite the availability of these lowered voting requirements to Manzano, the Manzano Articles provide that the affirmative vote of the holders of two-thirds of the outstanding Manzano common stock is required to effect a merger, consolidation or sale of all or substantially all of its assets, to amend the provisions of the Manzano Articles and to effect certain exchanges of stock.

         NON-CUMULATIVE VOTING. Like PNM, Manzano will not provide for cumulative voting in the election of directors. Cumulative voting means that the total number of votes which a holder of common stock may cast for the election of directors shall equal the number of directors to be elected multiplied by the number of shares held, and the shareholder may cast all of his or her votes for a single nominee for director or may distribute them among all or several nominees, as the shareholder sees fit.

         Under cumulative voting, it is possible for representation on a board of directors to be obtained by an individual or group of individuals who own less than a majority of the voting stock. Such a shareholder or group may have interests and goals which are not consistent with, and indeed might be in conflict with, those of a majority of the shareholders. The Manzano Board of Directors believes that each director should represent all shareholders, rather than the interests of any special constituency, and that the presence on the Manzano Board of Directors of one or more directors representing such a constituency could disrupt and impair the efficient management of Manzano. The lack of cumulative voting could discourage the accumulation of blocks of common stock and therefore could tend to make increases in the market price of Manzano common stock, which could result therefrom, less likely to occur. Therefore, shareholders may not be able to sell their shares of Manzano common stock at a market price influenced by this type of activity.

         OTHER PROVISIONS. Some other provisions of the Manzano Articles or Bylaws may also tend to discourage potential offers to take over and acquire the business of Manzano. The initial Manzano Board of Directors will not be classified since it will only have seven members. The Manzano Articles and Bylaws, however, also provide directors with the ability to increase the number of directors, between five and twelve, and to elect, by majority vote, the additional directors. If the Manzano Board of Directors in the future consists of nine or more persons, at the option of the Manzano Board of Directors, it may be divided into classes, with directors in each class generally being elected to serve multi-year terms. However, under the BCA, shareholders may remove directors at any time, with or without cause at a meeting of shareholders called expressly for that purpose. Thus, these classified board provisions, which are generally comparable to the current PNM provisions, may not have the usual effect of prolonging the time required for a shareholder or shareholders with significant voting power to gain majority representation on the Manzano Board of Directors. In addition, as is currently the case under the BCA, shareholders can only act by written consent if the consent is unanimous. Lastly, unlike under the PNM Bylaws, the Manzano Bylaws require that shareholders give at least ninety days advance notice to properly bring business before an annual meeting of Manzano. This Manzano bylaw provision may provide sufficient time for Manzano to institute litigation or take other steps to respond to such business, or to prevent such business from being acted upon, if such response or prevention is thought to be necessary or desirable.

ACCOUNTING TREATMENT

         The consolidated assets and liabilities of Manzano and its subsidiaries (including UtilityCo and Energy) immediately after the share exchange will be the same as the consolidated assets and liabilities of PNM and its subsidiaries (including UtilityCo and Manzano) immediately before the share exchange. Manzano, on an unconsolidated basis, will record its investment in PNM and in the subsidiaries transferred by PNM to Manzano at their net book value. The share exchange will result in Manzano becoming the owner of all of the outstanding shares of PNM common stock and all the outstanding shares of UtilityCo common stock. This change in ownership will have no accounting effect on Manzano and its subsidiaries nor will it have any effect on consolidated results of operations or cash flows of Manzano. The transfers of subsidiaries by PNM to Manzano and its subsidiaries will reduce PNM's retained earnings by an amount equal to the net book value of the subsidiaries and related assets and liabilities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material United States federal income tax consequences of the share exchange and, insofar as it relates to matters of United States Federal income tax law, constitutes the opinion of Arthur Andersen LLP. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, existing income tax regulations, and administrative and judicial interpretations of the Code and income tax regulations, all as in effect as of the date of this document. Those authorities are subject to change, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described here.

         This discussion does not address any consequences of the share exchange under the tax laws of any state, local or foreign jurisdiction. It also does not address every aspect of United States federal income taxation that may be relevant to a PNM shareholder in light of the shareholder's particular circumstances, or to PNM shareholders subject to special rules, including shareholders that are foreign entities or nonresident foreign individuals for United States federal income tax purposes, financial institutions, insurance companies, tax-exempt entities, dealers in securities and persons who acquired shares of PNM common stock pursuant to the exercise of an employee option or otherwise as compensation. This discussion assumes that PNM shareholders hold their shares of PNM common stock as capital assets within the meaning of Code Section 1221.

         Further if a PNM shareholder can trace existing PNM shares or lots of shares to specific purchase dates and specific purchase prices, the shareholder is expected to be entitled to use the specific share identification method to determine the tax basis of their new Manzano shares. However, a prudent shareholder should consult an independent tax advisor for the proper calculation of tax basis in the Manzano shares received.

         THIS DISCUSSION DOES NOT ADDRESS ANY TAX CONSEQUENCES TO PNM SHAREHOLDERS THAT EXERCISE DISSENTERS' RIGHTS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU OF EXERCISING DISSENTERS' RIGHTS.

         YOUR INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE SHARE EXCHANGE. THOSE CIRCUMSTANCES MAY NOT BE ADDRESSED IN THIS DISCUSSION. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX EFFECT TO YOU, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES, OF PARTICIPATING IN THE SHARE EXCHANGE, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND IN PARTICULAR, WHETHER FOR UNITED STATES FEDERAL INCOME TAXES, YOU MAY BE ENTITLED TO USE THE SPECIFIC SHARE IDENTIFICATION METHOD TO DETERMINE THE TAX BASIS AND HOLDING PERIOD OF YOUR HOLDINGCO COMMON SHARES RECEIVED IN EXCHANGE FOR INDIVIDUAL SHARES OR LOTS OF SHARES OF PNM ACQUIRED FOR DIFFERENT AMOUNTS AND AT DIFFERENT TIMES.

         THE SHARE EXCHANGE. For the share exchange to be completed, PNM must receive an opinion from Arthur Andersen LLP to the effect that the share exchange will constitute a tax-free exchange under Code Section 354(a)(1).

         The opinion will be based upon customary assumptions and representations of fact, including representations of fact contained in certificates of officers of PNM and Manzano. No ruling has been or will be sought from the IRS, as to the United States federal income tax consequences of the share exchange, and the opinion is not binding on the IRS or any court. Accordingly, there can be no assurances that the IRS will not contest the conclusions expressed in the opinion or that a court will not sustain such contest.

         The following discussion assumes that the share exchange will constitute a tax-free exchange under Code Section 354(a)(1).

         TAX CONSEQUENCES TO PNM SHAREHOLDERS. For United States federal income tax purposes, no gain or loss will be recognized by a PNM shareholder that participates in the share exchange and receives solely common stock of Manzano in exchange for PNM common stock. The shareholder's aggregate tax basis in the shares of Manzano common stock received in the share exchange will equal the shareholder's aggregate tax basis in the shares of PNM common stock held by the shareholder immediately before the share exchange. A shareholder's holding period for the shares of Manzano common stock received in the share exchange will include the period during which the shareholder held the shares of PNM common stock exchanged, provided the shares of PNM common stock were held as capital assets on the date of the share exchange.

         TAX CONSEQUENCES TO PNM AND MANZANO. For United States federal income tax purposes, neither PNM nor Manzano will recognize gain or loss as a result of the share exchange.

         Your Board of Directors recommends a vote FOR this proposal.

                        PROPOSAL 2: ELECTION OF DIRECTORS
                         (PROPOSAL 2 ON YOUR PROXY CARD)

STRUCTURE

         PNM's Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term.

         At the 2000 annual meeting, the terms of three directors are expiring. These directors, if elected at this annual meeting, will hold office for a three-year term expiring in 2003. Two of these directors, Robert
G. Armstrong and Theodore F. Patlovich, will also serve as directors on the first Board of Directors of Manzano if the share exchange is approved and becomes effective. The other directors are not up for election this year and will continue in office until their successors are elected and qualified.

         If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board of Directors.

DIRECTORS NOMINATED THIS YEAR FOR TERMS EXPIRING IN 2003

         ROBERT G. ARMSTRONG, 53, is a resident of Roswell, New Mexico, and has been a director since May 1991. Mr. Armstrong is the President of Armstrong Energy Corporation, Roswell, New Mexico, an oil and gas exploration and production company.

         THEODORE F. PATLOVICH, 72, is a resident of Albuquerque, New Mexico and will be a new director. Mr. Patlovich is a businessman, entrepreneur, and teacher. He joined Loctite Corporation in 1956, serving in various executive positions including President of the Loctite Pacific Group from 1974 to 1975, President of Loctite-Japan from 1975 to 1983, Corporate

Senior Vice President from 1985 to 1991 and served as Vice Chairman of the Board of Directors from 1985 until his retirement in 1991. Other directorships include: SVS, Inc., Fresnel Corporation, Reflexite Corporation, and American Home Furnishings.

         PAUL F. ROTH, 67, is a resident of Santa Fe, New Mexico and has been a director since May 1991. Mr. Roth served as the President of the Dallas Chamber of Commerce, Dallas, Texas, from 1991 to 1992. Between 1956 and 1991, Mr. Roth served in various executive positions, including President of the Texas Division of Southwestern Bell Telephone Company, Dallas, Texas.

         Your Board of Directors recommends a vote FOR these nominees.

CONTINUING DIRECTORS - CLASS II  (TERM EXPIRING IN 2001)

         JOHN T. ACKERMAN, 58, is a resident of Corrales, New Mexico and has been a director since June 1990. Mr. Ackerman is Chairman Emeritus of PNM. Mr. Ackerman served as Chairman of the Board of PNM from 1991 to 1999 and served as President and Chief Executive Officer of PNM from 1990 until his retirement in 1993.

         JOYCE A. GODWIN, 56, is a resident of Albuquerque, New Mexico, and has been a director since May 1989. Ms. Godwin served as Vice President and Secretary of Presbyterian Healthcare Services of Albuquerque, New Mexico from 1979 until her retirement in December 1993. Ms. Godwin also served as Chairman and President of Southwest Business Ventures, Inc., a holding company for Presbyterian Healthcare Services' for-profit ventures from 1986 until her retirement in December 1993. Other directorships include: Charter Bank, Albuquerque, New Mexico.

         MANUEL LUJAN, JR., 72, is a resident of Albuquerque, New Mexico, and has been a director since April 1994. Mr. Lujan has been a consultant on United States governmental matters, focusing on western United States issues since 1993. Mr. Lujan served as United States Secretary of the Interior from 1989 to 1993 and served in the United States House of Representatives from 1969 to 1989. Mr. Lujan has been an insurance agent with Manuel Lujan Insurance, Inc. since 1948. Other directorships include: Bank 1st, Albuquerque, New Mexico, and SODAK Gaming, Inc.

CONTINUING DIRECTORS - CLASS III  (TERM EXPIRING IN 2002)

         BENJAMIN F. MONTOYA, 64, is a resident of Rio Rancho, New Mexico, and has been a director since October 1993. Mr. Montoya has served as President and Chief Executive Officer of PNM since August 1993 and as Chairman of the Board of PNM since June 1999. He previously served as Senior Vice President and General Manager, Gas Supply Business Unit, Pacific Gas and Electric Company (1991-1993). Other directorships include: Wells Fargo (formerly Norwest Corporation) and Furr's Supermarkets, Inc.

         ROBERT M. PRICE, 69, is a resident of Edina, Minnesota, and has been a director since July 1992. Mr. Price has been President of PSV Inc., a technology consulting business located in Burnsville, Minnesota, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer of Control Data Corporation, a mainframe computer manufacturer and business services provider. Other directorships include: Tupperware Corporation, International Multifoods Corp., Fourth Shift Corporation, Affinity Technology Group, Inc. and Data Link Corp.

         JEFFRY E. STERBA, 45, was elected to the PNM Board of Directors in March 2000, and was appointed President of PNM on January 26, 2000, with an effective date of March 6, 2000. Mr. Sterba comes from Bethesda, Maryland, where he served as Executive Vice President of USEC, Inc. ("USEC") from January 1999 to February 2000. Mr. Sterba was responsible for leading new initiatives in USEC's revenue development, market growth and business strategy. He oversaw USEC's corporate development, marketing and sales, international trade and information technology functions. USEC is the world leader in the sale of uranium fuel enrichment services for commercial nuclear power plants. Before joining USEC in January 1999, Mr. Sterba was Executive Vice President and Chief Operating Officer of PNM, overseeing all of PNM's business units. During his 21 years at PNM, Mr. Sterba held various executive positions and was responsible for bulk power services, corporate strategy and asset restructuring, retail electric and water services, and electric business development and finance.

DIRECTOR COMPENSATION

         Of PNM's current Board members, only two, Mr. Montoya and Mr. Sterba, are salaried employees. They receive no compensation for serving on the PNM Board of Directors or its committees. Board members who are not salaried employees of PNM receive compensation for Board of Director service. That compensation includes:

Annual Retainer*:          $20,000

Attendance Fees:           $750 per Board meeting
                                 $500 for each Board committee meeting

Committee Chairs:          $200 for each Board committee meeting
                                 (in addition to attendance fees)

         In June 1999, the PNM Board of Directors assigned temporary additional duties to the Chairman of the Executive Committee, currently Mr. Ackerman, to oversee PNM's development of a corporate governance plan for the regulated utility company under a holding company system. The current Chairman of the Executive Committee receives additional Board of Director fees in the amount of $7,000 per month during the period that he is performing these additional duties.

         *Under PNM's Director Retainer Plan, approved by shareholders in 1996, directors may choose to receive their annual retainer in the form of cash, restricted stock or stock options. The restrictions on the restricted stock generally lapse one-third each year following the year of the grant. The options generally vest (become exercisable) one year from the date they were granted and allow the director to purchase 2,000 shares of common stock. The exercise price of the option is equal to the fair market value of the common stock on the date of grant less the annual retainer divided by 2,000, subject to a minimum exercise price.

           PNM COMMON STOCK OWNED BY EXECUTIVE OFFICERS AND DIRECTORS
                            (AS OF FEBRUARY 1, 2000)

----------------------------------- ----------------------------------------------------------------------------------
                                                    Amount and Nature of Shares Beneficially Owned(a)
----------------------------------- ----------------------------------------------------------------------------------
                                     Aggregate No. of Shares     Right to Acquire Within       Percent of Shares
               Name                          Held(b)                   60 Days(c)              Beneficially Owned
----------------------------------- --------------------------- -------------------------- ---------------------------
John T. Ackerman                               10,935                      -0-                         *
----------------------------------- --------------------------- -------------------------- ---------------------------
Robert G. Armstrong                             4,183                      5,000                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Roger J. Flynn                                  1,000                     12,301                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Joyce A. Godwin                                 3,758                      5,000                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Laurence H. Lattman                             3,123                      4,000                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Manuel Lujan, Jr.                               5,291                      -0-                         *
----------------------------------- --------------------------- -------------------------- ---------------------------
Max H. Maerki                                   1,279                     25,791                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Benjamin F. Montoya                             3,046                    166,896                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Patrick T. Ortiz                                  669                     61,240                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Reynaldo U. Ortiz                               3,224                      2,000                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Robert M. Price                                 3,000                      5,000                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
William J. Real                                   972                     22,603                       *
----------------------------------- --------------------------- -------------------------- ---------------------------
Paul F. Roth                                    5,378                        -0-                       *
----------------------------------- -------------------------- -------------------------- ---------------------------
Directors and Executive Officers               47,888                    358,715                       *
as a Group (19)
----------------------------------- --------------------------- -------------------------- ---------------------------

(a) Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security.

(b) Shares held in the individual's name, individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account.

(c) The number of shares directors and executive officers have a right to acquire through stock option exercises within 60 days after February 1, 2000.

*Less than 1% of PNM's outstanding shares of common stock.

            PERSONS OWNING MORE THAN FIVE PERCENT OF PNM COMMON STOCK
                              (AS OF MARCH 8, 2000)

---------------------------------------- ------------------------- ------------------------- ------------ ------------
                                             VOTING AUTHORITY       DISPOSITIVE AUTHORITY
                                         ------------ ------------ ------------ ------------    TOTAL      PERCENT OF
NAME AND ADDRESS                            SOLE        SHARED        SOLE        SHARED        AMOUNT       CLASS
---------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
The  Prudential  Insurance  Company  of    134,200     2,629,656      134,200    2,596,024      2,642,056     6.81%
America
    751 Broad Street
    Newark, NJ  07102-3777
---------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------

         The information provided above is based on reports filed with the SEC. PNM makes no representation as to the accuracy or completeness of this information. This is the only person known to PNM, as of March 8, 2000, to be the beneficial owner of more than 5% of PNM's common stock.

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

----------------------------------------------------------------------------------------------------------------------
                                    MEMBERSHIP ROSTER(STANDING BOARD COMMITTEES)
----------------------------------------------------------------------------------------------------------------------
                                                      Compensation Customer &                            Nominating
                                                        & Human      Public                                    &
Name                           Board        Audit      Resources     Policy      Executive     Finance    Governance
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
J. T. Ackerman                   x*                                                  x*
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
R. G. Armstrong                  x            x*           x                         x
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
J. A. Godwin                     x                         x            x*           x                         x*
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
L. H. Lattman                    x            x                         x                                      x
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
M. Lujan, Jr.                    x            x                         x
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
B. F. Montoya                    x*                                                               x
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
R. U. Ortiz                      x            x                         x
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
R. M. Price                      x                         x                         x            x*
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
P. F. Roth                       x                         x*                        x            x            x
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------
No. of Meetings in 1999          9            6            5           11            0            6            7
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------

* Chair

Notes:

1. J.T. Ackerman was Chairman of the Board through June 8, 1999. B.F. Montoya was elected Chairman of the Board on June 8, 1999 to succeed J.T. Ackerman, who is now Chairman Emeritus.

2. B.F. Montoya was a member of the Finance Committee through June 8, 1999. J.T. Ackerman was appointed as a member of the Finance Committee on June 8, 1999.

3. J.E. Sterba was elected to the PNM Board of Directors in March 2000 to complete the term of L.H. Lattman who retired in March 2000.

         In 1999, the full PNM Board of Directors met nine times. In addition, the outside directors met three times during 1999. Directors attended meetings of individual Board committees as shown in the above table. For the PNM Board of Directors as a whole, attendance in 1999 at full Board and committee meetings exceeded 96%. Only one director, Mr. Ortiz, attended less than 75% of all meetings

         The AUDIT COMMITTEE consists entirely of non-employee directors. It assesses the work of PNM's internal auditors and independent public accountants and the effectiveness of the business control structure. It also reviews the financial statements of PNM and oversees PNM's financial reporting. The committee represents the PNM Board of Directors in accounting and auditing related activities of PNM. It has the responsibility to make recommendations to the Board of Directors with respect to appointment of the independent public accountants, to approve the scope of the annual audit and to monitor and review the effectiveness of PNM's management of accounting functions. The committee also had the responsibility to monitor and report to the Board of Directors the status of PNM's activities to assure that its computers and other systems were year 2000 compliant.

         The COMPENSATION AND HUMAN RESOURCES COMMITTEE consists entirely of non-employee directors. It reviews PNM's compensation policies and benefit programs and their relationship to the attainment of business goals. The committee recommends to the Board of Directors the compensation philosophy and guidelines for the entire executive and managerial group, giving emphasis to rewarding long-term results and maximizing shareholder value. The committee reviews PNM's affirmative action program, conducts an annual performance evaluation of the chief executive officer, and ensures management continuity through annual review and approval of a management development and succession program. The committee also has oversight of PNM's code of conduct and compliance program and interacts with PNM's employee organizations.

         The CUSTOMER AND PUBLIC POLICY COMMITTEE consists entirely of non-employee directors. It reviews and monitors policies that deal with PNM's responsibility to the communities in which it does business. The subject matter of policies reviewed and monitored includes: customer service, the environment, charitable contributions, government relations and communications to various constituencies of PNM. The committee meets with public officials, the media and other opinion leaders throughout the year to obtain an independent assessment of PNM's public reputation.

         The EXECUTIVE COMMITTEE consists of directors appointed by a majority of the Board of Directors. The Board of Directors appoints the Chair of the Executive Committee who is a director other than the Chairman of the Board of Directors. It exercises the powers of the PNM Board of Directors during intervals between Board meetings.

         The FINANCE COMMITTEE consists of a majority of non-employee directors. It reviews and recommends to the Board of Directors the capital structure and financial strategy for PNM, including dividend policy. It has oversight of PNM's financial performance, investment procedures and policies, pension fund performance and funding level and risk management strategies and policies. The committee specifically has responsibility for the review and approval of certain capital expenditures in excess of $1,000,000 and of all capital expenditures in excess of $2,500,000.

         The NOMINATING AND GOVERNANCE COMMITTEE consists entirely of non-employee directors. It has the responsibility to make recommendations to the PNM Board of Directors for nominees for election as directors, as well as recommendations concerning the effectiveness, structure, size, composition and compensation of the Board of Directors, including committee assignments and candidates for election as Chairman of the Board. The Nominating and Governance Committee conducts an annual evaluation of Board performance and effectiveness, and, at least annually, reviews conflict of interest questionnaires submitted by directors to determine whether any potential or actual conflict of interest exists. In 1995, the Board of Directors approved a Nominations Policy which describes the guidelines, procedures, and selection criteria for filling vacancies on the Board of Directors, recognizing the importance of a well-balanced Board of Directors which reflects the interests of PNM's shareholders, customers, employees and the communities it serves. The Nominating and Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareholders. Suggestions, together with a description of the potential nominee's qualifications, appropriate biographical information, and the potential nominee's signed consent to serve, should be submitted to the Secretary of PNM prior to December 28, 2000, for consideration at PNM's (or Manzano's, after consummation of the share exchange) 2001 annual meeting.

--------------------------------------------------------------------------------
                                PERFORMANCE GRAPH
--------------------------------------------------------------------------------

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG PNM, A PEER GROUP* AND S&P 500 STOCK INDEX

         The following graph assumes that $100 was invested on December 31, 1994 in PNM common stock, the combination gas and electric peer group and the S&P 500 Stock Index, and that all dividends were reinvested.

Historical performance does not necessarily predict future results.

               [GRAPH]

---------------------------------- ------------ -------------- -------------- -------------- ------------- ------------
FISCAL YEAR ENDED
DECEMBER 31,                          1994          1995           1996           1997           1998         1999
---------------------------------- ------------ -------------- -------------- -------------- ------------- ------------
PNM                                    100           136            158            193           173           143
---------------------------------- ------------ -------------- -------------- -------------- ------------- ------------
Peer Group                             100           125            116            155           193           148
---------------------------------- ------------ -------------- -------------- -------------- ------------- ------------
S&P 500                                100           138            169            226           290           351
---------------------------------- ------------ -------------- -------------- -------------- ------------- ------------

* The peer group companies are combination electric and gas utilities each of which has an investment in a nuclear power generating station. The peer group companies are as follows: Central Hudson Gas & Electric Company, CMS Energy Corp., Consolidated Edison, Inc., Niagara Mohawk Holdings, Inc., Northern States Power Company, Pacific Gas & Electric Corp., PECO Energy Company, Public Service Enterprise Group, RGS Energy Group, Inc., SCANA Corporation, Wisconsin Energy Corp. and WPS Resources Corp. The comparative total return for 1998 varied from that reported in 1999 due to mergers and/or consolidations occurring within the Peer Group.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         COMPENSATION POLICIES. The Compensation and Human Resources Committee (the "Committee") establishes compensation guidelines and targets based upon the performance of PNM, business units within PNM, and individual executive officers. The Committee consists of four independent directors who are not PNM employees. The Committee's goal is to establish a compensation program that:

         -        links the interests of management and shareholders,

         - links executive compensation with long-term PNM performance, and

         -        attracts and retains executives of high caliber and ability.

         For 1999, that program consisted of base salary, short-term incentive compensation and long-term incentive compensation.

         The Committee believes this compensation program was a factor contributing to PNM's success this past year, including earnings per share of $2.01 and operating revenues of $1.16 billion.

BASE SALARIES.

         EXECUTIVE OFFICERS

         Each year the Committee reviews base salaries of individual executive officers and their salary ranges. In 1999, base salaries were conservatively tied to the median base salaries of executives in comparable positions within electric and gas utilities together with general industry practices as reported in compensation surveys sponsored by the Edison Electric Institute, the American Gas Association and William M. Mercer, Inc.

         CHIEF EXECUTIVE OFFICER

         Mr. Montoya became the President and Chief Executive Officer of PNM in 1993. At that time, data provided by an executive compensation consultant and an executive search firm were considered in determining Mr. Montoya's compensation. Mr. Montoya's salary remained unchanged until 1996, when the common stock dividend was reinstated. In 1996, his salary was increased by $30,000 to $350,000. In 1997, Mr. Montoya's salary was increased by $25,000 to $375,000. In 1998, his salary remained at the same level. In 1999, Mr. Montoya's salary was increased by $50,000 to $425,000, and he became Chairman, President and Chief Executive Officer. In setting Mr. Montoya's salary, the Committee evaluated his performance in the prior year. Determinative factors included:

         -        strategic planning

         -        company restructuring for deregulation

         -        financial targets

         -        Y2K critical systems transition

         -        succession planning

         -        external relations targets

Some of the significant achievements considered are set forth below:

         -        development of an initial holding company transition plan

         -        development of a competitive strategic direction plan

         -        achievement of generation cost reduction targets

         -        continued improvement in financial credit rating criteria

         - continued improvement in community acceptance and customer satisfaction indicators

SHORT-TERM INCENTIVE COMPENSATION.

         EXECUTIVE OFFICERS

         In 1999, executive officers, together with all other PNM employees, participated in a results pay plan. The plan has an "at risk" cash compensation element tied to the success of the individual business units combined with company-wide earnings per share ("EPS") performance. EPS goals are approved annually by the PNM Board of Directors. Business unit goals for 1999 were generally focused on customer satisfaction, cost control, operations efficiency and business unit earnings per share, with performance targets established for threshold, stretch and optimal achievements. Overall business unit goals for 1999 were achieved at the optimal performance level and the company-wide EPS goal was achieved at 110% of the business plan goal. Award payments were made to participants in February 2000.

         CHIEF EXECUTIVE OFFICER

         Mr. Montoya was not a participant in the results pay plan; however, based on his 1999 performance, the PNM Board of Directors awarded Mr. Montoya a bonus of $100,000 in 2000.

LONG-TERM INCENTIVE COMPENSATION.

         EXECUTIVE OFFICERS AND CHIEF EXECUTIVE OFFICER

         Under PNM's Performance Stock Plan, or the PSP, non-qualified stock option grants are awarded to all executive officers, including Mr. Montoya, as well as other key employees. The PSP provides that the Committee, in its sole and absolute discretion, will declare the level of options to be granted. Grants for 1999 were approved and awarded in February 1999 and are reported in this proxy statement/prospectus under "--Option Grants in 1999" below.

         CERTAIN TAX MATTERS. Under Section 162(m) of the Code, PNM may not deduct certain forms of compensation in excess of $1 million. PNM has no policy with respect to Section 162(m) because no executive of PNM earns in excess of $1 million.

                  Compensation and Human Resources Committee

                  Paul F. Roth (Chair)            Joyce A. Godwin
                  Robert G. Armstrong             Robert M. Price

EXECUTIVE COMPENSATION

-------------------------------------------------------------------------------------------------------------------------
                                               SUMMARY COMPENSATION TABLE
                             ----------------------------------------------------------- ----------------
                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                         ----------------
                                                ANNUAL COMPENSATION                          AWARDS
---------------------------- ----------- ------------- -------------- ------------------ ---------------- ---------------
                                                                                           SECURITIES
NAME AND                                                                OTHER ANNUAL       UNDERLYING       ALL OTHER
PRINCIPAL POSITION              YEAR        SALARY         BONUS       COMPENSATION(a)     OPTIONS(#)      COMPENSATION
---------------------------- ----------- ------------- -------------- ------------------ ---------------- ---------------
B. F. Montoya                   1999      $415,376       $100,000(b)          --             45,000       $  19,153(d)
  Chairman and CEO              1998       389,423         25,000(b)          --             -0- (c)         22,327(d)
                                1997       358,657         75,000(b)          --             20,902            -0-
---------------------------- ----------- ------------- -------------- ------------------ ---------------- ---------------
R. J. Flynn                     1999      $193,110      $  64,400(e)          --              16,000      $   5,555(d)
  Executive Vice President      1998       166,320         49,223(e)          --              -0- (c)         1,842(d)
  of Electric and Gas           1997       155,574          9,975(e)          --               7,432            -0-
  Services
---------------------------- ----------- ------------- -------------- ------------------ ---------------- ---------------
M. H. Maerki                    1999      $188,732      $  55,200(e)          --              16,000      $   5,281(d)
  Senior Vice President         1998       190,432(f)      49,927(e)          --              -0- (c)         3,024(d)
  and Chief Financial           1997       178,346(f)      12,408(e)          --               7,432            -0-
  Officer
---------------------------- ----------- ------------- -------------- ------------------ ---------------- ---------------
P. T. Ortiz                     1999      $170,670      $  39,900(e)         ----             16,000       $  3,446(d)
   Senior Vice President,                               $  75,000(f)          --               -0- (c)          982(d)
  General Counsel and           1998       155,699         41,588(e)                            7,432            -0-
  Secretary                     1997       142,884         11,093(e)
---------------------------- ----------- ------------- ------------- ------------------- ---------------- ---------------
W. J. Real                      1999      $173,139      $ 45,600(e)          --              16,000       $  3,752(d)
  Executive Vice President      1998       145,335        18,685(e)          --              -0- (c)           301(d)
  of Power Production and       1997       137,596(g)     30,000(e)          --               7,432             -0-
  Energy Services
-------------------------------------------------------------------------------------------------------------------------

(a)  These amounts are less than the established reporting thresholds.
(b) This bonus was paid in February 2000 for 1999 performance. There was no bonus paid in 1999 for 1998 performance. Bonuses paid in June 1998 and August 1997 were for previous performance.
(c) Due to Performance Stock Plan amendments approved in 1998 which changed the timing of the grants, no grants were awarded with a 1998 effective date.
(d) These amounts are pursuant to a plan that provides executives with contribution benefits for earning more than IRS limits imposed for qualified plans.
(e) In 1995, a results-based reward program was implemented which was designed to tie a portion of cash compensation awarded to employees to the success of their business unit, combined with company-wide earnings per share ("EPS") results. EPS goals are approved annually by the Board of Directors. These amounts reflect incentive award amounts paid in 2000 for 1999 achievements, in 1999 for 1998 achievements, and in 1998 for 1997 achievements. In addition, these amounts include any lump sum awards granted for individual performance.
(f)  Award paid in March 2000 for previous performance.
(g) These amounts include sales of accrued vacation hours during 1998 and 1997 and also reflect increases in base salaries.
--------------------------------------------------------------------------------

OPTION GRANTS IN 1999

         Under PNM's PSP, non-qualified stock option grants are awarded to all executive officers, including Mr. Montoya, as well as other key employees. Grants for 1999 were approved and awarded in February 1999 and are reported in this proxy statement/prospectus.

                    OPTION GRANTS IN LAST FISCAL YEAR (1999)
----------------------------------- ----------------------------------------------------------------------------------
                                                                  Individual Grants (1)
----------------------------------- ----------------------------------------------------------------------------------
                                       Number of       Percent of
                                      Securities     Total Options
                                      Underlying       Granted to      Exercise or                       Grant Date
                                        Options       Employees in     Base Price                         Present
NAME                                  Granted (#)     Fiscal Year       ($/Share)     Expiration Date  Value ($) (2)
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
B. F. Montoya                           45,000            7.8%           $17.50         02/08/2009        165,600
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
R. J. Flynn                             16,000            2.8%           $17.50         02/08/2009         58,880
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
M. H. Maerki                            16,000            2.8%           $17.50         02/08/2009         58,880
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
P. T. Ortiz                             16,000            2.8%           $17.50         02/08/2009         58,880
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
W. J. Real                              16,000            2.8%           $17.50         02/08/2009         58,880
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------

(1) The options shown in this table were granted in 1999 under the Third Restated and Amended Public Service Company of New Mexico Performance Stock Plan.
(2) The grant date valuation was calculated using the Black-Scholes option pricing model assuming stock price volatility of 25%, a risk-free rate of return of 4.58% and an annual dividend yield of 4.369%. The weighted average grant date option fair value is $3.68.

----------------------------------------------------------------------------------------------------------------------
                                         AGGREGATED OPTION EXERCISES IN 1999
                                           AND 1999 YEAR-END OPTION VALUES

                                                        ------------------------------ -------------------------------
                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                 OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                                              DECEMBER 31, 1999             DECEMBER 31, 1999(A)
------------------------------------------------------- ------------------------------ -------------------------------
                          SHARES ACQUIRED     VALUE
NAME                        ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------ ------------------ ----------- -------------- --------------- --------------- ---------------
B. F. Montoya                   -0-                           166,896          65,902        $320,033       -0-
R. J. Flynn                     -0-                            12,301          23,432             -0-       -0-
M. H. Maerki                    -0-                            25,791          23,432             -0-       -0-
P. T. Ortiz                     -0-                            61,240          23,432         119,654       -0-
W. J. Real                      -0-                            22,603          23,432             -0-       -0-
------------------------ ------------------ ----------- -------------- --------------- --------------- ---------------
(a)  VALUE EQUALS THE YEAR-END STOCK PRICE ($16.25) MINUS THE EXERCISE PRICE,
     TIMES THE NUMBER OF SHARES UNDERLYING THE OPTION. "IN-THE-MONEY" MEANS THAT
     THE YEAR-END STOCK PRICE WAS GREATER THAN THE EXERCISE PRICE OF THE OPTION.
     ALL UNEXERCISABLE OPTIONS, AS OF DECEMBER 31, 1999 WERE NOT "IN-THE-MONEY".
--------------------------------------------------------------------------------

RETIREMENT PLAN AND RELATED MATTERS

         In December 1996, the Board of Directors approved changes to the PNM defined benefit plan ("Retirement Plan") and implementation of matching and non-matching contributions to the 401(k) defined contribution plan effective January 1, 1998. PNM contributions to the 401(k) plan consist of a 3 percent non-matching contribution, and a 75 percent match on the first 6 percent contributed by the employee on a before-tax basis.

         Through December 31, 1997, the Retirement Plan covered employees who had at least one year of service and had attained the age of 21. Vesting occurred after five years of service. Directors who were not employees did not participate in the Retirement Plan. PNM made no contribution in 1999 to the Retirement Plan for plan year 1998, as the Retirement Plan was frozen effective December 31, 1997.

         Salaries used in Retirement Plan benefit calculations were frozen as of December 31, 1997. Additional credited service can be accrued under the Retirement Plan up to a limit determined by age and years of service. PNM made contributions in 1998 to the Retirement Plan for plan year 1997 in the amount of $185,000. The amount of any contribution with respect to any one person cannot be determined. The contribution amount is actuarially determined based upon the number of Plan participants, the participants' age, salary, and years of service.

Directors who were not employees did not participate in the Retirement Plan.

         The following table illustrates the annual benefits that would be provided under the Retirement Plan to employees who retire at the indicated compensation and year of service levels and who elect to receive the benefits, which are calculated on a straight-life annuity basis, over their remaining lives. Vesting of accrued benefits would also occur in the event of a change in control of PNM. Benefits shown are maximum annual benefits payable at age 65 to participants who retire at age 65. The table is based on the Retirement Plan. The amounts shown in the table are not subject to any deduction for Social Security benefits or other offset amounts.

----------------------------------------------------------------------------------------------------------------------
                                                 PENSION PLAN TABLE
---------------- -----------------------------------------------------------------------------------------------------
   AVERAGE OF
  HIGHEST ANNUAL                                                      CREDITED YEARS OF SERVICE
   BASE SALARY     -------------- ------------- -------------- ------------- -------------- -------------- -------------
    FOR 3              5(b)            10            15             20            25             30          321/2(c)
  CONSECUTIVE
    YEARS(a)
----------------   -------------- ------------- -------------- ------------- -------------- -------------- -------------
   $100,000         $10,000        $20,000      $ 30,000       $ 40,000      $ 50,000       $ 60,000       $ 65,000
   $150,000          15,000         30,000        45,000         60,000        75,000         90,000         97,500
   $200,000          20,000         40,000        60,000         80,000       100,000        120,000        130,000
   $250,000          25,000         50,000        75,000        100,000       125,000        150,000        162,500
   $300,000          30,000         60,000        90,000        120,000       150,000        180,000        195,000
   $350.000          35,000         70,000       105,000        140,000       175,000        210,000        227,500
   $400,000          40,000         80,000       120,000        160,000       200,000        240,000        260,000
   $450,000          45,000         90,000       135,000        180,000       225,000        270,000        292,500
----------------  -------------- ------------- -------------- ------------- -------------- --------------  -------------

(a) For these purposes, compensation consists of base salaries and includes any amount voluntarily deferred under PNM's Master Employee Savings Plan. Generally, compensation for these purposes does not include bonuses, payments for accrued vacation, or overtime pay.
(b) Although years of service begin accumulating from the date of employment, vesting occurs after five years of service.
(c) The maximum number of years generally taken into account for purposes of calculating benefits under the non-contributory defined benefit plan. Under limited circumstances, an employee working beyond age 62 could earn an additional 3% retirement benefit.

         Credited years of service, which can be used to calculate benefits as shown in the above table, have been accumulated by executive officers under the Retirement Plan, the Accelerated Management Performance Plan discussed below and the supplemental employee retirement arrangements discussed below. Credited years of service computed as of December 31, 1999, are as follows: Mr. Montoya, 10 years; Mr. Flynn, 5.08 years; Mr. Maerki,
27.57 years; Mr. Ortiz, 8.25 years; and Mr. Real, 21.33 years. The executive officers' remuneration which would be used to calculate benefits is determined by reference to the Retirement Plan and the supplemental employee retirement arrangements discussed below. As of December 31, 1999, the remuneration used to calculate benefits were as follows: Mr. Montoya, $373,336; Mr. Flynn, $161,163; Mr. Maerki, $170,900; Mr. Ortiz, $138,332; and
Mr. Real, $135,000. The remunerator used by the plan was frozen as of December 31, 1997.

         Under Section 401(a)(17) of the Code there is a limitation on the amount of compensation that can be considered in determining retirement benefits under qualified retirement plans. In June 1998, the Board of Directors approved a plan to give executives with earnings in excess of the Code Section 401(a)(17) limitation ($160,000 for 1999) an opportunity to more fully participate in PNM's 401(k) plan and enable them to receive the 3% company contribution and a 75 cent on the dollar match for the first 6% contributed by the employee for eligible earnings in excess of the compensation limitation. The plan also permits executives to contribute amounts in excess of the Code Section 402(g) limitations on elective deferrals. Six executive officers participated in the executive savings plan in 1999.

         In January 1981, the Board of Directors approved a non-qualified executive benefit program for a group of management employees. The Accelerated Management Performance Plan, or AMPP, was intended to attract, motivate and retain key management employees. Mr. Maerki and certain other key management employees are eligible to participate in one or more of the plans in the program. Under the program, as originally adopted, key management employees had the opportunity to earn additional credit for years of service toward retirement. The AMPP, as amended and restated, phased out the accumulation of additional credits by January 1, 1990. In addition, the amended and restated plan includes a provision which allows key management employees who have not attained the maximum credits for years of service to receive a reduced benefit from the plan upon accepting early retirement. Monthly benefits received pursuant to the AMPP are offset by monthly benefits received pursuant to the Retirement Plan.

         As approved by the Board of Directors in 1989, a supplemental employee retirement agreement was entered into with Mr. Maerki. Under the agreement, Mr. Maerki's retirement benefits will be computed as if he had been an employee of PNM since February 15, 1974.

         As approved by the Board of Directors in 2000, a supplemental employee retirement agreement was entered into with Mr. Ortiz. Under the terms of the agreement, if Mr. Ortiz remains employed by PNM until January 1, 2010, he will be deemed to accrue the equivalent of 30 years of credited service under the Retirement Plan. In addition, the agreement provides that for purposes of calculating the supplemental retirement benefits available to Mr. Ortiz under PNM's Executive Retention Plan, the years of service accrued under this agreement shall be used in lieu of the actual years of credited service accrued by Mr. Ortiz under the Retirement Plan. Finally, the agreement provides that until Mr. Ortiz reaches the age of 55 his eligibility for retiree medical benefits shall be determined as if he had attained age 45 with 20 years of credited service with PNM.

         Under the terms of employment agreements with Mr. Montoya, he will be eligible to receive supplemental retirement benefits computed as if he had been an employee of PNM since August 1, 1990.

         The Board of Directors has approved the establishment of an irrevocable grantor trust, under provisions of the Code, generally in connection with the AMPP and the supplemental retirement arrangements with Mr. Montoya, Mr. Maerki, and certain former executive officers. PNM may, but is not obligated to, provide funds to the trust, which was established with an independent trustee, to aid in meeting its obligations under such arrangements. Funds in the amount of $12.7 million have been provided to the trust since 1989. Distributions have been made from the trust since 1989. No additional funds have been provided to the trust. In connection with amendments to the Executive Retention Plan discussed below, the executive savings program and supplemental retirement arrangements would be required to be funded through the trust upon a change in control of PNM.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

         The PNM Board of Directors adopted the Executive Retention Plan, or the Retention Plan, effective January 1, 1992. The Retention Plan covers executive officers and other key employees designated by the Board. Mr. Montoya's agreement, which provided him with substantially similar benefits, was discontinued in 1998, and he is now also covered by the Retention Plan. The Retention Plan, as recently amended, provides certain severance benefits should the employee be terminated from PNM as a result of a change in control of PNM, and the employee is not immediately re-employed by the successor company, if that termination is (a) for reasons other than cause, or (b) by the employee due to constructive termination. The severance benefits include:
(i) lump sum severance equal to 2.5 times current base compensation for executive officers; (ii) reimbursement of reasonable legal fees and expenses incurred as a result of termination of employment; (iii) certain insurance benefits which are substantially similar to those received by the employee immediately prior to termination of employment; (iv) certain other amounts; and (v) if an employee receives any payment due to a change in control which is subject to the excise tax provided in Section 4999 of the Code, then PNM will reimburse the employee in an amount equal to that which places the employee in the same after-tax position as if no excise tax had been imposed. The Retention Plan was effective for an initial term through December 31, 1992, and is to continue in effect until terminated by the Board. The Retention Plan is also subject to automatic extension, or revival if it has been terminated, as to certain events relating to potential changes in control.

         PNM also has a non-union severance pay plan that covers non-union employees terminated due to the elimination of their positions. Benefits include continuation of certain insurance benefits plus regular severance pay in the amount of two months of base salary plus one additional week of base salary for each year of service, which may be enhanced if the participant signs a release agreement with PNM. Executives are also eligible, upon signing a release agreement, for a lump sum payment equal to one year of base salary and reimbursement for placement assistance expenses incurred during the year after being terminated up to 5% of base salary. If an employee is eligible to receive benefits under the Retention Plan, severance benefits are not available to that employee under the non-union severance pay plan.

         Under the terms of employment agreements entered into between PNM and Mr. Montoya, if Mr. Montoya were to be terminated by the Board, he would receive severance benefits substantially equal to the level of benefits provided to other members of senior management discussed above.

             PROPOSAL 3: APPROVAL OF OMNIBUS PERFORMANCE EQUITY PLAN
                         (PROPOSAL 3 ON YOUR PROXY CARD)

         On December 7, 1999, the PNM Board of Directors adopted a new employee stock incentive plan. Subject to approval by PNM's shareholders and the consummation of the share exchange, the Omnibus Performance Equity Plan, or the Omnibus Plan, will expand Manzano's flexibility to structure compensation incentives for Manzano officers and other key employees by rewarding long-term growth and profitability incentives in the emerging competitive environment. Accordingly, certain key employees may be granted Non-Qualified Stock Options, Incentive Stock Options, Restricted Stock Rights, Performance Shares, Performance Units and Stock Appreciation Rights under the Omnibus Plan as described below. While it puts more pay at risk, ownership of stock assists in the attraction and retention of eligible employees and provides them with additional incentives to devote their best efforts to pursue and sustain Manzano's financial success as well as to perform in the best interest of shareholders, customers and employees.

SUMMARY OF OMNIBUS PLAN FEATURES

         GENERAL. The Omnibus Plan contemplates that from time to time, grants of stock-related awards of four general types will be made to selected eligible employees: (1) options to purchase shares of Manzano common stock ("Options"); (2) rights to receive, upon exercise, the appreciation of the fair market value of shares of Manzano common stock ("Stock Appreciation Rights" or "SARs"); (3) outright grants of shares of Manzano common stock, subject to transfer restrictions and risk of forfeiture for a specified restriction period ("Restricted Stock Rights"); and (4) rights to receive (a) shares of Manzano common stock ("Performance Shares") or (b) a specified dollar amount or, in lieu of all or any portion of such amount, shares of Manzano common stock having the same fair market value ("Performance Units"), both conditional upon the attainment during a specified performance period of specified performance measures. Options meeting the requirements of Section 422 of the Code and intended to be afforded the federal income tax treatment of Section 422 options ("Incentive Stock Options"), as well as other Options ("Nonqualified Stock Options" or "NQSOs"), may be awarded under the Omnibus Plan. SARs granted under the Omnibus Plan may be awarded either in tandem with Options ("Tandem SARs") or standing alone ("Freestanding SARs").

         The full text of the Omnibus Plan is attached to this proxy statement/prospectus as Exhibit D. The discussion which follows provides additional information concerning the Omnibus Plan features highlighted above, as well as certain other noteworthy features. Since such discussion necessarily is in the nature of a summary and does not cover all aspects of the

Omnibus Plan, shareholders should review Exhibit D in its entirety as they consider whether to approve the Omnibus Plan.

         SHARES AVAILABLE FOR AWARD. The total number of shares of common stock subject to awards under the Omnibus Plan may not exceed five million (5,000,000), subject to adjustment upon the occurrence of any of the events specified in the Omnibus Plan. The shares of Manzano common stock to be delivered under the Omnibus Plan may consist, in whole or in part, of authorized, but unissued, shares of Manzano common stock or shares purchased on the open market or, if it becomes allowable under New Mexico law, treasury stock not reserved for any other purpose.

         Subject to the express provisions of the Omnibus Plan, if any award granted under the Omnibus Plan terminates, expires, lapses for any reason, or is paid in cash, any common stock subject to or surrendered for such award will again be common stock available for the grant of an award. With respect to awards made to insiders under Section 16 of the Exchange Act, shares of such stock may be reused to the maximum extent permitted under Section 16 of the Exchange Act.

         ADMINISTRATION AND ELIGIBILITY. The Omnibus Plan will be administered by a committee ("Committee") designated by the Manzano Board of Directors. The membership of such committee shall not contain less than two
(2) members of the Manzano Board of Directors. All Committee members must be "non-employee directors." The Committee, by majority action thereof, is authorized to interpret the Omnibus Plan, to prescribe, amend, and rescind rules and regulations relating to the Omnibus Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of Manzano, and to make all other determinations necessary or advisable for the administration of the Omnibus Plan.

         The Committee shall have the authority, in its sole discretion, to determine the types of awards, the times when awards will be granted, the number of awards, the purchase price or exercise price, the period(s) during which the awards shall be exercisable (whether in whole or in part), the restrictions applicable to such awards, and other terms and provisions (which need not be identical). The Committee will have the authority to modify existing awards, subject to specified provisions of the Omnibus Plan. Awards may be made only to those participants who are employees of Manzano or a subsidiary that has adopted the Omnibus Plan on the grant date of the award.

         GRANT OF OPTIONS. Subject to the provisions of the Omnibus Plan, Options may be granted to participants at any time and from time to time as determined by the Committee. The Committee will have complete discretion in determining the number of Options granted as well as the type, size, and other terms and conditions of each granted award, subject to the parameters set forth in the Omnibus Plan. The Committee may make grants to employees under any or a combination of all of the various categories of awards that are authorized under the Omnibus Plan. No Option may be exercised more than ten years from the date of grant. Upon exercise of any Option, payment must be made in full and may be either (1) in cash, (2) in stock valued at its fair market value on the date of exercise, or (3) by a combination thereof as determined by the Committee. The participant shall have none of the rights of a shareholder with respect to Options until the record date of the stock purchase.

         RESTRICTED STOCK RIGHTS. A grant of Restricted Stock Rights involves the grant of a right to acquire Manzano common stock in the future at no monetary cost to the participant. Shares of Manzano common stock are not issued until specified restrictions lapse, typically the achievement of specified performance targets or the continued employment of the participant until a specified date. Voting rights, dividend equivalents and other distributions, form and timing of payments are specified in the Omnibus Plan.

         PERFORMANCE SHARES AND PERFORMANCE UNITS. These award vehicles provide shares of Manzano common stock or rewards for achieving specific, long-term performance targets. Each Performance Share and each Performance Unit will have a value determined by the Committee at the time of grant. The Committee will also set forth performance goals it deems appropriate. For Performance Shares, a payment will be made in Manzano common stock. For Performance Units, payment will be made in cash, Manzano common stock or a combination thereof as determined by the Committee.

         STOCK APPRECIATION RIGHTS. This award vehicle provides a payment equal to the appreciation in market value of the Manzano common stock and may be granted to participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. Alternatively, SARs may be granted independently of Options. Payment for SARs shall be made in cash, stock or a combination thereof and shall be exercisable at the time and be subject to such restrictions and conditions as the Committee approves.

         RESTRICTIONS. The Committee may impose restrictions on any awards under the Omnibus Plan as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Manzano common stock is then listed and under any blue sky or state securities law applicable to the awards.

         TERMINATION OF EMPLOYMENT. Disposition of Awards when termination of employment occurs due to death, disability, retirement, or change in control are specified in the Omnibus Plan.

         NON-TRANSFERABILITY. The Committee may, in it sole discretion, determine the right of a participant to transfer any award granted under the Omnibus Plan. Unless otherwise determined by the Committee, no award granted under the Omnibus Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder, or, if applicable, until the termination of any restricted or performance period as determined by the Committee.

         AMENDMENT, MODIFICATION AND TERMINATION OF OMNIBUS PLAN. The Manzano Board of Directors has discretion to terminate, amend or modify the Omnibus Plan. Any such action of the Manzano Board of Directors is subject to the approval of the Manzano shareholders to the extent required by law. To the extent permitted, the Manzano Board of Directors may delegate to the Committee or the President the authority to approve non-substantive amendments to the Omnibus Plan.

         TAX WITHHOLDING. Manzano will have the power to withhold, or require a participant to remit to Manzano, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the Omnibus Plan. To the extent that alternative methods of withholding are available under applicable laws, Manzano will have the power to choose among such methods.

         NEW PLAN BENEFITS. To date, no awards of any kind have been granted under the Omnibus Plan, and no executive officer, other officer or other employee has been selected to receive any such award in the future.

         The rules of the SEC require disclosure of the awards individuals will receive pursuant to such a plan if such awards are determinable. Since awards of Options, SARs, Restricted Stock Rights, Performance Shares and Performance Units will be made by the Committee in its discretion under the Omnibus Plan, it is not possible to determine the amounts of such awards that will be made.

         EFFECT OF CONSUMMATION OF PLAN OF SHARE EXCHANGE. Subject to the approval of the shareholders of PNM of the Omnibus Plan, the Omnibus Plan provides that the Omnibus Plan will only become effective immediately if the share exchange is consummated. If the PNM shareholders approve the Omnibus Plan and the share exchange is approved and consummated, no new options will be made under the PNM Performance Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES OF OMNIBUS PLAN

         The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Omnibus Plan based on Federal income tax laws in effect on January 1, 2000. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         NONQUALIFIED STOCK OPTIONS ("NQSO'S"). In general: (i) no income will be recognized by an optionee at the time an NQSO is granted; (ii) at the time of exercise of an NQSO, ordinary income (subject to income tax withholding) will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise (see "Restricted Stock Rights" below for the tax consequences of receiving restricted shares on date of exercise); and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held after exercise and prior to sale.

         INCENTIVE STOCK OPTIONS. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The spread on an Incentive Stock Option at the time of exercise is, however, an item of tax preference that may result in the imposition of the alternative minimum tax. If common shares are issued to an optionee pursuant to the exercise of an Incentive Stock Option and the optionee holds the shares before selling them for at least two years after the date of grant and one year after exercise, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

         If shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

         STOCK APPRECIATION RIGHTS. No income will be recognized by a holder in connection with the grant of a Tandem SAR or a Freestanding SAR. When the SAR is exercised, the recipient normally will be required to include as taxable ordinary income (subject to income tax withholding) in the year of exercise an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock received on the exercise.

         RESTRICTED STOCK RIGHTS. A recipient of Restricted Stock Rights generally will be subject to tax at ordinary income rates on the fair market value of the shares of Restricted Stock received on exercise of the rights (reduced by any amount paid by the recipient for such shares) which fair market value shall be determined at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of
Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined on the date of transfer without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to shares of Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

         PERFORMANCE SHARES AND PERFORMANCE UNITS. No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as taxable ordinary income (subject to income tax withholding) in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock received.

         SPECIAL RULES APPLICABLE TO OFFICERS. In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

         TAX CONSEQUENCES TO MANZANO OR ITS SUBSIDIARIES. To the extent that an employee recognizes ordinary income in the circumstances described above, Manzano or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of
Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

         Your Board of Directors recommends a vote FOR this proposal.

                 PROPOSAL 4: APPROVAL OF INDEPENDENT ACCOUNTANTS
                         (PROPOSAL 4 ON YOUR PROXY CARD)

         The Audit Committee of the Board of Directors selects and hires independent public accountants to audit the consolidated financial statements of PNM and its subsidiaries. The Audit Committee's selection for 2000 must be approved by you.

         The Audit Committee selected Arthur Andersen LLP to audit PNM's books of account and other corporate records for 2000. This firm has audited PNM's books since 1993, and no relationship exists other than the usual relationship between independent public accountant and client. A representative of Arthur Andersen LLP will be available at the annual meeting to respond to questions and to make any statement the representative may desire. If the share exchange is approved and becomes effective, Arthur Andersen LLP will also become, and be approved as, the independent public accountants of Manzano and its subsidiaries for 2000.

         Your Board of Directors recommends a vote FOR this proposal.

                        VALIDITY OF MANZANO COMMON STOCK

         The validity of the shares of the Manzano common stock will be passed upon by Keleher & McLeod, P.A., Albuquerque, New Mexico.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires PNM's directors and executive officers to file certain reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based solely on our review of copies of the reports received by us, and on the written representations of certain reporting persons, we believe that during 1999 all filing requirements were timely satisfied by the directors and executive officers of PNM, except that one transaction by B. F. Montoya was reported late on a Form 4.

         DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

         Any proposal to be considered for possible inclusion in PNM's 2001 annual meeting of shareholders (or at Manzano's 2001 annual meeting if the agreement and plan of share exchange is approved) must be received by the Secretary of PNM (or Manzano) at Alvarado Square, Mail Stop 2822, Albuquerque, New Mexico 87158 no later than December , 2000 in order to be eligible for inclusion in PNM's (or Manzano's) proxy materials relating to that meeting.

         A shareholder proposal submitted outside the processes of the SEC's proxy rules will be considered untimely if notice is received by PNM, if the share exchange is not consummated, after March , 2001, or by Manzano, if the share exchange is consummated, after January , 2001, and the proxy for the meeting may confer discretionary authority to vote on a matter for which notice is not timely received.

                                  By Order of the Board of Directors

                                  Patrick T. Ortiz
                                  Senior Vice President, General Counsel
                                  and Secretary

Dated:  April 24, 2000
Albuquerque, New Mexico

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on March 10, 2000.

                                       Manzano Corporation

                                       By:         /s/  J.E. Sterba
                                          ---------------------------------
                                           Name:  J.E. Sterba
                                           Title:    President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Manzano Corporation whose signature appears below constitutes and appoints B.
F. Montoya and M. H. Maerki each of them singly, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                                           Title                                      Date
                    ---------                                           -----                                      ----
          /s/  B.F. Montoya                          Chief Executive Officer and Chairman of the             March 10, 2000
--------------------------------------                           Board of Directors
B.F. Montoya                                                (Principal Executive Officer)

          /s/  M.H. Maerki                                   Senior Vice President and                       March 10, 2000
--------------------------------------                        Chief Financial Officer
M.H. Maerki                                                (Principal Financial Officer)


          /s/  J.R. Loyack                                         Vice President,                            March 10, 2000
--------------------------------------                        Corporate Controller and
J.R. Loyack                                                   Chief Accounting Officer
                                                           (Principal Accounting Officer)

          /s/  J.T. Ackerman                                          Director                                March 10, 2000
--------------------------------------
J.T. Ackerman


          /s/  R.G. Armstrtong                                        Director                                March 10, 2000
---------------------------------------
R.G. Armstrong

          /s/  J.A. Godwin                                            Director                                March 10, 2000
---------------------------------------
J.A. Godwin

          /s/  J.E. Sterba                                     President and Director                         March 10, 2000
---------------------------------------
J.E. Sterba

          /s/  T.F. Patlovich                                         Director                                March 10, 2000
---------------------------------------
T.F. Patlovich

          /s/  R.M. Price                                             Director                                March 10, 2000
---------------------------------------
R.M. Price

                                                                       EXHIBIT A

                        AGREEMENT AND PLAN OF SHARE EXCHANGE

       THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement"), dated as of __________________, 2000, is between PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation (the "Company") and the corporation whose shares of Common Stock, $5.00 par value per share (the "Company Common Stock"), will be acquired pursuant to the Exchange (as hereinafter defined) provided for herein, and MANZANO CORPORATION, a New Mexico corporation ("Manzano") and the corporation which will acquire the Company Common Stock. The Company and Manzano are hereinafter referred to, collectively, as the "Companies".

                                     WITNESSETH:

       WHEREAS, the authorized capital stock of the Company consists of (a) 80,000,000 shares of Company Common Stock, of which ____________ shares are issued and outstanding as of the date hereof, and (b) 10,000,000 shares of Cumulative Preferred Stock, no par value ("Company Preferred Stock"), of which _____ shares are issued and outstanding in one series as of the date hereof;

       WHEREAS, Manzano is a wholly-owned subsidiary of the Company with authorized capital stock consisting of (a) 120,000,000 shares of Common Stock, without par value ("Manzano Common Stock"), of which ______ shares are issued and outstanding as of the date hereof and owned of record by the Company, and (b) 50,000,000 shares of Preferred Stock, without par value ("Manzano Preferred Stock"), of which no shares are issued and outstanding as of the date hereof;

       WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareholders that, at the Effective Time (as hereinafter defined), Manzano acquire each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and that each such share of Company Common Stock be automatically exchanged for one share of Manzano Common Stock with the result that Manzano becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of Manzano Common Stock, all on the terms and conditions hereinafter set forth;

       WHEREAS, the implementation of the Exchange is subject, to the extent required, and among other things as provided herein, to the receipt of orders, authorizations and approvals of the New Mexico Public Regulation Commission (the "PRC"), the Federal Energy Regulatory Commission (the "FERC") and the Nuclear Regulatory Commission (the "NRC"); and

       WHEREAS, the Board of Directors of the Company has recommended that the Company's shareholders approve the Exchange and this Agreement, and the Exchange and this Agreement will be submitted to a vote of the holders of Company Common Stock pursuant to the New Mexico Business Corporation Act (the "Act").

       NOW THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereinafter contained, and subject to satisfaction of the conditions herein contained, the parties hereto agree with respect to the acquisition and exchange provided for herein (the "Exchange") that at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one share of Manzano Common Stock, and that the terms and conditions of the Exchange and the method of carrying the same into effect are as follows:

                                      ARTICLE I

       Subject to the satisfaction of the terms and conditions contained herein, the Exchange will be effective upon the filing of Articles of Exchange (the "Articles") with respect to the Exchange with the Corporations Bureau of the PRC or at such later time as may be stated in the Articles (the time at which the Exchange becomes effective being referred to herein as the "Effective Time").

                                     ARTICLE II

At the Effective Time:

       (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically exchanged for one share of Manzano Common Stock, which shares of Manzano Common Stock shall thereupon be fully paid and non-assessable;

       (2) Manzano shall acquire and become the owner and holder of each issued and outstanding share of Company Common Stock so exchanged;

       (3) each share of Manzano Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of Manzano Common Stock; and

       (4) the former holders of Company Common Stock shall be entitled only to receive shares of Manzano Common Stock in exchange therefor as provided herein subject to statutory dissenters' rights under Sections 53-15-3 and 53-15-4 of the Act that may be applicable to such former holders.


       Shares of Company Preferred Stock shall not be exchanged or otherwise affected in connection with the Exchange. Subject to the terms thereof, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Exchange and shall continue to be a share of Company Preferred Stock of the applicable series designation.

                                    ARTICLE III

       The consummation of the Exchange is subject to the following conditions precedent at or prior to the Effective Time:

       (1) the receipt and continued effectiveness of (a) the approval by the holders of Company Common Stock as required by the Act and (b) such orders, authorizations, approvals or waivers from the PRC, the FERC, the NRC and any other jurisdictive regulatory bodies, boards or agencies, or other parties, which are required to consummate the Exchange at the Effective Time and which do not include, in the sole judgment of the Company's Board of Directors, unacceptable conditions;

       (2) a registration statement relating to the shares of Manzano Common Stock to be issued or reserved for issuance in connection with the Exchange shall be effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order pursuant to Section 8 thereunder;

       (3) the approval for listing, upon official notice of issuance, by the New York Stock Exchange of the shares of Manzano Common Stock to be issued in connection with the Exchange;

       (4) the receipt of an opinion of counsel or an opinion from the Company's independent public accountants, in form and substance satisfactory to the Board of Directors of the Company and of Manzano, as to the United States federal income tax consequences of the Exchange; and

       (5) the receipt of an opinion, in form and substance satisfactory to the Company's Board of Directors, from Keleher & McLeod, P.A., counsel to the Company, as to the legality of Manzano Common Stock to be issued by Manzano in connection with the Exchange.

                                  ARTICLE IV

       This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time prior to the Effective Time (including, without limitation after receipt of the affirmative vote of holders of the Company Common Stock as provided in
Article V hereof), by the mutual consent of the Boards of Directors of the Company and of Manzano; provided, however, that, after receipt of such holder approval, no such amendment, modification, supplement or waiver shall be made or effected if such amendment, modification, supplement or waiver would, in the sole judgment of the Board of Directors of the Company, materially and adversely affect the rights of the shareholders of the Company.

       This Agreement may be terminated and the Exchange abandoned at any time prior to the Effective Time (including, without limitation, after receipt of the affirmative vote of holders of the Company Common Stock as provided in Article V hereof), if the Board of Directors of the Company determines, in its sole judgment, that consummation of the Exchange would for any reason be inadvisable or not in the best interests of the Company or its shareholders.

                                    ARTICLE V

       The Exchange and this Agreement will be submitted to the holders of Company Common Stock for approval pursuant to the Act. As required by the Act, the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock will be required to approve the Exchange and this Agreement.

                                    ARTICLE VI

       Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to Manzano for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Manzano Common Stock as the shares of Company Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represents Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Manzano Common Stock as though such surrender or transfer and exchange had taken place. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of the Company, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time, and at and after the Effective Time, such stock transfer books may be deemed to be the stock transfer books of Manzano.

                                   ARTICLE VII

       Prior to or as of the Effective Time, the Company shall cause those directors of the Company identified as Manzano directors in the Company's Proxy Statement for the Company's 2000 Annual Meeting to be elected directors of Manzano, and such directors shall remain as directors of Manzano at and after the Effective Time until Manzano's 2001 Annual Meeting. Each director of the Company as of the Effective Time shall also remain a director of the Company at and after the Effective Time until otherwise determined by Manzano.

                                   ARTICLE VIII

       At the Effective Time, Manzano shall become sponsor of a dividend reinvestment and stock purchase plan ("Manzano Direct Plan") by amendment to the Company's PNM Direct Plan as in effect immediately prior to the Effective Time. At the Effective Time, all shares of Company Common Stock held under the PNM Direct Plan (including fractional and uncertificated shares) immediately prior to the Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of Manzano Common Stock and shall be held under and pursuant to the Manzano Direct Plan. At the Effective Time, Manzano shall become the sponsor of, and agree to issue Manzano Common Stock on and after the Effective Time in connection with, the Company's Performance Stock Plan and the Company's Director Retainer Plan, each as in effect immediately prior to the Effective Time, by appropriate amendments to these plans.

       IN WITNESS WHEREOF, each of the Company and Manzano, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed by its President and Chief Executive Officer and its corporate seal to be affixed hereto and attested by its Secretary as of the date first above written.

                                          PUBLIC SERVICE COMPANY
                                          OF NEW MEXICO



                                          By:
                                             ----------------------------------
                                                    Chairman of the Board
                                                 and Chief Executive Officer

ATTEST:


--------------------------------
Secretary

                                          MANZANO CORPORATION



                                          By:
                                             ----------------------------------
                                                 Chairman of the Board
                                                 and Chief Executive Officer


ATTEST:


--------------------------------
Secretary

                                                                       EXHIBIT B

                             ARTICLES OF INCORPORATION
                                         OF
                                MANZANO CORPORATION


       The undersigned acting as incorporator of a Corporation under the New Mexico Business Corporation Act adopts the following Articles of
Incorporation for the Corporation.

                                     ARTICLE I

                                        NAME

       The name of the Corporation is MANZANO CORPORATION.

                                     ARTICLE II

                                 PERIOD OF DURATION

       The period of its duration is perpetual.

                                    ARTICLE III

                                      PURPOSE

       The purposes of the Corporation are to hold the voting securities of other companies and to engage in any other lawful business for which corporations may be incorporated under the laws of the State of New Mexico. The Corporation shall have all the powers that are lawful for a corporation to exercise under New Mexico law.

                                     ARTICLE IV

                            AUTHORIZED NUMBER OF SHARES

       A. AUTHORIZED CAPITAL SHARES. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Seventy (170) Million shares, of which One Hundred Twenty (120) Million shares shall be Common Stock, no par value, and Fifty (50) Million shares shall be Preferred Stock, no par value. Common Stock and Preferred Stock shall be issued for such minimum consideration as authorized by the Board of Directors.

       B. COMMON STOCK. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Common Stock subject to the following restrictions and qualifications:

       (1) DIVIDENDS. Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any available funds, property or shares.

       (2) VOTING RIGHTS. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of shareholders. Cumulative voting for the election of directors of the Corporation shall not be permitted.

       (3) LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the net balance of any assets of the Corporation remaining after any distribution of the assets of the Corporation to the holders of Preferred Stock to the extent necessary to satisfy any preferences to the assets.

       C. PREFERRED STOCK. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Preferred Stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of Preferred Stock and its restrictions or qualifications, limited to the following:

       (1) the serial designation, authorized number of shares and the stated value;

       (2) the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;

       (3) the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;

       (4) the amount or amounts to be received by the holders in the event of dissolution, liquidation, or winding up of the Corporation;

       (5) any sinking fund provisions for redemption or purchase of shares of any series;

       (6) the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other capital stock, or of other series of Preferred Stock, of the Corporation; and

       (7) the voting rights, if any, for the shares of each series, limited to circumstances when:

       (a) the Corporation fails to pay dividends on the applicable series; and

       (b) when a proposed amendment to these Articles would have an adverse impact on the rights and privileges of the preferred stockholders.

       D. PREEMPTIVE RIGHTS. The holders of Common Stock or Preferred Stock shall not have a preemptive right to acquire authorized but unissued shares, securities convertible into shares or carrying a right to subscribe to or acquire shares, except under such terms and conditions as may be provided by the Board of Directors in its sole judgment.

                                     ARTICLE V

                              STOCK RIGHTS AND OPTIONS

       The Board of Directors in its sole judgment may create and issue rights or options entitling the holders, which may include directors, officers or employees of the Corporation, to purchase from the Corporation shares of any class of stock.

                                     ARTICLE VI

                                     AMENDMENTS

       The affirmative vote of the holders of two-thirds of the outstanding capital stock of the Corporation entitled to vote shall be required in order to amend, alter, change or repeal any provisions of these Articles of Incorporation.

                                    ARTICLE VII

                                     DIRECTORS

       The number of directors of the Corporation shall be as specified in the Bylaws but shall be no less than five (5) and no more than twelve (12). The number of directors may be increased or decreased from time to time as provided in the Bylaws so long as no decrease shall have the effect of shortening the term of any incumbent director. To the extent and in the manner provided by law, the directors may be classified as to the time for which they severally hold office, in accordance with the Bylaws of the Corporation.

              The initial Board of Directors shall consist of seven members, and the names and addresses of the persons who are to serve as the initial Directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are:

Name                                             Address
----                                             -------
John T. Ackerman                                 165 Sol de Oro Court
                                                 Corrales, NM 87048

Robert G. Armstrong                              2608 North Washington
                                                 Roswell, NM 88201

Joyce A. Godwin                                  904 Brazos Place SE
                                                 Albuquerque, NM 87123

Benjamin F. Montoya                              Alvarado Square, MS 2824
                                                 Albuquerque, NM 87158

Theodore F. Patlovich                            11109 Bobcat NE
                                                 Albuquerque, NM 87122

Robert M. Price                                  14579 Grand Ave. S., Suite 100
                                                 Burnsville, MN 55306

Jeffry E. Sterba                                 Alvarado Square, MS 2802
                                                 Albuquerque, NM 87158

                                    ARTICLE VIII

                              LIMITATION ON LIABILITY

       The liability of the directors of the Corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under New Mexico law as may be amended from time to time.

                                     ARTICLE IX

                                    SHAREHOLDERS

       The affirmative vote of the holders of two-thirds of the outstanding capital stock of the Corporation entitled to vote shall be required in order to approve any merger, consolidation, plan to exchange all the issued or outstanding shares of one or more classes of stock of this Corporation for shares of another corporation or sale of all or substantially all of the Corporation's assets.

                                     ARTICLE X

     ADDRESS OF INITIAL REGISTERED OFFICE AND NAME OF INITIAL REGISTERED AGENT

       The address of the Corporation's initial registered office is:
Alvarado Square, MS 2822, Albuquerque, NM 87158.  The name of the
Corporation's initial registered agent at that address is Patrick T. Ortiz.

                                     ARTICLE XI

                                    INCORPORATOR

       The name and address of the Incorporator is Public Service Company of New Mexico, Alvarado Square, Albuquerque, New Mexico 87158.

                                          Incorporator

                                          PUBLIC SERVICE COMPANY
                                          OF NEW MEXICO



                                          By:   /s/ Benjamin F. Montoya
                                             ----------------------------------
                                             BENJAMIN F. MONTOYA
                                             Chairman and Chief Executive
                                             Officer



DATED:    March 3, 2000
      ----------------------

                                                                       EXHIBIT C


                                       BYLAWS
                                         OF
                                MANZANO CORPORATION


                                     ARTICLE I

                              MEETINGS OF SHAREHOLDERS

SECTION 1.    MEETINGS

       The annual meeting of shareholders shall be held at the time and place set by resolution of the Board of Directors for the election of directors and the transaction of such other business as may properly come before the meeting.

       Special meetings may be called by a majority of the Board of Directors, the Chairman of the Board, the President or by holders of not less than one-tenth of all the shares entitled to vote at the meeting.

SECTION 2.    NOTICE

       Written notice of any meeting stating the time and place, and if a special meeting, the purpose, of the meeting shall be mailed to each shareholder of record entitled to vote at the meeting at the address of the shareholder as it appears on the stock transfer books of the Corporation, except as otherwise provided by law. Notices of special meetings called by a majority of the Board of Directors, the Chairman of the Board or the President, and of annual meetings shall be mailed not less than ten (10) days nor more than fifty (50) days before the meeting. Notices of other special shareholder meetings shall be mailed not less than forty (40) days nor more than fifty (50) days before the date of the meeting.

SECTION 3.    ADJOURNMENT

       Whenever a quorum is not present at any meeting of the shareholders, or whenever it may be deemed desirable, a majority in interest of the shareholders present in person or by proxy may adjourn the meeting from time to time to any future date, without notice other than by announcement at the meeting. At any continuation of the adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting originally scheduled.

SECTION 4.    ORDER OF BUSINESS

       (a) The Chairman of the Board, or in the absence of the Chairman, the President, or in their absence, a director designated by the Board of Directors, shall call meetings of the shareholders to order and shall act as Chairman of the meeting. The shareholders may appoint any shareholder or the proxy of any shareholder to act as Chairman of any meeting of the shareholders in the absence of the Chairman of the Board, President and a director designated by the Board to serve as Chairman of the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as Secretary at all meetings of the shareholders, but in the absence of the Secretary and Assistant Secretary at any meetings of the shareholders, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

       (b) The Chairman of the meeting shall have the right to determine the order of business at the meeting, to prescribe the rules and procedures for the conduct of the meeting, and to do all things necessary or desirable for the proper conduct of the meeting, including maintenance of order and safety and limitations on the time allotted to questions or comments on the affairs of the Corporation.

       (c) The only business that may be conducted at an annual meeting of shareholders is that business which has been brought before the meeting: (i) by or at the direction of the Chairman of the meeting; (ii) pursuant to the notice of the meeting; or (iii) by any shareholder who is a holder of record at the time of the giving of the notice of the meeting who is entitled to vote at the meeting and who complies with the procedures set forth in Section 4 (d).

       (d) For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the proposal in proper written form to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the Secretary's office at least ninety (90) days before the date on which the proxy materials for the prior year's annual meeting of shareholders were first mailed.

To be in proper written form, a shareholder's notice to the Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting; (ii) the name and address of the shareholder proposing the business and all persons or entities acting in concert with the shareholder; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder and all persons or entities acting in concert with the shareholder; and (iv) any material interest of the shareholder in the proposed business. These notice requirements will be satisfied by a shareholder if the shareholder has notified the Secretary of the Corporation of his or her intention to present a proposal at an annual meeting and the proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for the annual meeting. If, however, the shareholder does not appear or send a qualified representative to present the proposal at the annual meeting, the proposal shall not be presented for a vote at the meeting, even though proxies regarding that vote have been received by the Corporation.

SECTION 5.    INSPECTORS

       At each meeting of the shareholders at which a vote by ballot is taken, the polls shall be opened and closed, the proxies and ballots shall be collected, and the validity of proxies and the acceptance or rejection of votes shall be decided by two inspectors. No person who is a candidate for the office of director shall act as inspector of any election for directors. The inspectors shall be appointed by the Board of Directors before the meeting or, if no appointment has been made, then by the Chairman of the meeting. If for any reason any of the inspectors previously appointed fails to attend or refuses or is unable to serve, those inspectors not serving shall be replaced by inspectors appointed by the Chairman of the meeting.

SECTION 6.    VOTING

       At meetings of shareholders, every shareholder having voting rights as provided for in the Articles of Incorporation shall be entitled to one (1) vote for each share of stock outstanding in the name of the shareholder on the books of the Corporation on the date on which shareholders entitled to vote are determined or as otherwise provided for in the Articles of Incorporation. Each shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing or other manner authorized by the Board of Directors to the extent permitted by law. If the instrument designates two (2) or more persons to act as proxies, a majority of the proxies present at the meeting may exercise all of the powers conferred by the instrument unless the instrument provides otherwise. No proxy shall be voted at any meeting or continuation of an adjourned meeting other than that for which the proxy is given.

       In all elections for directors, voting shall be by written ballot, or by electronic, telephonic or other process as the Board of Directors may authorize, to the extent permitted by law.

       The Board of Directors may fix a date in advance not exceeding fifty
(50) days before the date of any meeting of shareholders as a record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record on the date so fixed shall be entitled to notice of and to vote at the meeting.

                                   ARTICLE II

                                   DIRECTORS

SECTION 1.    NUMBER, ELECTION AND TERMS

       The business and property of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors shall, by resolution, fix the number of directors which shall be no less than five (5) and no more than twelve (12) in number. If less than nine directors, the directors shall be elected at the first annual meeting by the shareholders and each director shall serve until the next annual meeting and until his or her successor shall be elected and qualify. If there are nine or more directors, directors may be elected in classes as authorized by the Articles of Incorporation in the manner provided by law.

SECTION 2.    COMPENSATION

       Directors shall receive compensation for their services as directors as may be fixed by resolution of the Board of Directors, including reimbursement for expenses for Board related services.

SECTION 3.    MEETINGS

       The meetings of the Board of Directors shall be held at the times and places designated by the Board of Directors. The annual meeting of the Board of Directors for the election of officers and such other business as may properly come before the meeting shall be held immediately following the annual meeting of shareholders. Special meetings of the Board of Directors shall be held whenever called at the direction of the Chairman of the Board, the President, or any two (2) directors if there are less than nine (9) directors on the Board, or any three (3) directors if there are nine (9) or more directors on the Board.

SECTION 4.    NOTICE

       No notice shall be required of any annual or regular meeting of the Board of Directors unless the place has been changed from that last designated by the Board of Directors. Notice of any annual or regular meeting, when required, or of any special meeting, of the Board of Directors shall be given to each director in writing or by telephone at least twenty-four (24) hours before the time fixed for the meeting. Notice may be waived by any director. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting. At any meeting at which every director is present, even without notice, any business may be transacted.

SECTION 5.    ADJOURNMENTS

       Any annual, regular or special meeting of the Board of Directors may be adjourned from time to time by the members present whether or not a quorum is present, and no notice shall be required of any continuation of an adjourned meeting beyond the announcement at the adjourned meeting.

SECTION 6.    INDEMNIFICATION

       Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.

SECTION 7.    COMMITTEES

       The Board of Directors may designate from among its members one (1) or more committees, to exercise the power and authority and perform the functions that the Board may determine, except as may be limited by law.

                                    ARTICLE III

                        CONTRACTS AND NEGOTIABLE INSTRUMENTS

SECTION 1.    AUTHORITY TO SIGN CONTRACTS

       Unless the Board of Directors shall otherwise specifically direct, all contracts, instruments, documents or agreements of the Corporation shall be executed in the name of the Corporation by the President, or any Vice President, or any other employee, if approved by the President by either administrative policy letter or specific written designation. It shall not be necessary that the corporate seal be affixed to any contract.

SECTION 2.    AUTHORITY TO SIGN NEGOTIABLE INSTRUMENTS

       Except as otherwise authorized by the Board of Directors, all checks, drafts, bills of exchange, promissory notes, electronic funds transfer documents, and other negotiable instruments shall be signed by the Chairman of the Board, President, any Vice President, Secretary or Treasurer. Facsimile signatures shall be sufficient to meet the requirements of this section.

SECTION 3.    APPROVAL BY SHAREHOLDERS

       The Board of Directors in its discretion may submit any contract, or act, for approval or ratification at any annual meeting of the shareholders, or at any special meeting of the shareholders called for the purpose of considering the act or contract. Except as provided for in the Articles of Incorporation, any contract or act that shall be approved or ratified by the vote of the holders of a majority of the capital stock of the Corporation which is represented in person or by proxy at the meeting shall be valid and binding upon the Corporation.

                                     ARTICLE IV

                                      OFFICERS

SECTION 1.    NUMBER, ELECTION AND TERM

       The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer, and a Controller, who shall be elected annually by the Board of Directors at the annual meeting and who shall hold office until the next annual meeting or until a successor is elected and qualifies. The Board of Directors may designate the Chairman of the Board or the President as Chief Executive Officer. The Board of Directors may elect one person to serve as both Chairman of the Board and President. The Board of Directors may designate one or more Vice Presidents as "Executive" Vice Presidents and one or more Vice Presidents as "Senior" Vice Presidents. The title of any Vice President may include words indicative of the area of responsibility of the Vice President. The Board of Directors shall designate one of the Vice Presidents as the chief financial officer of the Corporation. The Board of Directors may from time to time appoint such additional officers as the interest of the

Corporation may require and fix their terms and duties of office. A vacancy occurring in any office may be filled by the Board of Directors. All officers shall hold office at the discretion of the Board of Directors and shall be subject to removal at any time by the affirmative vote of a majority of the whole Board of Directors. Election of any person as an officer of the Corporation shall not of itself create contract rights.

SECTION 2.    CHAIRMAN OF THE BOARD OF DIRECTORS

       The Chairman of the Board shall be elected annually by the Board of Directors at the annual meeting and shall hold that office until a successor is elected and qualifies. In the event of the incapacity of the Chairman of the Board, the Board of Directors shall, by a majority vote of the Board of Directors, designate an Acting Chairman who shall, during the incapacity of the Chairman of the Board, assume and perform all functions and duties which the Chairman of the Board is authorized or required by law to do. The Chairman of the Board shall have the power to call special meetings of the shareholders and of the directors for any purpose. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors unless the Chairman of the Board is absent or incapacitated. The Chairman of the Board, subject to the authority of the Board of Directors, shall generally do and perform all acts incident to the office of the Chairman of the Board and which are authorized or required by law.

SECTION 3.    PRESIDENT

       The President shall provide active management over all operations of the Corporation subject to control of the Board of Directors. The President shall have the power to appoint and discharge, subject to the general approval or review by the Board of Directors, employees and agents of the Corporation and to fix their compensation, to make and sign contracts and agreements in the name of and on behalf of the Corporation and direct the general management and control of the business and affairs of the Corporation. The President may delegate authority to officers of the Corporation as the President may determine. The President shall have the power to segregate the operations of the Corporation into areas of responsibility. The President shall see that the books, reports, statements and certificates required by law are properly kept, made, and filed, and shall generally do and perform all acts which are authorized or required by law. The President shall designate a Vice President who shall, during the absence or incapacity of the President, assume and perform all functions and duties which the President might lawfully do if present in person and not under any incapacity.

SECTION 4.    VICE PRESIDENTS

       Each Vice President designated as "Executive" or "Senior Vice President" shall be responsible for the areas and activities assigned by the President, shall be subject to the authority of the President and shall assist in the general control and management of the business and affairs of the Corporation.

       All other Vice Presidents shall be responsible for the areas and activities assigned by the President and shall perform other duties as may be required, including those assigned to an

Executive or Senior Vice President during the absence or incapacity of the Executive or Senior Vice President.


SECTION 5.    SECRETARY

The Secretary shall keep a record in the proper books provided for that purpose of meetings and proceedings of shareholders, the Board of Directors and Committees of the Board of Directors, and shall record all votes of the directors and shareholders in a book to be kept for that purpose. The Secretary shall notify the directors and shareholders of meetings as required by law or by the Bylaws of the Corporation and shall perform other duties as may be required by law or the Bylaws of the Corporation, or which may be assigned from time to time by the Board of Directors, Chairman of the Board or President. The Secretary is authorized to appoint one or more assistants from time to time as the Secretary deems advisable, the assistant or assistants to serve at the pleasure of the Secretary, and to perform the duties that are delegated by the Secretary. An assistant shall not be an officer of the Corporation.

SECTION 6.    TREASURER

       The Treasurer shall have the custody of all the funds and securities of the Corporation, and shall have the power on behalf of the Corporation to sign checks, notes, drafts and other evidences of indebtedness, to borrow money for the current needs of the business of the Corporation and to make short-term investments of surplus funds of the Corporation. The Treasurer shall render to the Board of Directors, the Chairman of the Board or the President, whenever requested, an account of all transactions performed as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform other duties as may be assigned by the Board of Directors, the Chairman of the Board or the President. The Treasurer is authorized to appoint one or more assistants from time to time as the Treasurer deems advisable, the assistant or assistants to serve at the pleasure of the Treasurer, and to perform the duties that are delegated by the Treasurer. An assistant shall not be an officer of the Corporation.

SECTION 7.    CONTROLLER

       The Controller shall be the chief accounting officer of the Corporation and have full responsibility and control of the accounting practices of the Corporation The Controller shall, subject to the approval of the Board of Directors, the Chairman of the Board or the President, establish accounting policies. The Controller shall standardize and coordinate accounting practices, supervise all accounting records and the presentation of all financial statements and tax returns. The Controller shall have other powers and duties as, from time to time, may be conferred by the Board of Directors, the Chairman of the Board or the President. The Controller is authorized to appoint one or more assistants from time to time as the Controller deems advisable, the assistant or assistants to serve at the pleasure of the Controller, and to perform the duties that are delegated by the Controller. An assistant shall not be an officer of the Corporation.

SECTION 8.    FORM OF APPOINTMENT

       In making any appointments of assistants, the Secretary, Treasurer and Controller shall use the following form:

              I, ________________________ (Name), the duly elected
              __________________ (Title) of Manzano Corporation do hereby appoint _____________________ (Name) to serve as Assistant ________________ (Title) for the period of ______________ (Date) to ________________ (Date), unless this appointment is terminated earlier in writing, to assume or perform all functions and duties which I might require and, in my absence or incapacity, which I might lawfully do if present and not under any incapacity.

       Any appointments of assistants by the Secretary, Treasurer or Controller and any terminations of appointments shall be maintained in the records of the Secretary's office.

                                     ARTICLE V

                                   CAPITAL STOCK

SECTION 1.    CERTIFICATES OF STOCK

       The name of the person owning shares of the capital stock of the Corporation, together with the number of shares and the date of issue, shall be entered on the Corporation's books. All certificates surrendered to the Corporation shall be canceled, and no new certificates shall be issued until a certificate or certificates aggregating the same number of shares of the same class have been surrendered or canceled. The Board of Directors may make proper provision, from time to time, for the issuance of new certificates in place of lost, destroyed or stolen certificates.

SECTION 2.    TRANSFER AGENTS AND REGISTRARS

       The Corporation shall, if and whenever the Board of Directors determines, maintain one or more transfer offices or agencies, each in charge of a transfer agent designated by the Board of Directors, where the shares of the capital stock of the Corporation will be directly transferable, and also one or more registry offices, each in charge of a registrar designated by the Board of Directors, where shares of stock will be registered, and no certificates for shares of the capital stock of the Corporation, in respect of which one or more transfer agents and registrars shall have been designated, shall be valid unless countersigned by one of such transfer agents and registered by one of such registrars. The Board of Directors may also make additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.

SECTION 3.    SHARES HELD FOR ACCOUNT

       The Board of Directors may adopt by resolution a procedure whereby a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons as provided for by New Mexico law.

SECTION 4.    TRANSFER OF SHARES

       Transfers of shares shall be made only upon the books of the Corporation by the holder or by the holder's attorney in fact upon surrender of certificates for a like number of shares.

SECTION 5.    LOST, DESTROYED OR STOLEN CERTIFICATES

       A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation, or any predecessor of the Corporation, alleged to have been lost, destroyed or stolen. The Board of Directors may, in its discretion, require the owner of the lost, destroyed or stolen certificate to give to the Corporation satisfactory evidence that the certificate was lost, destroyed or stolen. The Board of Directors may also require a bond sufficient to indemnify it and its transfer agent, against any claim that may be made on account of the alleged loss of the certificate or the issuance of any new certificate.

SECTION 6.    FIXING OF RECORD DATES

       For the purpose of determining shareholders entitled to notice of any meeting of shareholders, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may, by resolution, provide that the stock transfer books be closed for a stated period not to exceed fifty (50) days. If the stock transfer books are closed for the purpose of determining shareholders entitled to notice of a meeting of shareholders, the books shall be closed for at least ten (10) days immediately prior to the meeting.

       In lieu of closing the stock transfer books, the Board of Directors may, by resolution, fix in advance a date as the record date for any determination of shareholders, the date to be not more than fifty (50) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the action requiring the determination of shareholders is to be taken.

                                     ARTICLE VI

                              MISCELLANEOUS PROVISIONS

SECTION 1.    BOOKS

       The books of the Corporation, except as otherwise provided by law, may be kept outside of the State of New Mexico, at such place or places as may be designated by the Board of Directors. The Board of Directors shall determine whether and to what extent, and at what time and places, and under what conditions and regulations, the accounts and the books of the Corporation, or any of them, shall be open to the inspection of shareholders; and no shareholder shall have any right to inspect any book or account or document of the Corporation except as conferred by the statutes of New Mexico, or authorized by the Board of Directors.

SECTION 2.    CORPORATE SEAL

       The common corporate seal is, and until otherwise ordered by the Board of Directors shall be, an impression circular in form upon paper or wax bearing the words "Manzano Corporation Incorporated 2000." The seal shall be in the charge of the Secretary. If and when directed by the Board of Directors, a duplicate of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 3.    FISCAL YEAR

       The fiscal year of the Corporation shall be as determined by the Board of Directors.

SECTION 4.    PRINCIPAL OFFICE

       The principal office shall be established and maintained at a place designated by the Board of Directors.

                                                                       EXHIBIT D

                                MANZANO CORPORATION

                                      OMNIBUS

                              PERFORMANCE EQUITY PLAN














                                    Effective ________, 2000

                                 TABLE OF CONTENTS

SECTION 1: ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE OF PLAN. . . . . . . . . . . 1

1.1    ESTABLISHMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.2    PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.3    EFFECTIVE DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2: DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.1    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.2    GENDER AND NUMBER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 3: ELIGIBILITY AND PARTICIPATION . . . . . . . . . . . . . . . . . . . . . 5

SECTION 4: ADMINISTRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.1    ADMINISTRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.2    AWARDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.3    AWARD AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.4    CLAIMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 5: STOCK SUBJECT TO PLAN . . . . . . . . . . . . . . . . . . . . . . . . . 6

5.1    NUMBER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

5.2    AVAILABILITY OF STOCK FOR GRANT . . . . . . . . . . . . . . . . . . . . . . 6

5.3    ADJUSTMENT IN CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 6: DURATION OF PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 7: STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

7.1    GRANT OF OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

7.2    EXERCISE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

7.3    DURATION OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

7.4    EXERCISABILITY OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . 7

7.5    NO OBLIGATIONS TO EXERCISE OPTIONS. . . . . . . . . . . . . . . . . . . . . 7

                                          D-i

7.6    PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

7.7    DELIVERY OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

SECTION 8: RESTRICTED STOCK RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . 8

8.1    GRANT OF RESTRICTED STOCK RIGHTS. . . . . . . . . . . . . . . . . . . . . . 8

8.2    VOTING RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

8.3    DIVIDEND EQUIVALENTS AND OTHER DISTRIBUTIONS. . . . . . . . . . . . . . . . 8

8.4    FORM AND TIMING OF PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . 8

SECTION 9: PERFORMANCE SHARES AND PERFORMANCE UNITS. . . . . . . . . . . . . . . . 8

9.1    GRANT OF PERFORMANCE SHARES OR PERFORMANCE UNITS. . . . . . . . . . . . . . 8

9.2    VALUE OF PERFORMANCE SHARES AND PERFORMANCE UNITS . . . . . . . . . . . . . 8

9.3    FORM AND TIMING OF PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . 9

SECTION 10: STOCK APPRECIATION RIGHTS. . . . . . . . . . . . . . . . . . . . . . . 9

10.1   GRANT OF STOCK APPRECIATION RIGHTS. . . . . . . . . . . . . . . . . . . . . 9

10.2   EXERCISABILITY OF SARS. . . . . . . . . . . . . . . . . . . . . . . . . . . 9

10.3   EXERCISE OF SARS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

10.4   FORM AND TIMING OF PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . 9

10.5   RULE 16B-3 REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . 9

10.6   TERM OF SAR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

SECTION 11: RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

SECTION 12: TERMINATION OF EMPLOYMENT. . . . . . . . . . . . . . . . . . . . . . . 10

12.2   VOLUNTARY TERMINATION OR INVOLUNTARY TERMINATION OF EMPLOYMENT
       FOR REASONS OTHER THAN IMPACTION OR CAUSE.. . . . . . . . . . . . . . . . . 10

12.3   TERMINATION OF EMPLOYMENT FOR CAUSE . . . . . . . . . . . . . . . . . . . . 12

12.4   DISPOSITION OF VESTED AWARDS UPON DEATH . . . . . . . . . . . . . . . . . . 12

                                      D-ii

12.5   DISCRETION OF COMMITTEE . . . . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 13: NON-TRANSFERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 14: EMPLOYER DISCRETION. . . . . . . . . . . . . . . . . . . . . . . . . . 12

14.1   EMPLOYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

14.2   PARTICIPANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 15: SUBSTITUTION OF AWARDS . . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 16: AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN . . . . . . . . . . . 13

SECTION 17: TAX WITHHOLDING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

17.1   TAX WITHHOLDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

17.2   FORM OF PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

17.3   TAX UPON DISPOSITION OF SHARES SUBJECT TO Section 422 RESTRICTIONS. . . . . 14

SECTION 18: INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

SECTION 19: REQUIREMENTS OF LAW. . . . . . . . . . . . . . . . . . . . . . . . . . 15

19.1   REQUIREMENTS OF LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

19.2   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

19.3   CODE SECTION 162(M) . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 20: FUNDING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

                                MANZANO CORPORATION
                          OMNIBUS PERFORMANCE EQUITY PLAN

                                     SECTION 1

                ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE OF PLAN

       1.1 ESTABLISHMENT. Manzano Corporation (the "Company"), a New Mexico corporation, hereby establishes the "MANZANO CORPORATION OMNIBUS PERFORMANCE EQUITY PLAN" (the "Plan") for Employees. The Plan permits the grant of Stock Options, Restricted Stock Rights, Performance Shares, Performance Units, and Stock Appreciation Rights.

       1.2 PURPOSE. The purpose of the Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by Employees, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

       1.3 EFFECTIVE DATE. Subject to shareholder approval, the Plan shall become effective immediately upon the effective date of the closing of the mandatory share exchange under the New Mexico Business Corporation Act, NMSA 1978, Section 53-13-13 (1983), which will result in the Company becoming the holding company for the Public Service Company of New Mexico.

                                   SECTION 2

                                   DEFINITIONS

       2.1 DEFINITIONS. Whenever used herein, the following terms will have their respective meanings set forth below:

              (a) "Award" means any Option, Restricted Stock Right, Performance Share, Performance Unit or Stock Appreciation Right granted under this Plan.

              (b)    "Board" means the Board of Directors of the Company.

              (c) "Cause," subject to the exception and modification set forth at the end of this Subsection (c), shall mean termination of employment due to the willful engaging by the Participant in conduct which is demonstrably and materially injurious to an Employer, monetarily or otherwise, such as acts of fraud, misappropriation or embezzlement for personal gain at the expense of an Employer, conviction of a felony, or conviction of a misdemeanor involving immoral acts.

For purposes of this definition, an act or failure to act by a Participant shall not be deemed "willful" if done, or omitted to be done, by the Participant in good faith and with reasonable belief that his or her action was in the best interest of the Employer.

              (d) "Change in Control," subject to the exceptions and modifications set forth at the end of this Subsection (d), shall be deemed to have occurred (any required approval, including any final nonappealable regulatory order, having been obtained):

                            i.     if any "person," as such term is used in
Sections 13(d) and 14(d) of the Exchange Act (as hereinafter defined), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

                            ii.    if, during any period of two (2)
consecutive years, the following individuals cease, for any reason, to constitute a majority of the Board:

                                   a.     directors who were directors at the
beginning of such period; and

                                   b.     any new directors, whose election
by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (such new directors being referred to as "Approved New Directors");

                     iii. upon the effective date of a merger or consolidation of the Company with any other corporation; or

                     iv. upon the effective date of the adoption of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

       Subsection (d)(i) shall not apply if the "person" as referred to therein is, or shall be, (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

       In Subsection (d)(ii), the Approved New Director shall not include a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Subsection (d)(i), (d)(iii) or
(d)(iv) hereof.

       Subsection (d)(iii) shall not apply to a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

              (e) "Code" means the Internal Revenue Code of 1986, as amended.

              (f) "Committee" means the Compensation and Human Resources Committee of the Board or any such other committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than two (2) members of the Board. All Committee members must be "non-employee directors" (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions for exemption of the Awards under the Plan from Section 16(b) of the Exchange Act.

              (g) "Company" means Manzano Corporation, a New Mexico corporation.

              (h) "Disability" shall have the same meaning as provided in the Company's long term disability plan for the provision of long term disability benefits.

              (i) "Employee" means any full-time or part-time employee of an Employer who was not hired for a specific job of limited duration, or for a position designated for students.

              (j) "Employer" means the Company, or any of its subsidiaries which has by resolution of the subsidiary's Board affirmatively adopted the Plan.

              (k) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

              (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              (m) "Fair Market Value" means the closing sale price of one share of Stock for "New York Stock Exchange Composite Transactions," as reported in the Western Edition of the WALL STREET JOURNAL, or a successor comparable publication, on the date such value is determined (or if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded).

              (n) "Grant Date" means the date the Committee approves the Award.

              (o) "Impaction" means involuntary termination due to elimination of job, position, department or work unit or general downsizing.

              (p) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either (i) a "nonstatutory stock option" (an option which is not an incentive stock option), or (ii) an "incentive stock option" within the meaning of Section 422 of the Code.

              (q) "Participant" means any Employee who is selected by an Employer from time to time to participate in the Plan; provided, however, that all Employees who are selected to participate in the Plan shall be subject to approval by the President, in his or her sole discretion.

Notwithstanding the above, the President's right to participate in the Plan shall be determined in the sole discretion of the Committee.

              (r) "Performance Period" means the time period during which the performance goals must be met as determined by the Committee.

              (s) "Performance Share" means a right to receive a payment in the form of Stock equal to the value of a Performance Share as determined by the Committee.

              (t) "Performance Unit" means a right to receive a payment in cash or Stock or a combination thereof equal to the value of a Performance Unit as determined by the Committee.

              (u) "Plan" shall mean the Manzano Corporation Omnibus Performance Equity Plan as set forth in this document and as amended from time to time.

              (v)    "President" means the President of the Company.

              (w) "Restricted Period" means the period during which a Restricted Stock Right, Performance Share or Performance Unit is subject to restrictions pursuant to the relevant provisions of the Plan.

              (x) "Restricted Stock Right" means the right to receive a share of Stock at no monetary cost to the Participant.

              (y) "Retirement," for purposes of this Plan, shall mean termination of employment and attainment of:

                     (i) age forty-five (45) and twenty (20) years of service;

                     (ii)  age fifty five (55) and ten (10) years of service;

                     (iii) the age at which the early distribution penalty no
                           longer applies as specified in Code Section 72(t) and five (5) years of service; or

                     (iv)  any age and thirty (30) years of service.

              (z) "Stock" means the Common Stock of the Company, no par value.

              (aa) "Stock Appreciation Right" and "SAR" mean the right to receive a payment from the Company equal to the excess of the Fair Market Value of the share of Stock at the date of exercise over a specified price fixed by the Committee, which shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the Grant Date. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option exercise price.

       2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan will include the feminine gender, the singular will include the plural, and the plural will include the singular.

                                     SECTION 3

                           ELIGIBILITY AND PARTICIPATION

       Awards may be made only to those Participants who are Employees of an Employer on the Grant Date of the Award.

                                     SECTION 4

                                   ADMINISTRATION

       4.1 ADMINISTRATION. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

       4.2 AWARDS. The Committee shall have the authority, in its sole discretion, to determine the types of Awards, the times when Awards shall be granted, the number of Awards, the purchase price or exercise price, the period(s) during which such Awards shall be exercisable (whether in whole or in part), the restrictions applicable to Awards, and the other terms and provisions thereof (which need not be identical). The Committee shall have the authority to modify existing Awards, subject to Section 16 of this Plan.

       4.3 AWARD AGREEMENT. Each Award shall be evidenced by an agreement that shall specify the type of Award granted and such other provisions and restrictions as the Committee shall determine.

       4.4 CLAIMS. Any claim relating to an Award granted under this Plan shall be submitted to the Committee or its designee. The Committee shall render a written decision and, if there is an adverse determination with respect to the claim, either in whole or in part, the decision will set forth the basis for the determination. If the Committee does not render a decision within one hundred and twenty (120) days, the claim shall be deemed denied.

                                     SECTION 5

                               STOCK SUBJECT TO PLAN

       5.1 NUMBER. The total number of shares of Stock subject to Awards under the Plan may not exceed five million (5,000,000), subject to adjustment upon occurrence of any of the events indicated in Section 5.3. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or, if it becomes allowable under New Mexico law, treasury Stock not reserved for any other purpose.

       5.2 AVAILABILITY OF STOCK FOR GRANT. Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to or surrendered for such Award will again be Stock available for the grant of an Award. With respect to Awards made to insiders under Section 16 of the Exchange Act, shares of such Stock may be reused to the maximum extent permitted under Section 16 of the Exchange Act.

       5.3 ADJUSTMENT IN CAPITALIZATION. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Any adjustment to an incentive stock option shall be made consistent with the requirements of Section 424 of the Code.

                                     SECTION 6

                                  DURATION OF PLAN

       The Plan shall remain in effect, subject to the Board's right to terminate the Plan earlier pursuant to Section 16 herein, until all Awards hereunder shall have expired or terminated or shall have been exercised or fully vested, and any Stock subject thereto shall have been purchased or acquired pursuant to the provisions thereof. Notwithstanding the foregoing, no Award may be granted under the Plan after December 31, 2010.

                                     SECTION 7

                                   STOCK OPTIONS

       7.1 GRANT OF OPTIONS. Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may grant any type of Option to purchase Company Stock that is permitted by law at the time of grant except discounted options. To the extent the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by a Participant in any calendar year (under this Plan and any other plans of the Company) exceeds the limitations set forth in Code Section 422(d), as amended, such Options shall not be deemed incentive stock options. In determining which Options may be treated as non-qualified options under the preceding sentence, Options will be taken into account in the order of their Grant Dates. No incentive stock option may be granted to any person who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. Nothing in this Section 7 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in amounts which exceed the maximum established by Section 422 of the Code.

       7.2 EXERCISE PRICE. No Option shall be granted pursuant to the Plan at an exercise price that is less than the Fair Market Value of the Stock on the Grant Date.

       7.3 DURATION OF OPTIONS. Each Option shall expire at such time or times as the Committee shall determine at the time it is granted, provided, however, that no incentive stock option may be granted later than ten years from the date the Plan is adopted or approved by the shareholders, whichever is earlier.

       7.4 EXERCISABILITY OF OPTIONS. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no Option shall be exercisable later than ten (10) years from the Grant Date.

       7.5 NO OBLIGATIONS TO EXERCISE OPTIONS. The granting of an Option will impose no obligation upon the Participant to exercise such Option.

       7.6 PAYMENT. The purchase price of Stock upon exercise of any Option shall be paid in full either (i) in cash, (ii) in Stock valued at its Fair Market Value on the date of exercise, or (iii) by a combination thereof as determined by the Committee. The Committee in its sole discretion may also permit payment of the purchase price upon exercise of any Option to be made by (i) having shares withheld from the total number of shares of Stock to be delivered upon exercise or (ii) delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. The proceeds from payment of exercise prices shall be added to the general funds of the Company and shall be used for general corporate purposes.

       7.7 DELIVERY OF SHARES. Within an administratively reasonable period of time after the exercise of an Option, and the payment of the full exercise price, and the satisfaction of all withholding obligations incurred pursuant to such exercise, the Participant shall receive a Stock certificate evidencing his or her ownership of such Stock. A Participant shall have none of the rights of a shareholder with respect to Options until the record date of the Stock purchase. No adjustment will be made for dividends or other rights for which the record date is prior to the date such Stock certificate is issued in the Participant's name.

                                     SECTION 8

                              RESTRICTED STOCK RIGHTS

       8.1 GRANT OF RESTRICTED STOCK RIGHTS. Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant Restricted Stock Rights under the Plan to such Participants and in such amounts as it shall determine.

       8.2 VOTING RIGHTS. During the Restricted Period, Participants holding the Restricted Stock Rights granted hereunder shall have no voting rights with respect to the shares subject to such Restricted Stock Rights prior to the issuance of such shares pursuant to the Plan.

       8.3 DIVIDEND EQUIVALENTS AND OTHER DISTRIBUTIONS. During the Restricted Period, at the discretion of the Committee, Participants holding Restricted Stock Rights may be entitled to receive dividend equivalents and other distributions paid with respect to those Rights while they are so held.

       8.4 FORM AND TIMING OF PAYMENT. Upon the satisfaction of the restrictions, shares will be issued to the Participant. If any shares are to be issued on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

                                     SECTION 9

                      PERFORMANCE SHARES AND PERFORMANCE UNITS

       9.1 GRANT OF PERFORMANCE SHARES OR PERFORMANCE UNITS. Subject to the provisions of Sections 5 and 6, Performance Shares or Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant.

       9.2 VALUE OF PERFORMANCE SHARES AND PERFORMANCE UNITS. Each Performance Share and each Performance Unit shall have a value determined by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the ultimate value of the Performance Share or Performance Unit to the Participant. The time period during which the performance goals must be met shall be called a Performance Period and shall be determined by the Committee.

       9.3 FORM AND TIMING OF PAYMENT. For Performance Shares, payment shall be made in Stock. For Performance Units, payment shall be made in cash, Stock or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

                                     SECTION 10

                             STOCK APPRECIATION RIGHTS

       10.1 GRANT OF STOCK APPRECIATION RIGHTS. Subject to the provisions of Sections 5 and 6, Stock Appreciation Rights ("SARs") may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. Alternatively, SARs may be granted independently of Options.

       10.2 EXERCISABILITY OF SARS. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.

       10.3 EXERCISE OF SARS. Upon exercise of the SAR, the Participant shall be entitled to receive payment of an amount determined by multiplying:

              (a) The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the Grant Date, by

              (b) The number of shares with respect to which the SAR is exercised.

       10.4 FORM AND TIMING OF PAYMENT. At the sole discretion of the Committee, payment for SARs may be made in cash or Stock, or in a combination thereof.

       10.5 RULE 16b-3 REQUIREMENTS. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule), under the Exchange Act.

       10.6 TERM OF SAR. The term of an SAR granted under the Plan shall not exceed ten (10) years.

                                     SECTION 11

                                    RESTRICTIONS

       The Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Stock is then listed and under any blue sky or state securities laws applicable to such Awards.

                                     SECTION 12

                             TERMINATION OF EMPLOYMENT

       12.1 TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT, IMPACTION OR CHANGE IN CONTROL.

              (a)    NONVESTED AWARDS.

                     i. OPTIONS AND SARS. If a Participant holds any nonvested Options or SARs upon a termination of employment due to death, Disability, Retirement, Impaction, or Change in Control, all such nonvested Options or SARs shall become one hundred percent (100%) vested.

                     ii. RESTRICTED STOCK RIGHTS, PERFORMANCE SHARES AND PERFORMANCE UNITS. If a Participant holds any nonvested Restricted Stock Rights, Performance Shares or Performance Units upon a termination of employment due to death, Disability, Retirement, Impaction or Change in Control, all such nonvested Restricted Stock Rights, Performance Shares or Performance Units shall vest as follows:

                            a.  If the restriction is based on meeting
certain service requirements, the Restricted Stock Rights, Performance Shares or Performance Units shall vest at termination of employment. The Participant shall receive pro rata shares and/or cash payment based on the number of full months of service during the Restricted Period.

                            b.  If the restriction is based on meeting
certain performance requirements, the Restricted Stock Right, Performance Share or Performance Unit shall vest at the end of the Performance Period. The Participant shall receive pro rata shares and/or cash payment based on the achievement of performance goals during the entire Performance Period, pro rated for the number of full months of service during the Performance Period. Distribution of shares and/or cash payment shall be made at the same time as payment is made to those Participants who did not terminate service during the Performance Period.

              (b)    VESTED AWARDS.

                     i. OPTIONS AND SARS. If a Participant holds any vested Options or SARs upon a termination of employment due to death, Disability, Retirement, Impaction or Change in Control, vested Options or SARs shall be exercisable on or before the earlier of: (i) three (3) years following the termination of employment or (ii) the tenth (10th) anniversary date of the Grant Date of the Options or SARs.

                     ii. INCENTIVE STOCK OPTIONS. Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a termination of employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).

                     iii. RESTRICTED STOCK RIGHTS, PERFORMANCE SHARES AND PERFORMANCE UNITS. If a Participant holds any vested Restricted Stock Rights, Performance Shares or Performance Units subject to a deferral period, payment shall be made at termination of employment.

       12.2 VOLUNTARY TERMINATION OR INVOLUNTARY TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN IMPACTION OR CAUSE.

              (a) NONVESTED AWARDS. If a Participant holds any nonvested Awards upon voluntary termination or involuntary termination of employment for reasons other than Impaction or Cause, all such nonvested Awards shall be canceled.

              (b)    VESTED AWARDS.

                     i. OPTIONS AND SARS. If a Participant holds any vested Options or SARs upon voluntary termination or involuntary termination of employment for reasons other than Impaction or Cause, such vested Options or SARs shall be exercisable on or before the earlier of: (i) three (3) months following the termination date or (ii) the tenth (10th) anniversary of the Grant Date of the Options or SARs.

                     ii. RESTRICTED STOCK RIGHTS, PERFORMANCE SHARES AND PERFORMANCE UNITS. If a Participant holds any vested Restricted Stock Rights, Performance Shares and Performance Units which are subject to a deferral period upon voluntary termination or involuntary termination of employment for reasons other than Impaction or Cause, payment shall be made at termination of employment.

       12.3 TERMINATION OF EMPLOYMENT FOR CAUSE. If a Participant holds any Awards, whether vested or nonvested, all Awards shall terminate immediately and shall be forfeited upon a termination of employment for Cause.

       12.4 DISPOSITION OF VESTED AWARDS UPON DEATH. If a Participant dies without having fully exercised his or her vested Awards, the estate or beneficiary, if such designation was made for purposes of the Plan, shall have the right to exercise the Awards pursuant to the terms and conditions contained herein. If a Participant dies holding Restricted Stock Rights, Performance Shares or Performance Units issued on a deferred basis, payment shall be made to the Participant's estate or beneficiary, if such designation was made for purposes of the Plan.

       12.5 DISCRETION OF COMMITTEE. Notwithstanding the above, the Committee may, at any time and in its sole discretion, alter the vesting and exercise provisions for all or part of the Awards which have been or will be granted to Participants, subject to Section 16 of the Plan.

                                     SECTION 13

                                NON-TRANSFERABILITY

       The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan. Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, or, if applicable, until the termination of any Restricted or Performance Period as determined by the Committee.

                                     SECTION 14

                                EMPLOYER DISCRETION

       14.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of any Employer to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Employer.

       14.2 PARTICIPANT. No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

                                     SECTION 15

                               SUBSTITUTION OF AWARDS

       Any Award may be granted under this Plan in substitution for Awards held by employees of other corporations who are about to become Employees of an Employer as the result of a merger, consolidation or reorganization of the employing corporation with an Employer, or the acquisition by an Employer of the assets of the employing corporation, or the acquisition by an Employer of stock of the employing corporation as the result of which it becomes a subsidiary of an Employer. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an incentive stock option, no variation shall adversely affect the status of any substitute Award as an incentive stock option under the Code.

                                     SECTION 16

                  AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

       The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the President the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

                                     SECTION 17

                                  TAX WITHHOLDING

       17.1 TAX WITHHOLDING. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

       17.2 FORM OF PAYMENT. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (i) using already owned shares; (ii) a cashless transaction; or (iii) directing the Company to apply shares of Stock to which the Participant is entitled as a result of the exercise of an Option or the lapse of a Restricted Period (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy such requirement.

       17.3 TAX UPON DISPOSITION OF SHARES SUBJECT TO SECTION 422 RESTRICTIONS. In the event that a Participant shall dispose (whether by sale, exchange, gift, the use of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, or any like transfer) of any shares of Stock of the Company (to the extent such shares are deemed to be purchased pursuant to an incentive stock option) acquired by him within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares, he will notify the secretary of the Company no later than fifteen (15) days from the date of such disposition of the date or dates and the number of shares disposed of by him and the consideration received, if any, and, upon notification from the Company, promptly forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.

                                     SECTION 18

                                  INDEMNIFICATION

       Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

                                     SECTION 19

                                REQUIREMENTS OF LAW

       19.1 REQUIREMENTS OF LAW. The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

       19.2 GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Mexico. This Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.

       19.3 CODE SECTION 162(m). If the Plan is subject to Section 162(m) of the Code, it is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Awards granted hereunder shall constitute "performance-based" compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Participant of any Award previously granted hereunder.

                                     SECTION 20

                                      FUNDING

       The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.

                                          MANZANO CORPORATION:


                                         By:
                                            ------------------------------------
                                            Benjamin F. Montoya,
                                            Chairman and Chief Executive Officer

                                         Date:
                                              ----------------------------------

                                                                       EXHIBIT E

                   NEW MEXICO BUSINESS CORPORATION ACT PROVISIONS

SECTION 53-15-3.   RIGHT OF SHAREHOLDERS TO DISSENT AND OBTAIN PAYMENT FOR
SHARES.

       A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

              (1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

              (2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

              (3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

              (4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:
                     (a) alters or abolishes a preferential right of such shares;

                     (b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

                     (c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

                     (d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

              (5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.


       B.     (1)    A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person and persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.


              (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

       C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

       D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, or to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

SECTION 53-15-4.  RIGHTS OF DISSENTING SHAREHOLDERS.

       A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of shareholder.

       B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

       C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months' period ended on the date of the balance sheet.

       D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

       E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

       F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

       G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

       H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

       I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 6 of Article II of Manzano's Bylaws contains the following provisions with respect to indemnification of directors and officers:

       "Each person who shall have served as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not such person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law."

       Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico ("BCA") provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if: (1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in its best interests; and (b) in all other cases, that the person's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1 of the BCA.

       Also, unless limited by its articles of incorporation, a corporation has (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its Board of Directors, or contract.

       Section 53-11-4.1 of the BCA was amended in 1987 to provide that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the by-laws, an agreement, a resolution of shareholders or directors or otherwise. At PNM's 1987 Annual Meeting of Stockholders, the stockholders approved certain agreements with PNM's directors and officers relating to indemnification of directors and officers. Such agreements have been entered into with each director and officer. The agreements provide for indemnification of directors and officers to the fullest extent permitted by law, including advancement of litigation expenses where appropriate. The agreements provide for the appointment of a reviewing party by the Board of Directors to make a determination whether claimed indemnification is permitted under applicable law. Similar agreements will be entered into by Manzano with its directors and officers.

       Insurance is maintained on a regular basis by PNM against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of PNM out of its identical indemnification provisions, subject to certain exclusions and to the policy limits. It is anticipated that Manzano would maintain substantially similar insurance.

Item 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   Exhibit
   Number        Description
   --------      -----------
     2           Form of Agreement and Plan of Share Exchange
                 (attached to the proxy statement/prospectus as
                 Exhibit A).

     3.1         Articles of Incorporation of Manzano Corporation
                 (attached to the proxy statement/prospectus as Exhibit B).

     3.2         Bylaws of Manzano Corporation (attached to the
                 Proxy statement/prospectus as Exhibit C).

     3.3         Restated Articles of Incorporation of Public
                 Service Company of New Mexico as amended through May 10, 1985 (incorporated by reference to
                 Exhibit 4-(b) of PNM's Registration Statement
                 No. 2-99990).

     3.4         Bylaws of Public Service Company of New Mexico
                 (incorporated by reference to Exhibit 3.2 to PNM's Annual Report on Form 10-K for the year ended December 31, 1999).

     *5 Opinion of Keleher & McLeod, P.A. with respect to the legality of the securities registered hereunder.

     8           Tax Opinion of Arthur Andersen LLP.

     10          Manzano Corporation Omnibus Performance Equity
                 Plan (attached to the proxy statement/prospectus as Exhibit D).

     *23.1       Consent of Keleher & McLeod, P.A. (included in
                 Exhibit 5).

     23.2        Consent of Arthur Andersen LLP (included in
                 Exhibit 8).

     23.3        Consent of Arthur Andersen LLP.

     24 Power of Attorney (included on signature page hereof).

     99          Form of Proxy Card.

------------------------

* To be filed by amendment.

------------------------

(1) Reference is made to a duplicate list of exhibits being filed as part of this registration statement, which list, prepared in accordance with Item 102 of Regulation S-T of the Securities and Exchange Commission, immediately precedes the exhibits being physically filed with this registration statement.

ITEM 22.  UNDERTAKINGS

       The undersigned registrant hereby undertakes:

       (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX

   Exhibit
   Number        Description
   ------        -----------
     2           Form of Agreement and Plan of Share Exchange
                 (attached to the proxy statement/prospectus as
                 Exhibit A).

     3.1         Articles of Incorporation of Manzano Corporation
                 (attached to the proxy statement/prospectus as Exhibit B).

     3.2 Bylaws of Manzano Corporation (attached to the proxy statement/prospectus as Exhibit C).

     3.3         Restated Articles of Incorporation of Public
                 Service Company of New Mexico as amended through May 10, 1985 (incorporated by reference to
                 Exhibit 4-(b) of PNM's Registration Statement
                 No. 2-99990).

     3.4         Bylaws of Public Service Company of New Mexico
                 (incorporated by reference to Exhibit 3.2 to PNM's Annual Report on Form 10-K for the year ended December 31, 1999).

     *5 Opinion of Keleher & McLeod, P.A. with respect to the legality of the securities registered hereunder.

     8           Tax opinion of Arthur Andersen LLP.

     10          Manzano Corporation Omnibus Performance Equity
                 Plan (attached to the proxy statement/prospectus as Exhibit D).

     *23.1
                 Consent of Keleher & McLeod, P.A. (included in
                 Exhibit 5).

     23.2        Consent of Arthur Andersen LLP (included in
                 Exhibit 8).

     23.3        Consent of Arthur Andersen LLP.

     24 Power of Attorney (included on signature page hereof).

     99          Form of Proxy Card.

-----------------------

* To be filed by amendment.